SCHEDULE 14A
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PHILLIPS-VAN HEUSEN CORPORATION

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PHILLIPS-VAN HEUSEN CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of PHILLIPS-VAN HEUSEN CORPORATION (the “Company”), a Delaware corporation, will be held at The Graduate Center – City University of New York, 365 Fifth Avenue, Proshansky Auditorium, Concourse Level, New York, New York, on Thursday, June 24, 2010, at 10:00 a.m., for the following purposes:

(1)  to elect 13 directors of the Company to serve for a term of one year;

(2)  to ratify the appointment of auditors for the Company to serve for the current fiscal year; and

(3)  to consider and act upon such other matters as may properly come before the meeting.

Only stockholders of record at the close of business on April 29, 2010 are entitled to vote at the meeting.

Attendance at the meeting will be limited to holders of record as of the record date of the Company’s Common Stock or their proxies, beneficial owners having evidence of ownership and guests of the Company. If you hold stock through a bank or broker, a copy of an account statement from your bank or broker as of the record date will suffice as evidence of ownership. Attendees also must present a picture ID to be admitted to the meeting.

You are requested to fill in, date and sign the enclosed proxy, which is solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed envelope.

By order of the Board of Directors,

Mark D. Fischer
Secretary

New York, New York
May 24, 2010

IMPORTANT: The prompt return of proxies will save the Company the expense of further requests for proxies. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

PHILLIPS-VAN HEUSEN CORPORATION

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
June 24, 2010

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of PHILLIPS-VAN HEUSEN CORPORATION to be used at the Annual Meeting of Stockholders, which will be held at The Graduate Center - City University of New York, 365 Fifth Avenue, Proshansky Auditorium, Concourse Level, New York, New York, on Thursday, June 24, 2010, at 10:00 a.m., and at any adjournments thereof.

Our principal executive offices are located at 200 Madison Avenue, New York, New York 10016-3903. The approximate date on which this Proxy Statement and the enclosed proxy card were first sent or given to stockholders was May 24, 2010.

Disclosures in this Proxy Statement generally pertain to matters related to our most recently completed fiscal year, which ended on January 31, 2010. References herein to “2009” refer to that fiscal year, as the fiscal year commenced in calendar 2009. Similarly references to “2008,” “2010,” “2011” and “2012” are to our fiscal years that commenced or will commence in the referenced calendar year.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 24, 2010

Our Annual Report to Stockholders for our fiscal year ended January 31, 2010, this Proxy Statement and all other proxy materials are available at http://www.pvhannualmeetingmaterials.com.

VOTING INFORMATION

Stockholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the meeting or by presenting a later dated proxy. Beneficial owners of our Common Stock who are not holders of record and wish to revoke their proxy should contact their bank, brokerage firm or other custodian, nominee or fiduciary to inquire about how to revoke their proxy. Unless so revoked, the shares represented by proxies will be voted at the meeting. The shares represented by the proxies solicited by the Board of Directors will be voted in accordance with the directions given therein. Shares will be voted FOR each of the matters to be voted on at the meeting, as set forth in items (1) and (2) of the notice to which this Proxy Statement is attached, if no directions are given in a valid proxy.

Stockholders vote at the meeting by casting ballots (in person or by proxy), which are tabulated by one or more inspectors of elections who are appointed by the Board of Directors and who have executed and verified an oath of office. Abstentions and broker “non votes” are included in the determination of the number of shares present at the meeting for quorum purposes. Abstentions will have the same effect as negative votes, except that abstentions will have no effect on the election of directors because directors are elected by a plurality of the votes cast. Broker “non votes” are not counted in the tabulations of the votes cast on proposals presented to stockholders because shares held by a broker are not considered to be entitled to vote on matters as to which broker authority is withheld. A broker “non vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Banks, brokers and other nominees have discretionary voting power with respect to the ratification of the appointment of our auditor, as the proposal is considered to be a “routine” matter under New York Stock Exchange rules. The election of directors, even in an uncontested election, is no longer considered to be “routine” due to a change in New York Stock Exchange rules subsequent to the date of our last annual meeting. As a result, brokers cannot vote on the election of directors and, therefore, we encourage all beneficial owners to vote their shares.

Common stockholders of record at the close of business on April 29, 2010, the record date set by the Board of Directors for the 2010 Annual Meeting of Stockholders, will be entitled to one vote for each share of our Common Stock then held. There were 57,937,944 shares of Common Stock outstanding on such date. The Common Stock is the only class of voting stock that was outstanding as of the record date. Subsequent to the record date, we issued:

•	8,223,841 shares of Common Stock to the shareholders of Tommy Hilfiger B.V. in connection with our acquisition of Tommy Hilfiger B.V. and certain affiliated entities (which we refer to collectively as “Tommy Hilfiger”); and

•	8,000 shares of our Series A convertible preferred stock.

Although these shares issued in connection with our acquisition of Tommy Hilfiger cannot be voted at the meeting, certain disclosures in this Proxy Statement do take into account the completion of the acquisition, including certain stock ownership information and information about the nominees for director who were appointed as directors in connection with the acquisition.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

5% Stockholders

The following table presents certain information with respect to the persons who are known by us to be the beneficial owners of more than five percent of each class of our voting stock. The information below is as of April 29, 2010, the record date for the meeting, and May 6, 2010, the date of the completion of our acquisition of Tommy Hilfiger. The information in the table for ownership as of May 6, 2010 is provided as if our Series A convertible preferred stock had been converted on that date, as the holders of such stock are generally entitled to vote with the holders of our Common Stock on an as-converted basis. The Series A convertible preferred stock is currently convertible into 4,189,360 shares of Common Stock.

The persons listed below have advised us that they have sole voting and investment power with respect to the shares listed as owned by them, except as otherwise indicated.

	As of April 29, 2010		As of May 6, 2010
	Amount		Amount
Name and Address of	Beneficially	Percent of	Beneficially	Percent of
Beneficial Owner	Owned	Class	Owned	Class

FMR LLC[1]	8,576,658	14.8	8,576,658	12.2
82 Devonshire Street Boston,
MA 02109
BlackRock, Inc.[2]	3,669,841	6.3	3,669,841	5.2
40 East 52nd Street
New York, NY 10022
Apax affiliates[3]	—	—	5,463,435	7.8
LNK Partners affiliates[4]	—	—	2,094,680	3.0
81 Main Street
White Plains, NY 10601
MSD Brand Investments, LLC[5]	—	—	2,094,680	3.0
645 Fifth Avenue, 21st Floor
New York, NY 10022

[1]	Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 8,576,658 shares of our Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and their related funds. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, such investment companies and such funds, each has sole power to dispose of the 8,576,658 shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC,

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representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares, which are owned directly by the referenced funds. The power to vote the shares resides with the applicable fund’s Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the fund’s Board of Trustees. Information (other than percentage ownership) reported on the table and in this footnote is based on the Statement of Beneficial Ownership on Schedule 13G filed by FMR LLC on May 10, 2010 with the Securities and Exchange Commission (which we refer to as the “SEC”).

[2]	BlackRock, Inc., a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Securities Exchange Act of 1934 (which we refer to as the “Exchange Act”), may be deemed to be the beneficial owner of 3,669,841 shares of Common Stock. Information (other than percentage ownership) reported on the table and in this footnote is as of December 31, 2009 and is based on the Statement of Beneficial Ownership on Schedule 13G filed by BlackRock, Inc. on January 29, 2010 with the SEC.

[3]	Tommy Hilfiger Holding S.à.r.l. (“THH Sarl”) acquired beneficial ownership of the 5,463,435 shares (7.8%) of Common Stock reported on the table as owned by the “Apax affiliates” (the “THH Sarl Shares”) in connection with our acquisition of Tommy Hilfiger. The THH Sarl Shares were received in exchange for the shares of Tommy Hilfiger that THH Sarl beneficially owned prior to the acquisition. Apax WW Nominees Ltd. holds approximately 60.18% of the interests in THH Sarl, directly or indirectly, as nominee for Apax Europe VI-A, L.P. and Apax Europe VI-1, L.P. (collectively, the “Apax Europe Funds”). Apax US VII, L.P. holds approximately 19.64% of the interests in THH Sarl.

Apax Europe VI GP L.P. Inc. is the general partner of each of the Apax Europe Funds and Apax Europe VI GP Co. Limited is the general partner of Apax Europe VI GP L.P. Inc. Apax Partners Europe Managers Ltd has been appointed by Apax Europe VI GP L.P. Inc. as discretionary investment manager of the investments of the Apax Europe Funds.

Apax US VII GP, L.P. is the general partner of Apax US VII, L.P. and Apax US VII GP, Ltd. is the general partner of Apax US VII GP, L.P. John F. Megrue, the Chief Executive Officer of Apax Partners, L.P., owns 100% of the equity interests of Apax US VII GP, Ltd.

Following the closing of our acquisition of Tommy Hilfiger, THH Sarl was placed into voluntary liquidation, with Nova Liquidator Ltd (the “Liquidator”) serving as the liquidator managing the voluntary liquidation of THH Sarl. Subject to certain conditions, the THH Sarl Shares will be distributed to the holders of interests of THH Sarl pursuant to the voluntary liquidation in accordance with instructions from the Liquidator. These conditions include the holding in escrow of 5,395,894 of the THH Sarl Shares, as required by the Purchase Agreement pursuant to which our acquisition of Tommy Hilfiger was effected. As part of these escrow arrangements, a portion of such shares may be forfeited to satisfy certain indemnity or purchase price adjustment payments to be made to us.

The principal office of THH Sarl is located at 41, Boulevard du Prince Henri, L-1724 Luxembourg. The registered office address of the Liquidator is 3rd floor, Geneva Place, Waterfront Drive, PO Box 3175, Road Town, Tortola, British Virgin Islands. The ultimate beneficial owner of the Liquidator is Alain Steichen, a partner at Bonn Schmitt Steichen, a legal firm, the principal office address of which is 22-24, rives de Clausen L-1265 Luxembourg. The registered office address of each of Apax US VII, L.P., Apax US VII GP, L.P. and Apax US VII GP, Ltd. is P.O. Box 908GT, George Town, Grand Cayman, KY1-9002, Cayman Islands. The registered office address of each of Apax Europe VI-A, L.P., Apax Europe VI-1, L.P., Apax Europe VI GP L.P. Inc. and Apax Europe VI GP Co. Limited is Third Floor Royal Bank Place, 1 Glategny Esplanade, St. Peter Port, Guernsey GY1 2HJ. The principal office address of Apax Partners Europe Managers Ltd, is 33 Jermyn Street, London, SW1Y 6DN. The principal office address of John F. Megrue is 601 Lexington Avenue, 53rd Floor, New York, New York 10022.

Each of Apax US VII, L.P., Apax US VII GP, L.P., Apax US VII GP, Ltd., Mr. Megrue, the Apax Europe Funds, Apax Europe VI GP L.P. Inc., Apax Europe VI GP Co. Limited and Apax Europe Managers Ltd, as a result of the relationships described in the foregoing paragraphs, may be deemed to have or share beneficial ownership of the THH Sarl Shares. In addition, the Liquidator, as a result of its ability to instruct the voting or disposition of the THH Sarl Shares in its role as liquidator managing the liquidation of THH Sarl, may be deemed to have or share beneficial ownership of such shares of Common Stock. We refer to this group as the “Apax affiliates.” Information (other than percentage ownership) reported on the table and in this footnote is based on the Statement of Beneficial Ownership on Schedule 13D filed by the Apax affiliates on May 17, 2010 with the SEC.

[4]	LNK GenPar, L.P. is the general partner of each of LNK Partners, L.P. and LNK Partners (Parallel), L.P. LNK MGP, LLC is the sole general partner of LNK GenPar, L.P. and accordingly, the ultimate general partner of LNK Partners, L.P. and LNK Partners (Parallel), L.P. LNK Partners, L.P. owns 3,724.59 shares, or 46.6%, of our Series A convertible preferred stock and LNK Partners (Parallel), L.P. owns 275.41 shares, or 3.4%, of our Series A convertible preferred stock. The shares of Series A convertible preferred stock owned by LNK Partners, L.P. and LNK Partners (Parallel), L.P. are currently convertible into an aggregate of 2,094,680 shares of our Common Stock and generally can be voted with the Common Stock on an as-converted basis. LNK GenPar, L.P., LNK MGP, LLC and David A. Landau, the President and sole managing member of LNK MGP, LLC, may be deemed to beneficially own the shares of Series A convertible preferred stock owned by each of LNK Partners, L.P. and LNK Partners (Parallel), L.P., as well as the shares of Common Stock into which they may be converted. We refer collectively to the foregoing entities controlled by Mr. Landau as “LNK Partners.”

[5]	MSD Brand Investments, LLC (which we refer to in this Proxy Statement as “MSD Brand”) owns 4,000 shares, or 50% of our Series A convertible preferred stock. The shares of Series A convertible preferred stock owned by MSD Brand are currently convertible into 2,094,680 shares of our Common Stock and generally can be voted with the Common Stock on an as-converted basis. MSD Capital, L.P., the sole manager of MSD Brand, may be deemed to beneficially own the shares of Series A convertible preferred stock owned by MSD Brand, as well as the shares of Common Stock into which they may be converted.

Directors, Nominees for Director and Executive Officers

The following table presents certain information with respect to each class of our voting stock beneficially owned as of April 29, 2010 and May 6, 2010 by the following persons:

•	each of our directors;

•	each of the nominees for director;

•	our Chief Executive Officer, our Chief Financial Officer and our three most highly compensated executive officers with respect to our most recently completed fiscal year, other than our Chief Executive Officer and Chief Financial Officer; and

•	our directors, the nominees for director and our executive officers, as a group.

The information in the table for ownership as of May 6, 2010 is provided as if our Series A convertible preferred stock had been converted on that date, as the holders of such stock are generally entitled to vote with the holders of our Common Stock on an as-converted basis. The Series A convertible preferred stock is currently convertible into 4,189,360 shares of Common Stock.

Each of the persons named below has sole voting and investment power with respect to the shares listed as owned by him or her except as otherwise indicated below.

	As of April 29, 2010		As of May 6, 2010
	Amount		Amount
	Beneficially	Percent of	Beneficially	Percent of
	Owned[1]	Class	Owned[1]	Class

Mary Baglivo	4,205	*	4,205	*
Emanuel Chirico	774,324	1.3	774,324	1.1
Edward H. Cohen	50,100	*	50,100	*
Francis K. Duane	107,448	*	107,448	*
Joseph B. Fuller	76,300	*	76,300	*
Fred Gehring[2]	0	—	1,941,733	2.8
Margaret L. Jenkins	2,165	*	2,165	*
David A. Landau[3]	0	—	2,094,680	3.0
Bruce Maggin	63,289	*	63,289	*
V. James Marino	4,905	*	4,905	*
Paul Thomas Murry	70,426	*	70,426	*
Henry Nasella	20,000	*	20,000	*
Rita M. Rodriguez	23,905	*	23,905	*
Craig Rydin	8,980	*	8,980	*
Michael A. Shaffer	121,254	*	121,254	*
Allen E. Sirkin	345,728	*	345,728	*
Christian Stahl[4]	0	—	0	—
All directors, nominees for director and executive officers as a group	1,673,029	2.8	5,709,442	7.9

*	Less than 1% of class.

[1]	The figures in the table are based upon information furnished to us by our directors, nominees for director and executive officers and upon company records. The figures include the shares held for the benefit of our executive officers in a trust for the PVH Stock Fund. The PVH Stock Fund is one of the investment options under our Associates Investment Plan, which is an employee benefit plan under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended. We refer to the Associates Investment Plan as the “AIP.” Participants in the AIP who make investments in the PVH Stock Fund may direct the vote of shares of Common Stock held for their benefit in the trust for the PVH Stock Fund.

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As of each of April 29, 2010 and May 6, 2010, the following persons have the right to cast votes equal to the following number of shares held in the trust for the PVH Stock Fund (which have been rounded to the nearest full share): Emanuel Chirico, 8,073 shares; Francis K. Duane, 422 shares; Michael A. Shaffer, 6,625 shares; Allen E. Sirkin, 17,996 shares; and all of our directors, nominees for director and executive officers as a group, 33,116 shares.

The Trustee of the trust for the PVH Stock Fund has the right to vote shares in the trust that are unvoted as of two days prior to the meeting in the same proportion as the vote by all other participants in the AIP who have cast votes with respect to their investment in the PVH Stock Fund. The committee that administers the AIP makes all decisions regarding the disposition of Common Stock held in the trust for the PVH Stock Fund, other than the limited right of a participant to receive a distribution of shares held for his or her benefit. As such, the committee may be deemed to be a beneficial owner of the Common Stock held in the trust. Mr. Shaffer is a member of that committee. The figures in the table do not include shares in the trust for the PVH Stock Fund (other than applicable to Mr. Shaffer’s investment in the PVH Stock Fund) to the extent that, as a member of the committee, he may be deemed to have beneficial ownership of the shares held in the trust. There were 722,894 shares of Common Stock (1.3% of the outstanding shares) held in the trust for the PVH Stock Fund as of April 29, 2010 and 764,067 shares (1.1%) as of May 6, 2010.

The table also includes the following shares which each of the individuals and the group listed on the table have the right to acquire within 60 days of both April 29, 2010 and May 6, 2010 upon the exercise of options granted to them: Emanuel Chirico, 736,500 shares; Edward H. Cohen, 48,000 shares; Francis K. Duane, 102,500 shares; Joseph B. Fuller, 60,000 shares; Bruce Maggin, 48,000 shares; Paul Thomas Murry, 66,875 shares; Henry Nasella, 20,000 shares; Rita M. Rodriguez, 20,000 shares; Craig Rydin, 7,500 shares; Michael A. Shaffer, 110,000 shares; Allen E. Sirkin, 299,936 shares; and all of our current directors, nominees for director and executive officers as a group, 1,519,311 shares.

The table also includes shares of Common Stock that are subject to awards of restricted stock units, the restrictions on which will lapse within 60 days of both April 29, 2010 and May 6, 2010. The following sets forth for each of the individuals and group listed, the number of such awards on which restrictions will lapse within 60 days of April 29, 2010: Mary Baglivo, 2,165 shares; Margaret L. Jenkins, 2,165 shares; Bruce Maggin, 500 shares; V. James Marino, 2,165 shares; Rita M. Rodriguez, 2,165 shares; Craig Rydin, 740 shares; and all of our current directors, nominees for director and executive officers as a group, 9,900 shares.

[2]	The 1,941,733 shares of Common Stock beneficially owned by Mr. Gehring are registered under the name of Cinquecento B.V., a Dutch company (“Cinquecento”), of which Mr. Gehring is the sole member of the Managing Board. Cinquecento received such shares in connection with our acquisition of Tommy Hilfiger as consideration for the sale of securities (depositary receipts and options to purchase option depositary receipts) corresponding to common shares of Tommy Hilfiger B.V. These securities were initially issued by Stichting Administratiekantoor Elmira (“Elmira”), a shareholder of Tommy Hilfiger, to Mr. Gehring and to Messrs. Ludo Onnink, Daniel Grieder and Michael Arts, who are also senior executives of Tommy Hilfiger. Prior to our acquisition of Tommy Hilfiger, Mr. Gehring transferred some of his securities in Elmira to a foundation for the benefit of his two daughters (the “Gehring Foundation”). All securities issued by Elmira and held by Mr. Gehring and the Gehring Foundation were subsequently contributed to Cinquecento. The Gehring Foundation subsequently transferred its shares in Cinquecento to Mr. Gehring’s daughters, as a result of which the daughters of Mr. Gehring became direct shareholders of Cinquecento. Prior to our acquisition of Tommy Hilfiger, Mr. Onnink also transferred some of his securities in Elmira to a foundation for the benefit of his two sons (the “Onnink Foundation”), which securities, along with all of the Elmira securities held by Mr. Onnink, were subsequently contributed to Cinquecento. Prior to our acquisition of Tommy Hilfiger, Messrs. Grieder and Arts also contributed to Cinquecento some of the securities issued to them by Elmira. Of the 1,941,733 shares of Common Stock registered in the name of Cinquecento, (i) 1,402,371 shares of Common Stock were distributed to Cinquecento as consideration for all the securities initially issued by Elmira to Mr. Gehring (of which (a) 1,231,522 shares of Common Stock were received as consideration for the securities contributed to Cinquecento by Mr. Gehring directly and (b) 170,849 shares of Common Stock were received as consideration for the securities contributed to Cinquecento by the Gehring Foundation); (ii) 282,608 shares of Common Stock were distributed to Cinquecento as consideration for all the securities initially issued by Elmira to Mr. Ludo Onnink (of which (a) 248,404 shares of Common Stock were received as consideration for the securities contributed to Cinquecento by Mr. Onnink directly and (b) 34,204 shares of Common Stock were received as consideration for the securities contributed to Cinquecento by the Onnink Foundation), (iii) 128,377 shares of Common Stock were distributed to Cinquecento as consideration for the portion of the securities issued by Elmira to Mr. Daniel Grieder that he subsequently contributed to Cinquecento and (iv) 128,377 shares of Common Stock were distributed to Cinquecento as consideration for the portion of the securities issued by Elmira to Mr. Michael Arts that he subsequently contributed to Cinquecento. As the sole member of the Managing Board of Cinquecento, Mr. Gehring has voting power over the 1,941,733 shares of Common Stock held by Cinquecento and, as such, may be deemed to beneficially own all such shares. However, pursuant to the articles of association of Cinquecento, the Managing Board is required, in order to vote the shares of Common Stock held by Cinquecento, to obtain the prior approval of each of Cinquecento’s stockholders with respect to their allocable number of shares of Common Stock held by Cinquecento (i.e., the amounts identified in clauses (i) through (iv) in the second sentence preceding this sentence). Mr. Gehring disclaims beneficial ownership of the aggregate of 539,362 shares of Common Stock referred to in this Note 2 as having been contributed to Cinquecento by Mr. Onnink, the Onnink Foundation, Mr. Grieder and Mr. Arts. Mr. Gehring does not disclaim beneficial ownership of the 170,849 shares of Common Stock contributed to Cinquecento by his daughters (through the Gehring Foundation), as Mr. Gehring is the representative of his two daughters in respect of these securities. The shares of Common Stock reported on the above table are currently held in escrow pursuant to various escrow arrangements entered into in connection with our acquisition of Tommy Hilfiger. As part of these arrangements, a portion of such shares may be forfeited to satisfy certain indemnity or purchase price adjustment payments to be made to us or because certain employment-related vesting conditions are not met.

Not included in the figure reported in the above table are 60,562 shares of our Common Stock (0.1%) beneficially owned by THH Sarl, over which the Liquidator currently has voting and dispositive power, as described in Note 3 to the immediately preceding table. However, upon satisfaction of certain conditions (which conditions will not be satisfied within the next 60 days), such Liquidator may

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distribute these 60,562 shares of Common Stock (or a portion thereof) to Stichting Pakera, a holder of interests in THH Sarl, over which Mr. Gehring would, at such time, have voting power as the sole member of the Managing Board of Stichting Pakera.

[3]	Includes 4,000 shares of Series A convertible preferred stock beneficially owned by LNK Partners and its affiliates. See Note 4 to the prior table. Mr. Landau is the sole managing member of LNK Partners’ ultimate general partner. Accordingly, Mr. Landau may be deemed to be an indirect beneficial owner of shares held by LNK Partners.

[4]	Mr. Stahl is a partner of Apax Partners, L.P. Certain affiliates of Apax Partners, L.P. may be deemed to beneficially own 5,463,435 shares of our Common Stock. See Note 3 to the prior table.

ELECTION OF DIRECTORS

Directors

The Board of Directors was expanded from 10 to 13 members on March 14, 2010 in connection with the Board’s approval of our acquisition of Tommy Hilfiger. On April 29, 2010, the Board appointed Fred Gehring, David A. Landau and Christian Stahl to fill the three vacancies effective upon the closing of the Tommy Hilfiger acquisition, which occurred on May 6, 2010.

All members of the Board of Directors elected by the stockholders at the meeting will serve for a term of one year or until their successors are elected and qualified. All of the nominees for director were elected directors of the Company at last year’s Annual Meeting of Stockholders, other than Messrs. Gehring, Landau and Stahl, who were appointed to the Board as described above. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The election of directors requires the affirmative vote of a plurality of the votes cast in person or by proxy at the meeting. In determining whether a director nominee has received the requisite vote for election, abstentions and broker non votes will have no effect.

We entered into certain agreements in connection with our acquisition of Tommy Hilfiger pursuant to which certain members of the Board have been nominated for election. One of the agreements is a Stockholders Agreement we entered into with certain of the Apax affiliates and one other former shareholder of Tommy Hilfiger. Under this agreement, Apax Europe VI-A, L.P., one of the Apax affiliates, has the right to designate one person as a nominee for election as a director, so long as Apax Europe VI-A, L.P. and its affiliates continue to hold at least a number of shares of our Common Stock equal to the greater of (i) 50% of the shares of Common Stock that the Apax affiliates received in connection with our acquisition of Tommy Hilfiger and (ii) 4% of the then outstanding shares of Common Stock. We are also obligated under that Stockholders Agreement to appoint that designee, if elected, to serve on the Board’s Nominating & Governance Committee, provided that such person is qualified to serve. Mr. Stahl is the designee of Apax Europe VI-A, L.P. pursuant to that Stockholders Agreement.

We also entered into a Stockholder Agreement with LNK Partners in connection with the issuance and sale of shares of our Series A convertible preferred stock. We sold shares of our Series A convertible preferred stock to LNK Partners to raise a portion of the purchase price for our acquisition of Tommy Hilfiger. Under that Stockholder Agreement, LNK Partners has the right to designate one person as a nominee for election as a director, so long as LNK Partners continues to hold at least 80% of the Series A convertible preferred stock sold to them (or of the shares of Common Stock into which they are convertible). Mr. Landau is LNK Partners’ designee pursuant to that Stockholder Agreement.

In connection with the acquisition of Tommy Hilfiger, we requested that Fred Gehring, the Chief Executive Officer of Tommy Hilfiger who, with the completion of the Tommy Hilfiger acquisition has assumed the additional duties of Chief Executive Officer of our international operations, join the Board. It is our current intention that, so long as Mr. Gehring continues to serve in such capacity, he be included in our slate of nominees for re-election as a director.

The Board of Directors recommends a vote FOR the election of the 13 nominees named below. Proxies received in response to this solicitation will be voted FOR the election of the nominees unless otherwise specified in a proxy.

			Year
			Became a
Name	Principal Occupation	Age	Director

Mary Baglivo	Chief Executive Officer of New York and Chair of the Americas, Saatchi & Saatchi Worldwide, an advertising agency	52	2007

Emanuel Chirico	Chief Executive Officer of the Company	53	2005

Edward H. Cohen	Retired; Counsel, Katten Muchin Rosenman LLP, a law firm	71	1987

Joseph B. Fuller	Founder, Director and Vice-Chairman, Monitor Group GP, LLC, an international management consulting firm	53	1991

Fred Gehring	Chief Executive Officer of Tommy Hilfiger and International Operations of the Company	55	2010

Margaret L. Jenkins	Founder and Owner, Margaret Jenkins & Associates, a marketing and philanthropic services consulting firm; Former Senior Vice President and Chief Marketing Officer, Denny’s Corporation	58	2006

David A. Landau	Partner and Co-Founder, LNK Partners, a private equity investment firm	44	2010

Bruce Maggin	Principal, The H.A.M. Media Group, LLC, a media investment company	67	1987

V. James Marino	President and Chief Executive Officer, Alberto-Culver Company, a personal care products company	60	2007

Henry Nasella	Partner and Co-Founder, LNK Partners, a private equity investment firm	63	2003

Rita M. Rodriguez	Senior Fellow, Woodstock Theological Center at Georgetown University	67	2005

Craig Rydin	Chairman of the Board of Directors, Yankee Holding Corp.; Executive Chairman, The Yankee Candle Company, Inc., a designer, manufacturer and branded marketer of premium scented candles	58	2006

Christian Stahl	Partner of Apax Partners, L.P., an international private equity investment group	39	2010

Additional Information

Other Public Company Directorships

Several of our directors also currently serve as directors of other public companies:

•	Mr. Chirico is a director of Dick’s Sporting Goods, Inc.;
•	Mr. Cohen is a director of Gilman Ciocia, Inc.;
•	Mr. Maggin is a director of Central European Media Enterprises, Ltd.;
•	Mr. Marino is a director of Alberto-Culver Company;
•	Dr. Rodriguez is a director of Affiliated Managers Group, Inc. and Ensco plc; and
•	Mr. Rydin is a director of priceline.com Incorporated and Yankee Holding Corp.

Several of our directors held directorships at other public companies during the last five years:

•	Mr. Cohen served as a director of Levcor International, Inc. from 1990 to 2007, Merrimac Industries from 1997 to 2010 and Franklin Electronic Publishers from 1987 to 2010;
•	Mr. Landau served as a director of the Company from 2003 to 2005 and Life Time Fitness, Inc. from 2000 to 2007;
•	Mr. Maggin served as a director of Media & Entertainment Holdings, Inc. from 2005 to 2006;
•	Mr. Nasella served as a director of Denny’s Corporation from 2004 to 2008; and
•	Mr. Stahl served as a director of Central European Media Enterprises Ltd. from 2006 to 2009.

Other Employment Information

Each of our directors has been engaged in the principal occupation indicated in the foregoing table for more than the past five years, except:

•	Mr. Chirico, who had been our President and Chief Operating Officer from June 2005 to February 2006 and our Chief Financial Officer from February 1999 to June 2005;
•	Mr. Gehring, who, in addition to having served as Chief Executive Officer of Tommy Hilfiger B.V. since April 2006, was Chief Executive Officer of its subsidiary, Tommy Hilfiger U.S.A., Inc., from April 2006 to November 2009 and from 1997 to April 2006 was the Chief Executive Officer of Tommy Hilfiger Europe B.V. when it was a third party licensee of Tommy Hilfiger Licensing, LLC, the worldwide owner and licensee of the Tommy Hilfiger trademarks;
•	Ms. Jenkins, who was Senior Vice President and Chief Marketing Officer of Denny’s Corporation, a full service family restaurant chain, from June 2002 to August 2007;
•	Mr. Maggin, who was Executive Vice President and Secretary of Media & Entertainment Holdings, Inc., a blank check company that sought acquisition opportunities, particularly in the entertainment, media and communications industries, from 2005 to 2009 and Treasurer of Media & Entertainment Holdings, Inc. from 2007 to 2009;
•	Mr. Marino, who was President of Alberto-Culver Consumer Products Worldwide, a division of Alberto-Culver Company, from October 2004 to November 2006, and President of Alberto Personal Care Worldwide, a division of Alberto-Culver Company, from July 2002 to October 2004;
•	Mr. Nasella, who was a Venture Partner of Apax Partners, an international private equity investment group, from 2001 until 2005;
•	Dr. Rodriguez, who has also been self-employed in the field of international finance since 1999 and was a full-time member of the Board of Directors of the Export-Import Bank of the United States from 1982 to 1999; and
•	Mr. Rydin, who was Chief Executive Officer of Yankee Holding Corp. and The Yankee Candle Company, Inc. from 2001 to 2009.

     Independence of our Directors

The Board of Directors has determined the independence (or lack thereof) of each of the directors and nominees for director and, as a result thereof, concluded that a majority of our directors are independent, as required under the rules of the New York Stock Exchange, on which exchange our Common Stock is listed for trading. Specifically, the Board determined that Messrs. Chirico and Gehring, as officers of the Company, are not independent, and that Mr. Landau is not independent due to the fees we paid to a company controlled by him in connection with our sale of shares of Series A convertible preferred stock to affiliates of LNK Partners. The Board also determined that Dr. Rodriguez, Ms. Baglivo, Ms. Jenkins and each of Messrs. Cohen, Fuller, Maggin, Marino, Nasella, Rydin and Stahl are independent under Section 303A.02 of the New York Stock Exchange rules.

In making the determinations of the independence (or lack thereof) of our directors, the Board of Directors considered (i) whether a director had, within the last three years, any of the relationships under Section 303A.02(b) of the New York Stock Exchange rules with us which would disqualify a director from being considered independent, (ii) whether the director had any disclosable transaction or relationship with us under Item 404 of Regulation S-K of the Exchange Act, which relates to transactions and relationships between directors and their affiliates, on the one hand, and us and our affiliates (including management), on the other, and (iii) the factors suggested in the New York Stock Exchange’s Commentary to Section 303A.02, such as a commercial, consulting and other relationships, or other interactions with management that do not meet the absolute thresholds under Section 303A.02 or Item 404(a) but which, nonetheless, could reflect upon a director’s independence from management. In considering the materiality of any transactions or relationships that do not require disqualification under Section 303A.02(b), the Board considered the materiality of the transaction or relationship to the director, the director’s business organization and us and whether the relationship between (i) the director’s business organization and the Company, (ii) the director and the Company and (iii) the director and his business organization interfered with the director’s business judgment. Messrs. Chirico, Gehring and Landau each had relationships with us that disqualify them from being independent under Section 303A.02 of the New York Stock Exchange rules. None of the other directors, except for Messrs. Cohen and Nasella, had any relationship with us that required any further consideration.

The Board of Directors considered that during 2009 and prior years we received legal services from Katten Muchin Rosenman LLP in making its independence decision with respect to Mr. Cohen. Mr. Cohen is a retired partner of the law firm and receives a pension and retirement benefits, as well as consulting fees from the firm. Mr. Cohen does no legal work for us and there is no relation between the amounts received by Mr. Cohen and the amounts that we pay in fees to Katten Muchin Rosenman or our engagement of the law firm to provide legal services. The Board also considered Mr. Cohen’s de minimis limited partnership interest in LNK Partners.

The Board of Directors considered Mr. Nasella’s relationship with LNK Partners when making its independence an indirect decision with respect to him. In concluding that Mr. Nasella is independent, the Board noted that (i) Mr. Nasella (a) has an indirect capital commitment of less than 1% in LNK Partners; (b) has limited economic interest in LNK Partners’ existing investments; and (c) is only an employee of, and has no control or management rights with respect to, LNK Partners; (ii) Mr. Nasella’s interest in and income earned from LNK Partners in his capacity as an employee would not be affected by LNK Partners’ investment in PVH; (iii) the one-time commitment and transaction fees in an aggregate amount of $5 million to be paid by us in connection with the LNK Partners’ investment in our Series A convertible preferred stock (see the discussion under the heading “Transactions With Related Persons” in this Proxy Statement) was to be paid to an entity that is solely owned and controlled by Mr. Landau; (iv) there would be no on-going fees paid to LNK Partners in connection with its investment in us; (v) LNK Partners’ ownership of Series A preferred stock would constitute approximately 3% to 4% of our Common Stock on an as-converted basis; and (vi) the New York Stock Exchange determined that the investment by LNK Partners was not a related party transaction under Section 312.03 of the New York Stock Exchange rules (which is different than an independence analysis) because Mr. Nasella does not have a substantial direct or indirect interest in, nor is he an affiliate of, LNK Partners.

No family relationship exists between any director or executive officer of the Company.

Experience, Qualifications, Attributes and Skills of Directors

The Nominating & Governance Committee considers a variety factors in selecting our directors. These include a person’s qualification as independent under the New York Stock Exchange rules, as well as consideration of skills and experience in the context of the needs of the Board of Directors. Important factors considered by the Committee are a person’s understanding of our business, experience as a director of other public companies, leadership, financial skills, business experience and skills that are relevant to our operations and plans for growth and expansion and, for an existing director, his or her tenure and contributions made as a director of the Company.

The following sets forth the specific experience, qualifications, attributes or skills that led to the conclusion that each of the nominees for director should continue to serve as a director:

•	Mary Baglivo brings to the Board valuable marketing, advertising and strategic planning expertise, developed during her professional career, including as Chief Executive Officer of New York and Chair of the Americas at Saatchi & Saatchi Worldwide, an advertising agency.

•	Emanuel Chirico has extensive knowledge of the operational and financial aspects of the Company, acquired during his five years as the Company’s Chief Executive Officer and six years as Chief Financial Officer. In addition, Mr. Chirico provides the Board with valuable insight into the Company’s business and management’s strategic vision.

•	Edward H. Cohen provides the Board with essential legal experience and judgment, which were developed during his over 40 years of practice. Mr. Cohen advised us for 35 years and has extensive knowledge of our operations and corporate structure. In addition, Mr. Cohen has significant experience as a director and member of various audit, compensation and governance committees of numerous public companies’ boards of directors, including over 20 years on our Board.

•	Joseph B. Fuller has extensive experience advising management with respect to strategy, corporate finance, governance and marketing, which he developed as a co-founder and executive of an international management consulting firm. In addition, Mr. Fuller brings to the Board his knowledge of channel management, pricing trends and pressures and innovation.

•	Fred Gehring has extensive senior executive leadership experience in the apparel industry, including more than 10 years of experience managing the global and European operations of Tommy Hilfiger as Chief Executive Officer. Mr. Gehring’s knowledge of the Tommy Hilfiger operations, as well as his experience in the apparel industry outside of the United States, will provide the Board valuable insight into the Tommy Hilfiger business in particular and the expansion of our heritage business in Europe.

•	Margaret L. Jenkins brings to the Board more than 30 years of experience in the consumer marketing and advertising industries. Also, as the founder of a marketing and philanthropic services firm and the former Chief Marketing Officer for Denny’s Corporation, Ms. Jenkins possesses significant management expertise.

•	David A. Landau has served as director on numerous boards of public and private companies, including three years on our Board, and brings to the Board a wealth of management experience in the consumer and retail businesses developed during his many years of experience working in private equity and consulting firms.

•	Bruce Maggin has served as one of our directors for over 20 years. As a result, he has a deep understanding of our operations and strategy, as well as our financial reporting and internal controls through his stalwart service on our Audit Committee. Mr. Maggin brings to the Board financial, operational and development expertise, which he gained in various executive positions in the media industry.

•	V. James Marino, as the President and Chief Executive Officer of a large consumer products company, brings to the Board significant senior executive leadership experience in the consumer products industry, including in channels of distribution in which we have not traditionally had significant levels of business.

•	Henry Nasella has significant management experience, gained in senior executive positions in publicly traded retail companies and as a partner in private equity firms. In addition, Mr. Nasella has extensive experience serving on boards of directors and board committees of retail companies.

•	Rita Rodriguez has extensive international finance experience, which she developed over 16 years as a full-time member of the Board of Directors of the Export-Import Bank of the United States, a presidential appointment. In addition, Dr. Rodriguez has expertise in financial reporting and internal controls as a result of her service on the audit committees of several public and private company boards of directors.

•	Craig Rydin has significant management and leadership experience, which he gained in various executive positions in the consumer products and retail industry over 30 years. In addition, Mr. Rydin has extensive experience serving on the audit and compensation committees of several public and private company boards of directors.

•	Christian Stahl has served on the boards of several public and private companies and brings to the Board significant management and strategic consulting experience developed during a career working in private equity and with the companies in which his firms invested.

     Diversity

Although the Nominating & Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees, the Committee does consider the diversity of its members and potential candidates in selecting new directors. This consideration includes the diversity of business and financial talents, skills, abilities and experiences, as well as the race, ethnicity and gender of qualified candidates. We are proud of the diversity of backgrounds that characterize our current Board and believe that the diversity that exists on the Board provides significant benefits to us.

Meetings

Our Corporate Governance Guidelines provide that each member of the Board of Directors is expected to use reasonable efforts to attend, in person, or by telephone, all meetings of the Board and of any committees of which they are a member, as well as the annual meeting of stockholders. All of the current members of the Board, other than the three directors who were just appointed effective May 6, 2010 in connection with the completion of the Tommy Hilfiger acquisition, attended the 2009 Annual Meeting of Stockholders.

There were eight meetings of the Board of Directors during 2009. All of the current directors who were directors during 2009 attended at least 75% of the aggregate number of meetings of the Board and the Committees of the Board on which they served held during the fiscal year.

Our non-management directors meet regularly in executive sessions or in separate meetings without management or the management director. Mr. Nasella, our presiding director, presides at the executive sessions of the non-management directors.

Committees

The Board of Directors has a standing Audit Committee, a standing Compensation Committee, a standing Nominating & Governance Committee, a standing Performance Evaluation Committee and a standing Corporate Social Responsibility Committee.

     Audit Committee

The Audit Committee is currently composed of Dr. Rodriguez and Messrs. Cohen and Maggin (Chairman), each of whom served on the Committee for the entirety of 2009. Each of Dr. Rodriguez and Messrs. Cohen and Maggin has been determined by the Board to be independent for purposes of audit committee service under the New York Stock Exchange’s listing standards and Rule 10A-3 of the Exchange Act and an “audit committee financial expert,” as defined in Item 407 of Regulation S-K under the Exchange Act.

The Board of Directors has adopted a written charter for the Audit Committee. A copy of the charter is available without charge on our website, www.pvh.com. The charter provides for the Committee to be composed of three or more directors all of whom must meet the independence requirements under the New York Stock Exchange rules and Rule 10A-3 of the Exchange Act. Pursuant to its charter, the Committee is charged with providing assistance to the Board of Directors in fulfilling the Board’s oversight functions relating to the quality and integrity of our financial reports, monitoring our financial reporting process and internal audit function, monitoring the outside auditing firm’s qualifications, independence and performance and performing such other activities consistent with its charter and our By-laws, as the Committee or the Board deems appropriate. The Committee will also have such additional functions as are required by the New York Stock Exchange, the SEC and federal securities law. The Committee is directly responsible for the appointment, compensation and oversight of the work of the outside auditing firm.

The Audit Committee held nine meetings during 2009.

     Compensation Committee

The Compensation Committee is currently composed of Ms. Baglivo and Messrs. Nasella (Chairman) and Rydin, each of whom served on the Committee for the entirety of 2009. Our Chief Executive Officer, Chief Financial Officer, Senior Vice President, Human Resources and General Counsel regularly attend and participate in meetings, although they generally excuse themselves from the meetings during discussions or votes on sensitive or personal matters.

The Compensation Committee is responsible for the compensation of our Chief Executive Officer and all of our other “executive officers.” “Executive officers” is defined for these purposes by a New York Stock Exchange rule as all “officers” and “executive officers” under Rule 16a-1(f) of the Exchange Act and includes all of our “Named Executive Officers”, whose compensation is discussed in this Proxy Statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation”, as well as four other senior executives. The Committee is also the administrative committee for all of our incentive compensation plans. The Committee also has overall responsibility for approving or recommending to the Board approval of and/or evaluating all of our compensation plans, policies and programs.

The Board of Directors has adopted a written charter for the Compensation Committee, which is available without charge on our website, www.pvh.com. The charter provides for the Committee to be composed of three or more directors. All Committee members must be independent under the rules of the New York Stock Exchange, and must qualify as “outside” directors under Section 162(m) of the Internal Revenue Code of 1986, as amended, and as “non-employee” directors under Rule 16b-3 under the Exchange Act. The Board has determined that all current members satisfy such requirements. The Committee is charged with discharging the Board of Director’s responsibilities relating to the compensation of our Chief Executive Officer and all of our other “executive officers” as defined under New York Stock Exchange rules and covers both “executive officers” and “officers” under the Exchange Act. The Committee also has overall responsibility for approving or recommending to the Board approval of and/or evaluating all of our compensation plans, policies and programs and is responsible for preparing the disclosure required by Item 407(e)(5) of Regulation S-K to be included in the Proxy Statement for each Annual Meeting of Stockholders.

Our Chief Executive Officer provides significant input on the compensation, including annual salary adjustments and grants of awards under our incentive plans, of the other executive officers. As discussed below in “Compensation Discussion and Analysis—Compensation Procedure and Philosophy—Administration of Compensation Programs,” the Compensation Committee approves the compensation of these officers, taking into consideration the recommendations of the Chief Executive Officer.

The Compensation Committee has delegated limited authority our Chief Executive Officer to make equity awards under our 2006 Stock Incentive Plan. Pursuant to this authority, the Chief Executive Officer may grant, on an annual basis, a maximum of 100,000 shares, with each option treated as one share and each restricted stock unit granted treated as two shares, and may grant up to 5,000 options and 1,700 restricted stock units to each grantee. The authority to grant equity awards to individuals whose compensation is set by the Committee, such as Section 16 officers and employees who are, or could be, a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code, however, rests with the Committee.

The Compensation Committee meets regularly throughout each year. Compensation decisions regarding the most recently completed fiscal year (i.e., determination of bonuses under our Performance Incentive Bonus Plan and payouts under our Long-Term Incentive Plan and 2006 Stock Incentive Plan, as well as discretionary bonuses) and the current fiscal year (i.e., establishing base salary, setting bonus and performance share targets and granting of option and restricted stock unit awards) are generally made at the meetings during the first quarter of the year. In addition, the Committee considers and approves at these meetings any new incentive compensation plans or arrangements that need to be approved by the Board and/or our stockholders. The other meetings are typically focused on reviewing our compensation programs generally and discussing potential changes to the program, including replacement or additional incentive compensation plans, as well as specific issues that arise during the course of the year (such as the need to amend plans as a result of regulatory changes or to address compensation issues relating to changes in and promotions among the executive officers).

For 2009, the Compensation Committee engaged a compensation consultant, Executive Compensation Advisors, an affiliate of Korn/Ferry International, for a portion of the year and ClearBridge Compensation Group for the remainder of the year, to advise it on all matters related to the compensation of our Chief Executive Officer and the other executive officers and our compensation plans. The Committee used Executive Compensation Advisors in establishing compensation from 2007 into 2009.

The Compensation Committee directs the compensation consultant, approves the scope of the compensation consultant’s work each year and approves the compensation consultant’s fees. The compensation consultant meets and works with the Committee, and the Chairman of the Committee, as well as with our Chief Executive Officer and our Senior Vice President, Human Resources, in developing each year’s compensation packages and any compensation plans to be considered by the Committee. The Committee identifies in advance of setting compensation for each year the aspects of the compensation program that it wishes to review and challenge in depth and instructs the compensation consultant to provide information, analysis and recommendations to the Committee. The composition and appropriateness of our peer group, the performance measures used to establish performance targets, performance cycles and payouts under our incentive compensation plans were the aspects of the program that were reviewed prior to setting 2009 compensation and awards. The Senior Vice President, Human Resources reviews drafts of the materials the compensation consultant prepares for distribution to the Committee to ensure the accuracy of our internal data and, together with our General Counsel, provides additional guidance to the Committee regarding applicable matters such as employee perceptions and reactions, legal and disclosure developments and the like. The compensation consultant is used primarily to compile peer data, prepare tally sheets, help identify the appropriate types and terms of incentive compensation plans and address developments in executive compensation. Additionally, the consultant is used to address specific issues identified by the Committee and assists the Committee in conducting an assessment of risk considerations in our compensation programs.

Executive Compensation Advisors also advised the Board’s Nominating & Governance Committee on director compensation from 2007 into 2009.

In the second half of 2009, the lead consultant with whom the Compensation Committee had worked at Executive Compensation Advisors and prior consulting firms departed Executive Compensation Advisors to join ClearBridge Compensation Group. As a result, the Compensation Committee changed its compensation consulting firm to ClearBridge Compensation Group. The Committee consulted with our Senior Vice President, Human Resources and our Chief Executive Officer in making this decision. ClearBridge Compensation Group is providing advice with respect to compensation for 2010.

We have established a policy that management will not retain the compensation consultant used by the Board or any of its committees for any purpose without first informing and obtaining the approval of the Compensation Committee. No such approval has been sought by management.

The Compensation Committee held seven meetings during 2009.

     Nominating & Governance Committee

The Nominating & Governance Committee currently consists of Ms. Jenkins and Messrs. Fuller (Chairman), Marino and Stahl, each of whom, other than Mr. Stahl, served on the Committee for the entirety of 2009. The Board of Directors has adopted a written charter for the Committee, which is available without charge on our website, www.pvh.com. The charter provides for the Committee to be composed of three or more directors, all of whom must meet the independence requirement under the rules of the New York Stock Exchange. The Board has determined that all current members satisfy such requirement.

Pursuant to the charter, the Nominating & Governance Committee is charged with (1) assisting the Board of Directors by identifying individuals qualified to become Board members and recommending to the Board director nominees for the next annual meeting of stockholders, (2) recommending to the Board Corporate Governance Guidelines applicable to us, (3) overseeing the annual evaluation of the Board and management and (4) recommending to the Board director nominees for each committee.

The Nominating & Governance Committee will consider for election to the Board of Directors a nominee recommended by a stockholder if the recommendation is made in writing and includes (i) the qualifications of the proposed nominee to serve on the Board of Directors, (ii) the principal occupations and employment of the proposed nominee during the past five years, (iii) each directorship currently held by the proposed nominee and (iv) a statement that the proposed nominee has consented to the nomination. The recommendation should be addressed to our Secretary.

The Nominating & Governance Committee seeks and evaluates individuals qualified to become Board members for recommendation to the Board when and as appropriate. In evaluating potential candidates, and the need for new directors, the Committee may consider such factors, including, without limitation, professional experience and business, charitable or educational background, performance, age, service on other boards of directors and years of service on the Board, as the members deem appropriate.

The Nominating & Governance Committee held four meetings during 2009.

     Performance Evaluation Committee

The Performance Evaluation Committee is currently composed of Messrs. Fuller, Maggin and Nasella.

The Board of Directors has adopted a written charter for the Performance Evaluation Committee, which is available without charge on our website, www.pvh.com. The charter provides for the Committee to be composed of three or more directors, including the Chairman of each of the Audit, Compensation and Nominating & Governance Committees of the Board or their designees from their respective committees. All Committee members must be independent under the rules of the New York Stock Exchange. The Board has determined that all current members satisfy such requirement. The Performance Evaluation Committee is charged with fulfilling the Board’s responsibilities under the rules of the New York Stock Exchange relating to the evaluation of our Chief Executive Officer or other person serving as the principal executive officer of the Company.

The Performance Evaluation Committee did not meet formally during 2009, having completed an extensive evaluation of our Chief Executive Officer and putting in place a development program for him in 2008, with the help of an outside consultant. The non-management directors regularly discuss Mr. Chirico’s performance and succession issues during their executive sessions, in which Mr. Chirico participates from time to time.

     Corporate Social Responsibility Committee

The Corporate Social Responsibility Committee is currently composed of Dr. Rodriguez (Chairperson) and Messrs. Cohen and Maggin.

The Board of Directors has adopted a written charter for the Corporate Social Responsibility Committee, which is available without charge on our website, www.pvh.com. The charter provides for the Committee to be composed of two or more directors, all of whom must meet the independence requirement under the rules of the New York Stock Exchange. The Board has determined that all current members satisfy such requirement. The Committee is charged with acting in an advisory capacity to the Board and management with respect to policies and strategies that affect the Company’s role as a socially responsible organization.

The Corporate Social Responsibility Committee held two meetings during 2009.

Other Corporate Governance Policies

     Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines applicable to us. The Nominating & Governance Committee reviews the Guidelines annually to determine whether to recommend changes to the Board to reflect new laws, rules and regulations and developing governance practices. The Guidelines address several key areas of corporate governance, including director qualifications and responsibilities, Board committees and their charters, the responsibilities of the presiding director, director independence, director access to management, director compensation, director orientation and education, evaluation of the Chief Executive Officer, management development and succession planning, and annual performance evaluations for the Board. The Guidelines are available on our website, www.pvh.com.

     Leadership Structure of the Board

Currently, our Chief Executive Officer serves as Chairman of the Board of Directors. Our Corporate Governance Guidelines provide for the independent directors to elect annually one of the independent directors to serve as presiding director for any annual period that the Chief Executive Officer serves as the Chairman of the Board of Directors. The Nominating & Governance Committee is responsible for nominating an independent director to serve in such role. Mr. Nasella currently serves as our presiding director.

The duties of the presiding director include the following:

•	presiding at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the non-management directors;

•	serving as liaison between the Chairman and the non-management directors;

•	discussing with management and/or approving non-routine information sent to the Board;

•	reviewing and approving Board meeting agendas;

•	assuring that there is sufficient time for discussion of all agenda items;

•	having the authority to call meetings of the independent directors; and

•	if reasonably requested by major stockholders, ensuring that he or she is available for consultation and direct communication.

The Board of Directors believes that no single leadership model is right for the Company. The Board believes that whether the offices of Chief Executive Officer and Chairman of the Board of Directors should be combined or separate depends on the circumstances. For most of our recent history, the Board of Directors has determined that combining these two roles was the most effective leadership structure for us. Mr. Chirico’s combined role as Chief Executive Officer and Chairman has promoted unified leadership and direction for the Board and executive management and has allowed for a single, clear focus for the chain of command to execute our strategic initiatives and business plans. Mr. Chirico’s extensive knowledge of and tenure at the Company places him in a unique leadership role. The Board believes that having Mr. Chirico serves as both Chief Executive Officer and Chairman, coupled with a presiding director with the duties described above, is the most effective leadership structure for the Company.

To assure effective independent oversight, the Board of Directors has adopted a number of governance practices, including:

•	requiring that the members of all key committees of the Board must be independent under the rules of the New York Stock Exchange;

•	holding executive sessions of the non-management directors after every Board meeting; and

•	requiring a strong, independent, clearly-defined presiding director role (as discussed above).

     Director Education

We encourage directors to pursue educational opportunities to enable them to better perform their duties and learn about emerging issues. In addition, we provide educational materials, including New York Stock Exchange materials, in-house education materials and outside publications, to directors on a regular basis. We have not budgeted or limited the amount to be spent on director education. Instead, we allow directors to determine the amount of education that they deem appropriate.

In our Corporate Governance Guidelines, we strongly encourage directors to attend at least one external director education program per year. Over the past two years, all but one of the directors who were elected at the 2009 Annual Meeting of Stockholders attended at least one external director education program.

     Risk Oversight

The Board of Directors oversees the management of risks related to the operation of our business. As part of its oversight, the Board receives regular reports from members of senior management, including members of our enterprise risk management task force (including our Director of Risk Management and Group Vice President, Internal Audit and Security Administration), members of our financial reporting group (including our Group Vice President, Taxes) and our General Counsel. The Board also receives reports from management relating to our business continuity planning. In addition, the Board receives reports on risks associated with our business units and corporate functions when reviewing those units and functions.

The committees of the Board of Directors also oversee the management of risks that fall within their respective areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. The Chairperson of each committee reports on the applicable committee’s activities at each Board meeting and would have the opportunity to discuss risk management with the full Board at that time.

As required under its charter and by New York Stock Exchange rules, the Audit Committee discusses our policies with respect to risk assessment and risk management. As an extension of this role, the Audit Committee oversees the operation of our enterprise risk management program. On an annual basis, the Audit Committee receives an enterprise risk management report from our enterprise risk management team, consisting of over 15 corporate and divisional executives, identifying our most significant operating risks and the mitigating factors that exist to control those risks. The Audit Committee also meets privately on a regular basis with representatives of our independent auditors to discuss our auditing and accounting processes and management.

The Compensation Committee considers as part of its oversight of our executive compensation program the potential for risky behavior in connection with our executive compensation program and the incentives created by the compensation awards that it administers. The Committee receives a risk assessment from its compensation consultant that analyzes the risks represented by each component of our executive compensation program, as well as mitigating factors. We discuss this in further detail in this Proxy Statement under the heading “Risk Considerations In Compensation Programs.”

     Code of Ethics; Code of Business Conduct and Ethics

We have a Code of Ethics for our Chief Executive Officer and our senior financial officers. In addition, we have a Code of Business Conduct and Ethics for our directors, officers and employees. These codes are posted on our website, www.pvh.com. We intend to disclose on our website any amendments to, or waivers of, the Code of Ethics that would otherwise be reportable on a current report on Form 8-K. Such disclosure would be posted within four days following the date of the amendment or waiver.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon our review of the filings furnished to us pursuant to Rule 16a-3(e) promulgated under the Exchange Act and on representations from our executive officers and directors, all filing requirements of Section 16(a) of the Exchange Act were complied with during the fiscal year ended January 31, 2010.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement. Based on this review and discussion, the Committee has recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee

Henry Nasella, Chairman
Mary Baglivo
Craig Rydin

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion and analysis is intended to provide you with an explanation of our current compensation program, with particular regard towards the compensation of our Chief Executive Officer, our Chief Financial Officer and our three most highly compensated executive officers, other than our Chief Executive Officer and Chief Financial Officer. We refer to these executive officers, collectively, as our “Named Executive Officers” throughout this Proxy Statement. As of January 31, 2010, these individuals constituted all of our executive officers and, together with one other senior executive, comprised all of the members of our operating committee.

The discussion includes our compensation philosophy and the program’s objectives, the elements of compensation used to pay our executives, and historical information regarding how our program has developed and how that relates to how our executive officers are currently compensated. We also address the particulars of the compensation we paid to our Named Executive Officers in 2009 and how our compensation program is administered. Although the discussion and analysis contained in this section is framed in terms of “our” (i.e., management’s) approach to compensation and also speaks to actions taken by the Compensation Committee of the Board of Directors, it should be noted that the entirety of our compensation program is a cooperative effort among management, the Compensation Committee and the full Board of Directors, with advice from an outside, independent compensation consultant, and the discussion and analysis is a reflection of that cooperative effort.

2009 Summary

During 2009:

•	Base salaries for our Named Executive Officers other than Mr. Sirkin were unchanged from 2008.

•	Cash bonuses were earned at the maximum level by our Named Executive Officers for 2009, as discussed below under the heading “2009 Compensation Overview.”

•	Payouts of performance share awards for the three-year performance cycle ending in 2009 to our Named Executive Officers were between threshold (minimum) and plan (target) levels, as discussed under the heading “2009 Compensation Overview.”

•	We made “upfront” multi-year grants to Mr. Chirico of stock options and restricted stock units that otherwise might have been expected to be granted to Mr. Chirico in 2010 and 2011. These awards will vest in accordance with the vesting schedule that would have been used if they had been granted in those years.

•	We added performance-based conditions, which are intended to satisfy the conditions for the deductibility of the awards under Section 162(m) of the Internal Revenue Code, to the time-based vesting of the restricted stock unit awards made to Mr. Chirico in 2009.

•	We made cash awards under our Long-Term Incentive Plan, instead of performance share awards, to our Named Executive Officers. These awards cover a two-year performance cycle, as opposed to the typical three-year cycle, due to the difficult economic environment resulting in a lack of visibility, which made setting goals for a three-year performance cycle extremely difficult.

2009 Compensation Overview

After facing a very challenging environment in 2008, we experienced improved financial performance during 2009. As discussed below and disclosed in the Executive Compensation section of this Proxy Statement, this improvement was reflected in the compensation paid to our Named Executive Officers with respect to 2009 and the long-term performance cycle that ended with 2009. We believe that the compensation paid reflects our “pay for performance” compensation philosophy (which is discussed further below).

We anticipated at the beginning of 2009 that the difficulties that our business experienced during 2008 would continue through 2009. As a result, we adjusted performance targets under our annual incentive plan to permit payouts within a broader performance range than we had in the past, lowering the minimum level of performance required for a payout (as a percentage of that required for the target payout), while maintaining (from 2008) the percentage payout at a level lower than threshold payments had been typically set at, and increasing the level of performance required for the maximum payout (as a percentage of that required for the target payout). We made this change because we felt that performance in a difficult economic environment was more difficult both to predict and to achieve. However, we set the level of performance required for the maximum payout at the amount equal to our 2008 performance because we felt that it would not be appropriate to make the maximum payout unless our 2009 performance met our 2008 performance.

The performance of our business began to improve significantly over the course of 2009. The improvement in all of our businesses was significant enough that all of our Named Executive Officers earned bonuses at the maximum level under our Performance Incentive Bonus Plan. Additionally, all of our Named Executive Officers had performance share awards under our 2006 Stock Incentive Plan with a three-year performance cycle that ended in 2009. Their payouts were between the threshold and target levels as a result of our strong performance in 2007 and 2009 offsetting the diminished earnings levels in 2008.

Compensation Objectives

Our compensation program is structured to incentivize our executive officers to improve our financial performance, profitably grow our business and increase stockholder value and to reward them if they attain these objectives. While we include a competitive base salary as an element of our compensation program in order to compensate our executive officers on an annual basis with a stable, secure cash salary at a market competitive level to retain and motivate these individuals and to attract new executives when necessary, the bulk of each Named Executive Officer’s targeted total compensation package includes short-term and long-term incentives to attain certain financial targets and to reward certain accomplishments or activities and equity awards that link compensation to long term increases in value created for our stockholders by the efforts of these individuals. Consistent with this pay for performance philosophy, the incentive components comprise approximately 55% to 85% of our Named Executive Officers’ compensation packages and historically have been tied directly to stock performance (in the case of stock options and restricted stock units) and the attainment of earnings per share, return on equity and/or divisional earnings improvement (in the case of other incentives) in order for our Named Executive Officers to earn the majority of their potential compensation.

Both objective and subjective factors are considered in making compensation decisions for individuals and in establishing compensation plans, policies and programs. These factors include, but are not limited to, compensation practices of competitors, relative compensation within our executive group, individual, business unit and corporate performance, tenure with the Company, job responsibility, potential for advancement and the recommendations of our Chief Executive Officer and Senior Vice President, Human Resources (other than for themselves). There is no specific weight assigned to these factors and no one factor nor group of factors is dispositive in establishing the compensation packages for our Named Executive Officers.

Compensation Procedure and Philosophy

The compensation of our executive officers is based upon the philosophy that executive compensation should be aligned with financial performance and stockholder value. We strive to attract and retain highly qualified talent by rewarding superior, measurable performance. The Compensation Committee annually reviews practices within our peer group and the marketplace to ensure that our practices are consistent with stockholder interests and applicable compliance requirements and enable us to recruit, retain and motivate qualified employees. The Compensation Committee engaged an independent compensation consultant, Executive Compensation Advisors for a portion of the year and ClearBridge Compensation Group for the remainder of the year, to advise it on all matters related to the compensation of our Chief Executive Officer and the other executive officers and our compensation plans.

Compensation Components

Compensation for our executive officers includes the following:

(i) short-term components consisting of base salary and annual cash bonuses, principally under our Performance Incentive Bonus Plan;

(ii) long-term components consisting of time-based stock options and restricted stock units, cash awards under our Long-Term Incentive Plan and/or performance share awards; and

(iii) a benefits component.

Our 2006 Stock Incentive Plan permits the granting of the equity awards identified above, as well as restricted stock, stock appreciation rights and other stock-based awards. As discussed below, the Compensation Committee began granting restricted stock units and performance share awards in 2007 in addition to stock options. In establishing future executive officer compensation packages, the Committee may utilize the other types of awards available under the Plan and/or adopt additional long term incentive and/or annual incentive plans to meet the needs of changing employment markets and economic, accounting and tax conditions.

Our compensation program does not rely to any significant extent on pension and welfare benefits or perquisites. However, we believe that, taken as a whole, our pension and welfare benefit plans are generally competitive. We also believe that the benefits offered under these plans and programs to executive officers serve a different purpose than do the other components of compensation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on compensation and years of service. Benefits offered to executive officers are those that are offered to the general employee population, with some variation, including to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits.

Administration of Compensation Programs

Our management, the Compensation Committee, the Board of Directors and the compensation consultant work in a cooperative fashion. Annually, the Committee, with the assistance of the compensation consultant, reviews the overall compensation program covering our group of senior executives. Management reports to the Committee and the compensation consultant on executive performance, particular business issues facing an executive or his or her division, and management’s views on the efficacy of and incentives behind the compensation program in order to assist in the establishment of performance goals, the adjustment of salaries, the award of discretionary bonuses and related matters. The Committee and the compensation consultant then work with management to develop specific packages for the executive officers, with particular emphasis on the Chief Executive Officer and the other Named Executive Officers, for the year. Any significant changes to the overall program would first be presented by the Committee to, and approved by, the independent members of the Board. The independent members of the Board also review annually the proposed compensation package for our Chief Executive Officer, prior to its approval by the Committee, and approve any material changes in our Chief Executive Officer’s compensation arrangements.

Our Chief Executive Officer provides input on and makes recommendations with respect to the compensation, including annual salary adjustments and grants of awards under our incentive plans, of the officers whose compensation is set by the Compensation Committee, including the other Named Executive Officers. The Committee approves the compensation of these officers taking into consideration his input and recommendations. Our Chief Executive Officer also discusses his own compensation with the Chairman of the Committee. These discussions are considered by the Committee in connection with the Committee’s annual compensation decisions with respect to our Chief Executive Officer.

On a program-wide basis, the Compensation Committee considers whether our incentive plans provide appropriate means of compensating our executives (e.g., cash versus equity, time-based versus performance-based incentives, etc.), the proximity of the expiration of existing plans, stock availability under existing plans and developments in the field of incentive compensation. We seek to use generally accepted and commonly used types of plans and awards that provide clear accounting treatment and that are understandable to stockholders and executives alike. We have designed our plans to be flexible in their application so that we have the tools available to develop compensation packages with the appropriate mix of fixed and at-risk components, short- and long-term incentives, and cash and equity awards with appropriate terms. In making decisions regarding changes to our compensation program and our executive officers’ compensation packages, the Committee is guided by the philosophy that a significant portion of all executive officers’ compensation packages, and a majority of our Named Executive Officers’ compensation packages, should consist of components that are linked to business performance and/or stockholder value creation through metrics such as earnings per share and return on equity.

The Compensation Committee’s annual review also includes consideration of the various elements of our executive compensation packages, including whether there should be general or specific salary increases, whether potential payouts as a percentage of salary should change, and whether to alter the mix between cash and equity compensation. This review also addresses the more specific issues of setting targets under our incentive plans and whether an individual executive’s performance, promotion or change in circumstances warrant changes to his or her compensation package that are different from the other executives as a group.

New plans and plan amendments are developed through an integrated process involving the Compensation Committee, our General Counsel, our Senior Vice President, Human Resources, the compensation consultant and outside counsel. The Committee then presents them to the Board for review and approval.

Industry Peer Group

The Compensation Committee considers a study compiled by the compensation consultant of compensation packages for an industry peer group, generally culled from public filings and published compensation benchmark surveys, as part of its review when considering the packages. The companies in the peer group are identified by the compensation consultant and approved by the Committee on an annual basis. The peer group is used to provide market context for compensation decisions, both because these are the companies with which we compete for executive talent and because their general similarity in size, business and economics aid the Committee in assessing the reasonableness of our compensation packages. In formulating the peer group, the consultant identifies companies with a similar business mix, channels of distribution and a comparable size to us. Our peer group, with two exceptions, consists of public companies in the wholesale apparel industry that had revenues for the most recent fiscal year that are between approximately 40% and 250% of our annual revenue. However, we exclude from the peer group companies in the wholesale apparel industry whose business mix does not match that of ours, even if those companies fall within these revenue parameters. The peer group for 2009 consisted of:

•	Burberry Limited;
•	Coach, Inc.;
•	Guess?, Inc.;
•	Hanesbrands Inc.;
•	Jones Apparel Group, Inc.;
•	Kenneth Cole Productions, Inc.;
•	Liz Claiborne, Inc.;
•	Oxford Industries, Inc.;
•	Perry Ellis International, Inc.;
•	Polo Ralph Lauren Corporation;
•	Quiksilver, Inc.;
•	The Timberland Company;
•	VF Corp.; and
•	Warnaco Group, Inc.

VF Corp. and Kenneth Cole Productions, Inc. are the two exceptions to the revenue parameters identified above: VF Corp. is above them while Kenneth Cole Productions, Inc. falls below them. The revenue parameters we have established serve as a guideline for identifying potential peer companies. We believe it is appropriate at times to consider companies outside of these parameters so that our peer group consists of companies with businesses similar to ours and we have a sufficient number of companies in our peer group for data to be meaningful for benchmarking purposes.

The peer group is reviewed annually, and companies have come into or out of the group over the years due to going public, going private, being acquired, or emerging from bankruptcy. For example, Kellwood Co., which was included in our peer group in 2008, was removed for 2009 because it ceased to be a public company in February 2008.

Beginning in 2008, we compared the cash compensation of Mr. Murry, the President and Chief Executive Officer of our Calvin Klein, Inc. subsidiary, to that of comparable executives in the ICR Luxury Goods Survey in addition to the comparable peer group index position for benchmarking purposes. We do this because a significant portion of the Calvin Klein businesses for which Mr. Murry has responsibility is more comparable to the businesses operated by the group covered by this survey. However, we are unable to compare Mr. Murry’s total compensation to the comparable executives in the ICR Luxury Goods Survey because the survey does not provide total compensation data. There were nine companies in the ICR Luxury Goods Survey with executives holding comparable positions to that of Mr. Murry. Although we were provided with compensation data for these executives, the identities of these executives and their companies are confidential and were not provided to us.

Participants in the ICR Luxury Goods Survey currently include the following companies:

• Alfred Dunhill of London, Inc.;	• J Crew Group, Inc.;
• Bose Corporation;	• Karl Lagerfeld LLC;
• Bulgari Retail USA Srl;	• Kenneth Cole Productions, Inc.;
• Burberry Limited;	• Kohler Co.;
• Carolina Herrera Ltd. Inc.;	• Lilly Pulitzer, Inc.;
• Chanel U.S.A., Inc.;	• Limited Brands Inc.;
• Chloe, Inc.;	• Liz Claiborne, Inc.;
• Christian Dior Inc.;	• Loro Piana S.p.A.;
• Clarins USA, Inc.;	• Louis Vuitton North America, Inc.;
• Coach, Inc.;	• LVMH Fashion Group America, Inc.;
• Cole Haan Holdings, Inc.;	• Marc Jacobs Inc.;
• Design Within Reach, Inc.;	• Michael Kors (USA) Inc.;
• DFS Group, Ltd.;	• Montblanc, Inc.;
• Dolce & Gabbana USA, Inc.;	• Movado Group Inc.;
• Donna Karan International, Inc.;	• Polo Ralph Lauren Corporation;
• Elie Tahari Ltd.;	• Prada USA Corp.;
• Ermenegildo Zegna Corporation;	• Richemont North America, Inc.;
• Escada (USA) Inc.;	• Saks Fifth Avenue, Inc;
• Fendi North America, Inc.;	• St. John Knits, Inc.;
• Ferragamo USA, Inc.;	• The Swatch Group, Ltd.;
• Giorgio Armani Corporation;	• Tiffany & Co.;
• Gucci America, Inc.;	• Tommy Hilfiger Corporation;
• Harry Winston, Inc.;	• Tumi Inc.;
• Hermes of Paris, Inc.;	• Versace USA Inc.; and
• Hickey Freeman Co., Inc.;	• Zale Corporation.

Use of Tally Sheets

We use tally sheets when reviewing the compensation packages for our Named Executive Officers. The tally sheets cover prior year compensation, proposed compensation for the then current year and eight different termination of employment scenarios, including termination with or without cause or for good reason, voluntary termination, normal and early retirement, death, and termination after a change in control, and 12 elements of compensation, including severance, value receivable under cash incentive, equity, pension, savings and deferred compensation plans, as well as the value of any tax gross-ups.

The tally sheets provide both a snapshot of current compensation opportunities and benefits and a quantification of payments and other value an executive would receive in various termination of employment scenarios. As such, they enable the Compensation Committee to see and evaluate the full range of executive compensation, understand the magnitude of potential payouts as a result of retirement, change in control and other events resulting in termination of employment, and consider changes to our compensation program, arrangements and plans in light of “best practices” and emerging trends. The Committee considers the information provided through the tally sheets, along with financial and market performance, individual performance, internal pay equity and peer and market data in making its compensation decisions.

The tally sheets, in certain circumstances, show different information than is shown on the Potential Payments Upon Termination and Change In Control Provisions table presented in the Executive Compensation section of this Proxy Statement. This difference is because the Compensation Committee is considering payouts in certain situations such as retirement, as to which a Named Executive Officer may not currently qualify. In such a situation, the disclosure on the table would show no payout was due, while the tally sheets will project a payout for when the executive becomes eligible to retire. The tally sheets also show the full “walk away” values, meaning that they show pension and savings plan payouts in addition to the amounts payable as a result of the termination of employment. The tally sheets may also reflect current or projected stock prices, as opposed to using year end stock prices and make other or different assumptions as compared to those used in preparing the table.

Consideration of Wealth Accumulation and Walk Away Value

While the Compensation Committee does look at “wealth accumulation” calculations – how much an executive is projected to earn or accrue over time through cash and equity compensation or receive through certain benefits – it does not believe it to be a determinative factor on its own, but rather must be looked at considering all relevant factors. The reason for this view is two-fold. First, we believe it both necessary and appropriate to continue to compensate our executives for their on-going individual performance and our on-going performance and provide pension and other post-employment benefits that properly reflect years of service. We believe that were we to discontinue incentive compensation awards, benefit accruals or other components of compensation, there could be less of an incentive for our executives to continue to perform at the high levels at which we believe they have performed and could even cause them to seek alternative employment at a competitor who would offer a full range of incentive compensation. Reducing an executive’s compensation as a result of the amount of prior compensation (which is largely dependent upon our financial and stock performance) would unfairly penalize an executive for the executive’s and our past success. Moreover, because the most significant vehicle for wealth accumulation is equity awards, and the amount of the benefit of equity awards is largely dependent on creating stockholder value through increases in the price of our stock, executives receive the full benefit from equity awards only with improved company performance and the resulting improvement in share price. This is consistent with aligning stockholder and management’s interests. We do, of course, consider factors such as whether the mix of compensation needs to change over time to reflect changes relative to the Company (such as a change in growth trajectory), and the individual executive (such as proximity to retirement). We also consider whether existing long-term awards already provide sufficient incentives to retain and motivate our executives, such that an additional award is not warranted with respect to an overlapping period, and whether existing awards payout as expected and produce the desired results. In addition, other adjustments will be made as the need arises, for instance as a result of changes in applicable tax or accounting rules, to encourage different desirable results.

Second, we historically have had executives with long tenures. All of our prior chief executive officers were employed with us for more than 30 years. The average tenure (including, in one case, service with a business we acquired) of our Named Executive Officers is over 17 years. The remaining 21 members of our senior executive team have an average tenure (including, in two cases, service with a business we acquired) of over 16 years. As a result, retirement plan values are significant. The largest portion of these plan values, however, are typically from plans, such as the AIP (our 401(k) plan) and Supplemental Savings Plan (a non-qualified deferred compensation plan), that are primarily funded by the executive through payroll deductions. As such, although these plan values also include Company matching contributions and Company-funded pension plans, we believe that they should not serve to curtail on-going compensation.

As discussed later in this Compensation Discussion and Analysis, we have employment agreements with our Named Executive Officers that provide severance benefits. We did not consider the prior compensation paid to the executives when these agreements were initially entered into several years ago. The rationale behind providing these benefits regardless of the prior compensation paid to an executive is similar to that discussed above with respect to setting compensation. In addition, we believe that the decision to provide severance benefits to an executive upon a termination of employment and the amounts to be paid as severance should not be based upon the past compensation paid to an executive, but rather upon the executive’s position at our company, the ability of the executive to find a similar position following a termination of employment and the value to us of the restrictive covenants, including non-competition and non-solicitation covenants, to which our executives have agreed to be subjected in exchange for the severance arrangements to which we have agreed.

Targeted Compensation

The compensation levels of our Named Executive Officers are targeted to approximate the peer group median if we achieve our budget, to exceed the median and approach the 75th percentile of competitive compensation levels if we exceed our budget and to be below the competitive median if our budget is not attained. However, the Compensation Committee is not required to target compensation at these exact percentiles. Not all of our peer companies have executives with positions comparable to that of all of our Named Executive Officers. As such, we also consider how the compensation of a Named Executive Officer compares to that of executives at companies in our peer group with the same compensation ranking (e.g., we would compare our third highest paid executive to the third highest paid executive of companies in our peer group). In addition, we take into account a Named Executive Officer’s seniority, relative pay, tenure in his position and the like in targeting compensation. As a result, we believe that these percentiles should be used as a guide in setting compensation but with the Committee having the flexibility to target compensation at higher or lower amounts.

We focus on the median and refer to the 25th and 75th percentiles of the peer group data to understand the market range. We use this approach, as the compensation consultant has demonstrated that it diminishes the disproportionate effect caused by the “outliers” that pay well above or well below the balance of the group. The benchmarking of a Named Executive Officer’s compensation to that of comparable executives in the peer group is one of the factors that results in the differences in the compensation among our Named Executive Officers, including the differences in the percentage of base salary payable under our incentive awards. Other than these differences, our policies and decisions relating to our Named Executive Officers are not materially different among these executives.

When establishing annual compensation for our Named Executive Officers, the Compensation Committee considers the following as constituting total potential compensation:

•	base salary (for the one year period that begins on June 1 of each year, which is when base salary increases generally take effect);

•	potential bonus under our Performance Incentive Bonus Plan for the then current fiscal year;

•	potential value to be received under cash long-term incentive awards and/or performance share awards;

•	stock option grants, valued based upon the Black-Scholes-Merton option pricing methodology provided by the compensation consultant (with the value of certain grants, such as special grants made in connection with promotions, being spread over multiple years); and

•	restricted stock unit grants, valued based on the current price of our Common Stock.

Payouts under our Performance Incentive Bonus Plan and our cash-based Long-Term Incentive Plan and of performance share awards under our 2006 Stock Incentive Plan are dependent upon, and vary with, our performance. As such, the value of these awards, as well as each Named Executive Officer’s total compensation, is considered at threshold, target and maximum levels.

At the beginning of each fiscal year, we compare the potential total compensation that a Named Executive Officer can earn to the comparable peer group positions to ensure that the amounts are consistent with the desired benchmarking for our Named Executive Officer’s compensation.

At the end of each fiscal year, we calculate the total compensation paid or expected to be paid to our Named Executive Officers for that fiscal year. We then compare the total compensation to that of the most comparable executives at the companies in our peer group.

In considering total potential compensation, stock option grants are valued using the Black-Scholes-Merton option pricing methodology provided by the compensation consultant, as opposed to using the grant date fair value or the compensation cost included in our financial statements in accordance with Financial Accounting Standards Board (which we refer to in this Proxy Statement as the “FASB”) guidance for stock-based compensation. We do this in order to provide a consistent comparison to the value of stock option grants made to executives at the companies in our peer group, which the compensation consultant values using the same methodology. We spread the value of certain option and restricted stock unit grants over multiple years to reflect that theses grants are being made to cover multiple years of service by a Named Executive Officer.

The following charts, created by the compensation consultant, provide a comparison of our financial performance (over a one-year and three-year period) to that of the peer group and a comparison of our Named Executive Officers’ 2009 actual total cash compensation and actual total compensation to that of the most comparable executives at the companies in our peer group. “Total cash compensation” consists of salary and bonus received under our Performance Incentive Bonus Plan, and “total compensation” consists of salary, bonus received under our Performance Incentive Bonus Plan, the value of stock option and restricted stock unit grants made in 2009 and the value received under performance share awards for the 2007 – 2009 performance cycle.

(1)	Excludes extraordinary items and accounting charges permitted under GAAP and reported as such.

(2)	Excludes total stockholder return vs. S&P 1500.

(1)	The actual total cash compensation percentiles for Mr. Murry are 99% versus the peer group and 99% versus the ICR Luxury Goods Survey; total compensation is not available for the ICR Luxury Goods Survey.

These charts show that our 2009 performance was close to or above the 75th percentiles on all measures and total cash compensation of our Named Executive Officers was close to or above the 75th percentile, reflecting our strong performance in 2009. Our performance for the three-year period was between the 50th and 75th percentiles on all measures, except that total stockholder return versus the S&P 1500 was below the 50th percentile and earnings per share growth was above the 75th percentile. Total compensation was between the 50th and 75th percentiles for two of our Named Executive Officers and above the 75th percentile for three of our Named Executive Officers, reflecting our strong performance during this three-year period. This demonstrates a link between our Named Executive Officers’ compensation and our performance, thus supporting our pay for performance philosophy, and that compensation is being paid consistently with our target levels, thus demonstrating our program pays compensation as intended. It should be noted in this regard that the higher levels of compensation for Mr. Sirkin is reflective, in part, of his seniority with us and that the higher levels for Messrs. Duane and Murry reflect the performance of the businesses or divisions they head, as only a small percentage of their compensation is based on overall corporate performance.

Internal Pay Equity

We consider internal pay equity when setting compensation for our executive officers. Although we have not established a policy regarding the ratio of total compensation of the Chief Executive Officer to that of the other executive officers, we do review compensation levels to ensure that appropriate equity exists. As discussed earlier, we target the compensation levels of our executive officers to executives in our peer group. These differences account for most of the difference in compensation among our executive officers. During the past three years, our Chief Executive Officer’s compensation has been less than three times the compensation of the next highest paid executive officer, which we believe is an acceptable multiple.

Key Elements of Compensation

Allocation Among Compensation Components

Our compensation program does not provide for a specific mix of base salary, annual incentive and long-term incentive components. Generally, we would like salaries to approximate the median, while the other components would provide for annual cash compensation and total compensation to reach the levels discussed above based on short-term and long-term performance.

Base salaries historically have been a higher than desired percentage of our executive officers’ total compensation package because we had no bonus or other incentive compensation plans, other than stock options. Furthermore, we were limited in our use of other equity awards, as we had relatively small equity plans and we had a long-standing practice of making equity awards to a relatively large group of our employees. With the implementation of new incentive plans, we have been able to increase the use of incentive compensation and begin to shift the relative portions of total compensation away from salary and towards incentive compensation. We have not yet been able to complete this shift, as we generally have a long-tenured executive management team that we believe is highly qualified and responsible for our success. As a result, salary raises have, from time to time, become necessary to reward performance and achievement. This is specifically applicable to our Named Executive Officers, all but one of whom has a tenure that dates back to periods before we adopted performance incentive plans.

We instituted annual performance-based bonus plans in an effort to slow down increases of base salaries and provide for performance-based incentive compensation in addition to the long-term incentive provided through stock options (which were the only stock-based awards we could make until 2006). In addition, we instituted for certain of our executive officers a cash-based long-term incentive plan and grants of performance share awards to address further the base salary issue, as well as shortfalls in total compensation (when comparing our executive officer compensation to our peer group).

Our compensation program is structured so that when our performance meets or exceeds the goals set forth under our Performance Incentive Bonus Plan and our long-term incentive awards, the percentage of a Named Executive Officer’s total compensation consisting of bonus and long-term incentive awards will be higher than those during periods in which our performance does not meet our goals. Set forth below is the pay mix of each Named Executive Officer’s total compensation that was set by the Compensation Committee at the beginning of 2009. We believe that the pay mix for each of the Named Executive Officers is appropriate for our Company and as compared to our peer group. The bonuses and long-term incentives (which for 2009 consisted of grants of options, restricted stock units and cash awards under our Long-Term Incentive Plan) presented for each Named Executive Officer are based on the target performance level. These incentive elements are a lower percentage of total compensation at threshold performance levels and a higher percentage at maximum performance levels.

Base Salaries

Purpose. We pay base salaries to compensate our executive officers at a market-competitive level to retain and motivate these individuals and to attract new executives when necessary.

Considerations. Annual salaries are determined by evaluating our overall performance, the performance of each individual executive officer, and the performance of their division for operational executives, as well as by considering market forces, peer data and other general factors believed to be relevant, including time between salary increases, promotion (and, if applicable, the base salary of the predecessor in the position), expansion of responsibilities, advancement potential, and the execution of special or difficult assignments. Additionally, the Compensation Committee takes into account the relative salaries of our Named Executive Officers and determines what it believes are appropriate compensation level distinctions between our Chief Executive Officer and the other Named Executive Officers and among each of the other Named Executive Officers. There is no specific relationship between achieving or failing to achieve budgeted estimates of our stock or financial performance and the annual salaries determined by the Committee for any of the executive officers. No specific weight is attributed to any of the factors considered by the Committee; the Committee considers all factors and makes a subjective determination, based upon the experience of its members, the information and analysis provided by the compensation consultant and the recommendations of the Chief Executive Officer and the Senior Vice President, Human Resources (other than for themselves). The information provided by the compensation consultant includes both publicly available data of the peer group and third party compensation surveys.

2009 Decisions and Analysis. We have made a concerted effort to limit the growth of base salaries in recent years due to our historically high salary levels as a portion of total compensation. We have, instead, increased the opportunity for incentive compensation using both short-term and long-term performance-based cash and equity awards and time-based equity awards. While we have continued to grant base salary increases to our Named Executive Officers related to promotions, expansion of responsibilities, and advancement potential, and to take into account the relative base salaries of our Named Executive Officers, Mr. Chirico, our Chief Executive Officer, has not received a base salary increase since being promoted to that position in early 2006, Mr. Duane, our Vice Chairman, Wholesale Apparel, also received his last base salary increase in early 2006, and Mr. Murry, President and Chief Executive Officer of our Calvin Klein, Inc. subsidiary, has not received a base salary increase since we acquired Calvin Klein in 2003. Mr. Sirkin was our only Named

Executive Officer who received a base salary increase in 2009; Mr. Sirkin’s employment agreement provides for an increase of his annual base salary in 2010. Prior to 2009, Mr. Sirkin’s last base salary increase was in 2006 (excluding the $10,000 incremental increase in base salary that he received in 2007 to defray the cost of certain of his perquisites that were eliminated).

Short Term Incentives

Performance Incentive Bonus Plan

Purpose. The purpose of our Performance Incentive Bonus Plan is to provide cash compensation on an annual basis that is at-risk and contingent on the achievement of overall Company performance or divisional performance, as appropriate. The Plan allows for goals to be set based upon numerous different performance criteria, but to date the Compensation Committee has set targets based on our earnings per share or the net earnings of our businesses during the applicable year. These goals were chosen because they support our strategic business objectives, are easily understood by participants, and are aligned with stockholder value creation.

Considerations. Bonuses under our Performance Incentive Bonus Plan for our Chief Executive, Chief Operating and Chief Financial Officers are based solely on annual earnings goals for the Company as a whole. Typically, to pay out at the target level, the Company must have earnings per share that falls within the middle of the earnings per share guidance range that management provides to the financial market at the beginning of each fiscal year. Our earnings guidance is based on the budget approved by the Board of Directors. Bonus compensation in the case of the Vice Chairman, Wholesale Apparel and the President and Chief Executive Officer of Calvin Klein is principally based on the annual earnings goals for their respective divisions but also has a component based on the same annual earnings targets for the Company as are established for the other Named Executive Officers. The divisional earnings goals are the budgeted earnings included in the annual budget approved by the Board and upon which management provides earnings and revenues guidance to the financial market. The goals exclude special items identified at the time the awards are made.

2009 Decisions and Analysis. The Compensation Committee established targets for 2009 for our Named Executive Officers in April 2009. The targets excluded special items approved by the Committee at the time the awards were made. In the case of our performance as a whole, the excluded items included the costs associated with our restructuring activities announced in the last quarter of 2008 and any lost revenue and related legal costs related to the potential insolvency of a key licensee. The targets, which were based on our annual corporate earnings guidance, were as follows:

Threshold	Decrease	Target	Decrease	Maximum	Increase
Earnings	From Prior	Earnings	From Prior	Earnings	Over Prior
Per Share	Year EPS[1]	Per Share	Year EPS[1]	Per Share	Year EPS[1]
($)	(%)	($)	(%)	($)	(%)
1.75	(41)	2.15	(27)	2.95	0

[1]	Our 2008 earnings per share to which the above amounts are compared excluded special items. The excluded items included (but were not limited to) the impact of the operating results and exit costs associated with our shutdown of our Geoffrey Beene outlet retail division and the costs associated with our other restructuring activities announced in the last quarter of 2008.

The threshold, target and maximum earnings per share amounts in the above table reflected our expectation that the difficulties that our business experienced during 2008 would continue through 2009. Whereas the threshold, target and maximum earnings per share goals for 2008 were 6% lower, 6% higher and 20% higher than our 2007 earnings per share (as calculated under our Performance Incentive Bonus Plan), respectively, the maximum earnings per share goal for 2009 was set equal to 2008 earnings per share, and the threshold and target earnings per share goals represented large decreases from our 2008 earnings per share. These performance targets resulted in a broader performance range than we had in the past; the minimum level of performance required for a payout was 81% of the target level, verses 89% in 2008, and the level of performance required for the maximum payout was 137% of the target level, verses 113% in 2008. We selected this structure because we felt that performance in a difficult economic environment was both more difficult to achieve and to measure. However, we set the level of performance required for the maximum payout at the amount equal to our 2008 performance because we felt that it would not be appropriate to make the maximum payout unless our 2009 performance at least met our 2008 performance.

Our 2009 actual earnings per share were $3.44, representing a 17% increase over 2008 earnings per share (each as calculated in accordance with the formula established for the applicable year under our Performance Incentive Bonus Plan). Each of the Named Executive Officers who received payouts with respect to our annual corporate earnings earned bonuses with respect to this component for 2009 at the maximum levels as a result.

The potential payouts (as percentage of base salary) and actual payouts (as percentage of base salary and in dollar amounts) were as follows with respect to Messrs. Chirico, Sirkin and Shaffer, the Named Executive Officers who received payouts based solely on our annual corporate earnings:

	Threshold	Target	Maximum	Actual	Actual
Name	(%)	(%)	(%)	(%)	($)
Mr. Chirico	25	100	200	200	2,000,000

Mr. Sirkin	20	75	195	195	1,852,500

Mr. Shaffer	15	60	150	150	712,500

Messrs. Duane and Murry were eligible to receive bonus payouts based upon our total corporate earnings and the net earnings of the businesses or divisions for which each has overall responsibility – our wholesale dress shirt, neckwear and sportswear divisions for Mr. Duane and our Calvin Klein licensing, advertising, wholesale collection and retail businesses for Mr. Murry. The divisional targets based on net earnings, which exclude certain corporate charges used for segment reporting, for these executives were as set forth below:

		Decrease From		Increase (Decrease)		Increase Over
		Prior Year		From Prior Year		Prior Year
	Threshold	Net Earnings	Target	Net Earnings	Maximum	Net Earnings
Name	($)	(%)	($)	(%)	($)	(%)
Mr. Duane	134,400,000	(22.5)	147,371,000	(15.0)	173,500,000	0

Mr. Murry	149,100,000	(6.1)	159,130,000	0.2	179,100,000	12.8

The threshold, target and maximum earnings amounts in the above table reflected our expectation that the difficulties that our wholesale and Calvin Klein businesses experienced during 2008 would continue through 2009. At the time 2009 performance goals were established, the growth trajectory of our Calvin Klein businesses was adversely affected by the business downturn. Accordingly, the threshold amount for the net earnings of Mr. Murry’s division was lower than would be typical, and the potential payouts for the earnings component at the threshold level for Mr. Murry was set at half of the percentage of base salary payable in 2008. A similar approach was taken for Mr. Duane in 2008 when the threshold amount for the net earnings of Mr. Duane’s division (and the percentage of salary payable for attaining the threshold) was lower than would be typical given the challenging economic environment. We did not take these actions for Mr. Murry in 2008 because at the time the 2008 performance goals were established, the growth trajectory of our Calvin Klein businesses was not affected by the business downturn affecting our heritage businesses and seemed unlikely to be so.

In addition to receiving maximum bonus payouts with respect to our total corporate earnings, Mr. Duane received the maximum divisional bonus payout based on net earnings (as calculated in accordance with the formula established for the year under our Performance Incentive Bonus Plan) of $179,171 of our wholesale dress shirt, neckwear and sportswear divisions, and Mr. Murry received the maximum divisional bonus payout based on net earnings (as calculated in accordance with the formula established for the year under our Performance Incentive Bonus Plan) of $195,074 of our Calvin Klein licensing, advertising, wholesale collection and retail businesses.

The potential payouts (as percentages of base salary) and actual payouts (as percentage of base salary and in dollar amounts) for these executives were as follows:

		Threshold	Target	Maximum	Actual	Actual
Name	Earnings Component	(%)	(%)	(%)	(%)	($)
	Company	2.5	10.0	25.0	25.0	200,000
Mr. Duane	Division	12.5	50.0	125.0	125.0	1,000,000

	Total	15.0	60.0	150.0	150.0	1,200,000

	Company	2.5	10.0	25.0	25.0	212,500
Mr. Murry	Division	12.5	50.0	125.0	125.0	1,062,500

	Total	15.0	60.0	150.0	150.0	1,275,000

Discretionary Bonuses

The Compensation Committee has the authority to award annual bonuses to executive officers on a discretionary basis. The Committee typically awards discretionary bonuses for undertaking additional duties, accomplishing specific projects or achieving specific benefits for the Company, such as special efforts in connection with a transaction, the disposition on favorable terms of corporate assets and special efforts in connection with corporate initiatives. The Committee may also award discretionary bonuses based on other factors. The Committee has the authority to place restrictions, such as a vesting period, on any discretionary bonus it awards to an executive officer. No discretionary bonuses were awarded to any of our Named Executive Officers for 2009.

Long Term Incentives

Stock Options and Restricted Stock Units

Purpose. We grant stock options and/or restricted stock units to our Named Executive Officers. These awards are made based on the fair value of the grant. These awards are granted to our Named Executive Officers in an amount such that the value of the award, when combined with base salaries, potential bonuses under our Performance Incentive Bonus Plan and potential payouts under our Long-Term Incentive Plan and/or of performance share awards, would generally provide for compensation consistent with our compensation philosophy described above.

Considerations. Stock options are designed to align the interests of grantees with those of our stockholders and their value is at-risk. Generally, the options we have granted may not be exercised until the first anniversary of the date of grant and become fully exercisable in equal annual installments through the fourth anniversary of the date of the grant. The stock options granted to our Named Executive Officers typically remain exercisable during employment until the tenth anniversary of the date of grant. We believe that this approach provides an incentive to the executive to increase stockholder value over the long term, since the maximum benefit of the options granted cannot be realized unless stock price appreciation occurs over a number of years.

Restricted stock units represent the right to receive one share of Common Stock for each unit awarded, subject to vesting. The restricted stock unit grants generally vest in increments of 25%, 25% and 50% on the second, third and fourth anniversaries of the date of grant, respectively, and are settled by the delivery of stock as soon as practicable after the vesting date. Our decision to grant restricted stock units was based on our belief that while stock options have certain benefits, restricted stock units generally better align the interests of grantees with stockholders, as both increases and decreases in our stock price have the same effect on employees holding restricted stock units as they do on stockholders. We use a different vesting schedule for restricted stock units than we do with options because we believe the later start to the commencement of vesting of restricted stock units better aligns employees’ interests with those of longer-term stockholders and provides an effective retention tool, which we believe further benefits stockholders. We believe that employees generally place more value on restricted stock units and are better incentivized to increase stockholder value because restricted stock units have a clear value – market price – at the time of grant and are clearly affected by the rise and fall of our stock price. On the other hand, stock options may be perceived by some to have little or no value at the time of grant as they may never be realized as compensation unless the stock price exceeds the exercise price. We believe that the decision to make awards of restricted stock units was proven beneficial in 2009, as our employees still were able to receive value in stock for the awards that vested even though the price of our Common Stock was below that when the awards were made. Our decision to award restricted stock units also helped reinforce the Board of Directors’ decision to adopt ownership guidelines for our Named Executive Officers in 2008, as discussed below. The decision to grant restricted stock units was made in consultation with the Compensation Committee’s compensation consultant, who advised us that other companies in our peer group were granting restricted stock units in lieu of or in addition to stock options and that this was consistent with general market trends.

We targeted 60% of the overall value of the annual equity awards granted to our Chief Executive Officer to be in the form of options and 40% of the value to be in the form of restricted stock units. (The split for the other executive officers was 55:45.) We believe that the use of both options and restricted stock units is consistent with our compensation philosophy and that a majority of the value of these equity awards should be in the form of options because we believe that options better capture pay for performance by providing a reward only if our stock price increases.

2009 Decisions and Analysis. With one exception, during 2009 we granted both options and restricted stock units to our Named Executive Officers. This decision was made to obtain the benefits of both restricted stock units, which we believe better align grantees’ interests to that of stockholders, and stock options, which we believe better reflect our pay for performance objective, as discussed above. We did not grant stock options to Mr. Sirkin in 2009 because his employment agreement provides that he is to receive only restricted stock units.

During 2009, we decreased the value of equity granted to Messrs. Chirico, Shaffer and Duane, by approximately 20% as compared to the equity granted for 2008 due to a general practice in the marketplace of decreasing long-term incentive values in light of the economic environment, our declining stock price at the time of grant, and our share availability at the time awards are typically granted by us. This was the case for Mr. Chirico’s awards when the value of his 2009 awards is viewed on an annual basis, although the actual award he received was a multi-year grant (as discussed below). The value of Mr. Murry’s equity awards was increased approximately 35% as a result of his promotion in September 2008 from Chief Operating Officer of Calvin Klein to Chief Executive Officer of Calvin Klein. Mr. Sirkin’s equity awards were made as required under his employment agreement, as discussed below, and could not be decreased.

During 2009, we granted to Mr. Chirico, our Chief Executive Officer, multi-year awards of stock options and restricted stock units. We believe that by making Mr. Chirico grants of stock options and restricted stock units intended to cover several years, rather than making grants that would otherwise be expected to be made to Mr. Chirico in the ordinary course in 2010 and 2011, we created a structure that would better incentivize Mr. Chirico to focus on our long-term strategy and planning. A similar approach was taken in 2006, when Mr. Chirico was promoted to Chief Executive Officer and a grant of stock options was made to him that was also intended to incentivize Mr. Chirico to focus on our long-term strategy and planning and to reduce the size of his annual grants over the two following years. Notwithstanding the long-term focus of the awards made in 2009, they vest in accordance with our standard vesting schedule described above, as if the allocable portion had been made as an annual award in 2009, 2010 and 2011, as the case may be. In addition to the service-based criteria for vesting, the restricted stock unit awards granted to Mr. Chirico during 2009 have performance-based conditions which are intended to satisfy the conditions for the deductibility of the awards under Section 162(m) of the Internal Revenue Code and need to be satisfied in order to vest. Specifically, such awards require us to achieve $30,000,000 of adjusted net income for the third and fourth quarters of 2009 (taken together) or $50,000,000 of adjusted net income for any of 2010, 2011, 2012, 2013, 2014 or 2015 in order to vest. “Adjusted net income” for any of the above performance periods refers to our net income for the applicable performance period, adjusted by the applicable automatic adjustments to the performance goals for such performance period. Automatic adjustments for any performance period are established by the Compensation Committee with respect to such performance period in accordance with Section 162(m) of the

Code. Based on the level of our earnings in the third and fourth quarters of 2009, the required level of adjusted net income for the third and fourth quarters of 2009 was met, meaning that Mr. Chirico will vest in the awards, assuming he remains employed by us through each of the service-based vesting dates, which end in 2015.

In 2009, we made two grants of restricted stock units to Mr. Sirkin. These grants were required under an amendment to his employment agreement. The amendment, which we entered into with him on July 1, 2008, provides, in part, that Mr. Sirkin was to receive on each of the date of execution and the dates of our 2009 and 2010 Annual Meetings of Stockholders, a grant of restricted stock units having a grant date value of approximately $500,000, provided that he is employed in his current position on the date of grant. Pursuant to the terms of the amendment, we granted restricted stock units with a grant date value of approximately $500,000 to Mr. Sirkin on June 25, 2009, the date of our 2009 Annual Meeting of Stockholders. These awards were and are to made as consideration for Mr. Sirkin’s agreement to delay his retirement and extend his period of employment from the date of our 2009 Annual Meeting of Stockholders to no earlier than the date of our 2011 Annual Meeting of Stockholders. We agreed to make these awards because we felt that equity provided a better incentive than cash for the smooth transition of Mr. Sirkin’s duties and responsibilities required in connection with his retirement, as equity provides the potential for increased value if our performance improves over the transition period. These grants are in addition to the annual grant of restricted stock units granted to Mr. Sirkin, discussed below.

The amendment to Mr. Sirkin’s employment agreement discussed above also requires us to make a grant to him of restricted stock units with a grant date value of approximately $1,250,000 on the date that annual grants of restricted stock units are made to our other executive officers, which, in 2009, was June 25, 2009, so long as he is employed in his current capacity on that date. These awards have been made and will continue to be on substantially the same terms and conditions as the awards of restricted stock units previously made to our executive officers and are in lieu of, and not in addition to, the annual grants of stock options and restricted stock units that Mr. Sirkin might otherwise have been granted consistent with past practice. Although we had not agreed to provide for minimum amounts of future equity grants in past employment agreements with any senior executive, we agreed to do so for Mr. Sirkin in connection with the amendment to his employment agreement in order to assure him that he would continue to receive his standard annual grant through the expected transition period prior to his retirement; the $1,250,000 minimum amount of the annual grant is equal to the value of his 2008 equity award. As noted above, we have not previously provided a contractual guarantee of equity awards and we would not expect to do so again, except in other unusual circumstances. Furthermore, we would only make such equity grants subject to performance-based (and not time-based) vesting.

Timing of Equity Awards

Our equity award policy provides that the annual equity grant to our senior executives, including our Named Executive Officers, and certain other participants in our 2006 Stock Incentive Plan generally will be approved by the Compensation Committee at a Committee meeting held during the period commencing two days after the public release of the prior year’s earnings results and ending two weeks prior to the end of the first fiscal quarter of the current year. Equity awards may be made to our Named Executive Officers outside of the annual grant process in connection with a promotion, assumption of new or additional duties or other appropriate reason. All such grants to Named Executive Officers must be approved by the Committee and generally will be made on the first business day of the month following the effective date of the promotion or the assumption of new or additional duties or the date of the precipitating event, as applicable. The Committee retains the discretion not to make grants at the times provided in the policy if the members determine it is not appropriate to make a grant at such time. Additionally, the Committee retains the discretion to make grants, including an annual equity grant, at times other than as provided in the policy if the members determine circumstances, such as changes in accounting and tax regulations, warrant making a grant at such other times. For example, during 2009, the Committee made the annual grant of restricted stock units on the date of our 2009 Annual Meeting of Stockholders, when our stockholders approved the amendment to our 2006 Stock Incentive Plan to increase the number of shares authorized for issuance under the Plan.

The exercise price of options granted is required to be equal to the “fair market value” of a share of our Common Stock on the date of grant. Fair market value is currently defined as the closing price of our Common Stock on the date of grant.

Long-Term Incentive Plan Awards and Performance Share Awards

Purpose. Our Named Executive Officers are eligible to receive awards under our Long-Term Incentive Plan. The Long-Term Incentive Plan provides for cash payouts upon the achievement of goals established by the Compensation Committee at the beginning of each performance cycle. Performance cycles typically consist of three consecutive fiscal year periods, although the Long-Term Incentive Plan permits cycles of any length not to be less than 13 months. The purpose of the Long-Term Incentive Plan is to provide cash compensation that is at-risk and contingent on the achievement of the selected performance criteria over an extended period. These awards also have retentive value because they only pay out if the participant remains employed for the performance cycle, subject to certain exceptions.

Our Named Executive Officers also are eligible to receive awards of performance shares under our 2006 Stock Incentive Plan. In 2007 and 2008, we used performance shares in lieu of cash awards under our Long-Term Incentive Plan. Our decision to issue performance shares was based on our belief that performance share awards have an additional link to performance; if the financial targets are not met or met only at the lower levels, recipients would be adversely affected as a result of receiving fewer or no shares and any shares received will have a lower value if our stock price falls as a result of our financial performance. Therefore, we believe that performance shares further align the interests of our Named Executive Officers with stockholder interests as compared to the cash Long-Term Incentive Plan awards. However, we believe cash Long-Term Incentive Plan awards also have an appropriate place in developing compensation packages and will continue to be used when appropriate. The Compensation Committee retains discretion to use cash or stock-based awards as incentives for long-term performance.

Performance share awards typically use the same cycles and performance measures as Long-Term Incentive Plan awards, but provide for payouts in shares of our Common Stock instead of cash upon the achievement of the goals established by the Compensation Committee at the beginning of each performance cycle. The purpose of performance share awards is to provide compensation in the form of Common Stock that is at-risk and contingent on the achievement of the selected performance criteria over an extended period. These awards also have retentive value because they only pay out if the participant remains employed for the performance cycle, subject to certain exceptions.

Due to share availability limitations, share price volatility and the depressed and unsettled business environment making it difficult to establish performance goals for a three-year performance cycle at the time that 2009 compensation decisions were made, we decided to make cash awards under our Long-Term Incentive Plan, instead of performance share awards, for 2009 and made the performance cycle two years, instead of the typical three-year cycle.

Considerations. The awards made under our Long-Term Incentive Plan and the performance share awards require us to achieve both cumulative earnings growth as measured by cumulative earnings per share targets and improvement in return on equity over the applicable performance cycle. (The Long-Term Incentive Plan and the 2006 Stock Incentive Plan allow for goals to be set based upon numerous different performance criteria, but to date the Compensation Committee has only set targets based on the criteria noted.) The goals exclude special items identified at the time the awards are made and typically would include most, if not all, of the same special items as are excluded for awards given the same year under our Performance Incentive Bonus Plan.

Payouts under our Long-Term Incentive Plan are equal to a percentage of base salary based on the achievement of the targets established by the Compensation Committee. Performance share award payouts are in the form of Common Stock and are determined by taking a percentage of the recipient’s base salary and converting the dollar amount to a number of shares issuable, based on the value of our Common Stock when the award is granted. The targets provide for threshold goals (performance below which would result in no payout being made), target goals, and maximum goals (performance above which no additional payout is earned). Achievement of levels between goals is typically equal to a percentage of base salary or number of shares that is on a straight-line basis between the two goals but can be on any basis established by the Committee. The amount of a participant’s payout, if any, is determined by the Committee prior to the end of the first quarter of the fiscal year immediately following the end of the performance cycle. Payouts of Long-Term Incentive Plan and performance share awards have been weighted towards the achievement of earnings growth as measured by cumulative earnings per share, while the return on equity serves as a check to ensure that the earnings are achieved while maintaining return on equity at desirable levels, thereby aligning the participant’s interests with those of our stockholders.

2009 Decisions and Analysis. All of our Named Executive Officers received awards under our Long-Term Incentive Plan in 2009 with respect to a performance cycle covering 2009 through 2010. The cumulative earnings per share targets for the performance cycle are as follows:

Threshold		Target		Maximum
Cumulative	Negative	Cumulative	Negative	Cumulative
Earnings	Compound	Earnings	Compound	Earnings	Compound
Per Share	Growth	Per Share	Growth	Per Share	Growth
($)	(%)	($)	(%)	($)	(%)
4.00	(23)	4.55	(16)	5.90	0

The average return on equity goals for the performance cycle are 8.9% at threshold, 10.1% at target and 12.7% at maximum. The earnings per share and average return on equity goals for the performance cycle are presented in the limited context of our compensation programs and should not be understood to be statements of management’s estimates of results or other guidance. We specifically caution investors not to apply these goals to other contexts.

The potential payouts (as percentage of base salary) are as follows:

	Threshold	Target	Maximum
Name	(%)	(%)	(%)
Mr. Chirico	40	100	220

Mr. Sirkin	10	25	55

Mr. Shaffer	10	20	40

Mr. Duane	10	20	40

Mr. Murry	10	20	40

Mr. Murry’s potential payouts for this award increased from the threshold, target and maximum payouts of 7.5%, 15% and 30%, respectively, of base salary payable to him in connection with the performance shares awarded to him in 2008. This increase resulted from Mr. Murry’s promotion in September 2008 from Chief Operating Officer of Calvin Klein to Chief Executive Officer of Calvin Klein.

The threshold, target and maximum earnings per share amounts in the second table above reflected our expectation that the difficulties that our business experienced during 2008 would continue through 2009, that the direction of 2010 was, at best, difficult to predict, and that it was not meaningful to try and project our business out through 2011. The awards also reflected our concern that the stock market would continue to be unsettled and volatile. Therefore, whereas we made awards of performance shares in 2008 for a three year performance cycle and the threshold, target and maximum earnings per share goals for the cycle required compound growth of 5%, 10% and 20% from our 2007 earnings per share (as calculated in accordance with the formula established under the 2006 Stock Incentive Plan), respectively, the 2009 awards were made with a performance cycle that was shortened to two years, the awards were made as cash awards under the

Long-Term Incentive Plan instead of performance shares under the 2006 Stock Incentive Plan and the earnings per share goals allowed for decreases in earnings per share except at the maximum goal, which required no growth (or loss). We selected this structure because we felt that performance in a difficult economic environment was both more difficult to predict and achieve and that in a volatile stock market, true business performance might not be reflected in our stock price, as well as due to share availability constraints at the time these awards were made.

Payouts under 2007 – 2009 Performance Share Award Cycle

All of our Named Executive Officers received payouts between the minimum and target levels in the current fiscal year with respect to the three-year performance cycle ended January 31, 2010 based on our attainment of cumulative earnings per share of $9.68 and a return on equity for the cycle of 15.6%. The earnings per share growth targets (as calculated in accordance with the formula established under the 2006 Stock Incentive Plan) with respect to the three-year performance cycle ended January 31, 2010 were as follows:

Threshold		Target		Maximum
Cumulative		Cumulative		Cumulative
Earnings	Compound	Earnings	Compound	Earnings	Compound
Per Share	Growth	Per Share	Growth	Per Share	Growth
($)	(%)	($)	(%)	($)	(%)
9.54	10	10.48	15	12.49	25

The average return on equity goals were 14.4% at threshold, 15.6% at target and 18.0% at maximum.

Potential and actual payouts in shares of Common Stock (and the approximate percentage of salary at the time of the grant of the performance share awards to calculate the number of shares issuable) were as follows:

Name		Threshold	Target	Maximum	Actual
Mr. Chirico	Shares (#)	10,200	18,500	40,700	13,391
	% of Salary	55	100	220	72

Mr. Sirkin	Shares (#)	1,700	4,200	9,200	2,485
	% of Salary	10	25	55	15

Mr. Shaffer	Shares (#)	900	1,800	3,600	1,182
	% of Salary	10	20	40	13

Mr. Duane	Shares (#)	1,500	3,000	6,000	1,971
	% of Salary	10	20	40	13

Mr. Murry	Shares (#)	1,200	2,400	4,800	1,577
	% of Salary	7.5	15	30	10

Other Benefits

Our Named Executive Officers are participants in our Pension Plan, Supplemental Pension Plan, AIP, Supplemental Savings Plan and Executive Medical Reimbursement Insurance Plan. In addition, Messrs. Chirico, Sirkin and Duane are parties to capital accumulation program agreements with the Company. See “Executive Compensation—Defined Benefit Plans,” “Executive Compensation—Nonqualified Deferred Compensation” and “Executive Compensation—Summary Compensation Table” for a description of these programs.

Perquisites are limited and generally consist of discounts in our retail stores available to all employees and, in certain cases, clothing allowances, gym memberships, and travel, hotel and, on occasion, recreational activities of our executive officers’ spouses during our off-site budget, planning and strategy meetings. Additionally, as part of certain of our marketing activities, including as the naming rights sponsor of the IZOD

Center sports and entertainment arena, we have a limited number of tickets to all events at the IZOD Center and to certain professional football games at Giants Stadium, which is located in the same complex. These are provided at no cost to us and may, at times, be used personally by our Named Executive Officers, as they are available to all of our employees on a non-discriminatory basis.

Employment Agreements and Severance

We have employment agreements with our Named Executive Officers that provide them with severance benefits. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that might appear to them to be less risky absent these arrangements. These agreements include restrictive covenants, including non-competition and non-solicitation covenants, in favor of us in exchange for the severance benefits that we believe provide us with significant value in prohibiting our executives from competing against us, using our confidential information and hiring our best talent if they wish to leave our employment. The agreements also provide for severance payments to be made after a change in control. These change in control benefits mitigate a potential disincentive for executives when they are evaluating a potential acquisition of the Company, particularly when it appears that the services of the executive officers may not be required by the acquiring company. The change in control arrangements for our Named Executive Officers are “double trigger,” meaning that severance payments are not awarded upon a change in control unless the executive’s employment is terminated involuntarily (other than for cause) or voluntarily for good reason within the two year period following the transaction. We believe this structure strikes a balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change in control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant severance payments in connection with such a transaction whether or not they are offered continued employment. In connection with our entering into these agreements, the compensation consultant and the Compensation Committee reviewed the severance benefits provided by other companies and determined that the agreements we provided were generally “market,” particularly within our industry peer group. Because our peer group is an industry peer group that consists of companies with which we compete for talent, not providing these agreements would put us at a competitive disadvantage in the ability to attract and retain qualified executives and to limit the ability of our competitors to hire away our best talent and to prevent our former employees from competing against us. The compensation consultant advised the Compensation Committee that the inclusion in the calculation of severance payable to Mr. Chirico if his employment is terminated in connection with a change in control of amounts, if any, paid to him under our Long-Term Incentive Plan is uncommon. We do not include such amounts in any other severance arrangement and will not include it in any further employment agreements that we enter into with executive officers. We will continue to monitor market practice and evolving market trends.

One of the other provisions in the employment agreements that we have with our senior executives, including our Named Executive Officers, provides that if any payments, entitlements or benefits received by an executive under his or her agreement or otherwise are subject to the excise tax on excess parachute payments, the executive is entitled to an additional payment to restore the executive to the after-tax position that he or she would have been in if the excise tax had not been imposed. We will not include a similar provision in any future employment agreement with an executive, except in unusual circumstances, and the provision will be limited to excise taxes triggered by the payment of severance in connection with a termination of employment as a result of a change in control and will be subject to a “sunset provision” limiting its duration to no more than three years. Because we determined the appropriate level of change in control severance protections for our executives without factoring in the adverse effects that may result from imposition of these excise taxes, we included this provision to preserve the level of change in control severance protections and have not removed this provision from existing agreements.

For a detailed description of these employment agreements, please see the discussion below under “Executive Compensation—Employment Contracts.”

Change In Control Provisions in Equity Plans and Awards

Under the terms of stock option, restricted stock unit and performance share awards, any unvested awards would vest upon the completion of certain transactions that would result in a change in control, such as stockholder approval of a liquidation or dissolution or the consummation of a reorganization, merger, consolidation or a sale or other disposition of all or substantially all of our assets, other then where all or substantially all of the individuals and entities that were the beneficial owners of our outstanding shares and securities entitled to vote generally in the election of directors, immediately prior to such transaction, beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of our Common Stock and more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors. This vesting feature, approved by stockholders in 2006, is in place because we believe that utilizing a single event to vest awards provides a simple and certain approach for treatment of equity awards in a transaction that will likely result in the elimination or de-listing of our stock. This provision recognizes that such transactions have the potential to cause a significant disruption or change in employment relationships and thus treats all employees the same regardless of their employment status after the transaction. It also recognizes that because we may no longer exist after the change in control, employees should not be required to have the value of their outstanding equity awards linked to the acquiring company’s future success. In addition, it provides our employee option holders with the same opportunities as our other stockholders who are free to realize the value created at the time of the transaction by selling their equity. In connection with the employment agreements we entered into with our Named Executive Officers, the compensation consultant also reviewed the change in control provisions in the equity plans and awards of other companies and determined that the plans we provided were “market,” particularly within our industry peer group. We will continue to monitor market practice and evolving market trends.

Posthumous Compensation and Benefits

We do not provide any special benefits or compensation, such as posthumous equity awards or severance pay, that is payable upon the death of any of our Named Executive Officers. As is shown in “Executive Compensation—Potential Payments Upon Termination and Change In Control Provisions,” the only compensation a Named Executive Officer’s estate receives upon his death relates to outstanding equity awards, incentive compensation awards and deferred compensation arrangements. In the case of performance awards under our Performance Incentive Bonus Plan, Long-Term Incentive Plan and 2006 Stock Incentive Plan, payouts are on a pro rata basis based on the portion of the performance cycle elapsed prior to the Named Executive Officer’s death.

Federal Income Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the amount of compensation a publicly held corporation may deduct as a business expense for Federal income tax purposes. The deductibility limit, which applies to a company’s chief executive officer and the three other most highly compensated executive officers (as defined in the Exchange Act), other than the chief financial officer, is $1 million, subject to certain exceptions. The exceptions include the general exclusion of performance-based compensation from the calculation of an executive officer’s compensation for purposes of determining whether his compensation exceeds the deductibility limit. Compensation paid or received under our Performance Incentive Bonus Plan, our Long-Term Incentive Plan and our 2006 Stock Incentive Plan (other than time-based restricted stock units) is generally intended to satisfy the requirements for full deductibility. Nonetheless, the Compensation Committee recognizes that in certain instances it may be in our best interest to provide compensation that is not fully deductible and has done so, such as with many of the restricted stock units granted in 2007, 2008 and 2009.

Stock Ownership

To ensure that management’s interests remain aligned with stockholders’ interests, we encourage our key executives to retain shares acquired pursuant to the exercise of stock options and acquired upon the vesting of restricted stock units. In addition, our employees, including our Named Executive Officers, may acquire our Common Stock through our AIP, subject to certain limitations on the amount an employee can contribute to or hold in the PVH Stock Fund. Many of our Named Executive Officers have significant investments in the PVH Stock Fund investment option under the AIP.

We adopted stock ownership guidelines in 2008 that require our Chief Executive Officer to hold, directly or indirectly, Common Stock with a value equal to three times his annual base salary and that require the other Named Executive Officers to hold Common Stock with a value equal to their annual base salary. The stock ownership guidelines require our Named Executive Officers to meet these guidelines within five years of the adoption of these guidelines. All of our Named Executive Officers are in compliance with the guidelines as of the date of this Proxy Statement.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The Summary Compensation Table includes the 2007, 2008 and 2009 compensation data for our Named Executive Officers.

								Change in
								Pension Value
								and
							Non-Equity	Nonqualified
							Incentive	Deferred	All
	Years				Stock	Option	Plan	Compensation	Other
Name and	of	Fiscal	Salary	Bonus	Awards[2]	Awards[3]	Compensation[4]	Earnings[5]	Compensation[6]	Total
Principal Position	Service[1]	Year	($)	($)	($)	($)	($)	($)	($)	($)

Emanuel Chirico, age 53	15	2009	1,000,000	0	3,472,120	5,339,780	2,000,000	700,591	44,875	12,557,366
Chairman and Chief Executive Officer,		2008	1,000,000	0	1,973,305	1,332,100	1,874,205	100,228	90,608	6,370,446
Phillips-Van Heusen Corporation		2007	1,000,000	0	2,015,260	1,681,400	3,075,000	49,076	102,708	7,923,444
Michael A. Shaffer, age 47	19	2009	475,000	0	253,294	341,700	712,500	105,477	29,125	1,917,096
Executive Vice President and		2008	475,000	0	396,853	399,630	0	39,960	44,485	1,355,928
Chief Financial Officer		2007	458,333	0	485,820	480,400	628,188	28,382	46,130	2,127,253
Phillips-Van Heusen Corporation
Francis K. Duane, age 53	11	2009	800,000	0	295,984	402,000	1,200,000	476,377	21,958	3,196,319
Vice Chairman, Wholesale Apparel,		2008	800,000	0	507,205	472,290	299,873	164,239	63,368	2,306,975
Phillips-Van Heusen Corporation		2007	800,000	330,000	512,070	576,480	847,000	126,551	72,750	3,264,851
Paul Thomas Murry, age 59	7	2009	850,000	0	210,604	291,450	1,275,000	308,956	59,455	2,995,465
President and Chief Executive Officer,		2008	850,000	0	282,403	217,980	0	225,254	97,711	1,673,348
Calvin Klein, Inc.		2007	850,000	0	403,635	240,200	1,396,125	180,680	99,845	3,170,485
Allen E. Sirkin, age 68	23	2009	936,667	0	1,842,785	0	1,852,500	368,719	42,992	5,043,663
President and Chief Operating Officer,		2008	910,000	0	1,212,868	0	466,158	87,942	43,515	2,720,483
Phillips-Van Heusen Corporation		2007	906,667	0	664,167	0	1,701,700	270,195	81,852	3,624,581

[1]	This column represents credited service accrued by each of our Named Executive Officers under the terms of our Pension Plan and our Supplemental Pension Plan for benefit calculation purposes.

[2]	The Stock Awards column represents the aggregate grant date fair value of restricted stock units and performance share awards granted to each of our Named Executive Officers in the fiscal year listed. The value of the awards for 2008 and 2007 have been revised from what was previously provided to reflect grant date fair values of awards granted in each applicable year in accordance with current SEC disclosure requirements. The following table sets forth for each of our Named Executive Officers the breakdown of the restricted stock units and performance share awards for the listed fiscal years.

				Total
				Reported in the
		Restricted Stock	Performance Share	Stock Awards
	Fiscal	Units	Awards	Column
Name	Year	($)	($)	($)

Emanuel Chirico
	2009	3,472,120	N/A	3,472,120
	2008	965,925	1,007,380	1,973,305
	2007	1,025,325	989,935	2,015,260
Michael A. Shaffer
	2009	253,294	N/A	253,294
	2008	300,713	96,140	396,853
	2007	292,950	192,870	485,820
Francis K. Duane
	2009	295,984	N/A	295,984
	2008	346,275	160,930	507,205
	2007	351,540	160,530	512,070
Paul Thomas Murry
	2009	210,604	N/A	210,604
	2008	154,913	127,490	282,403
	2007	146,475	257,160	403,635
Allen E. Sirkin
	2009	1,842,785	N/A	1,842,785
	2008	982,968	229,900	1,212,868
	2007	439,425	224,742	664,167

(Footnotes continued on following page)

(Footnotes continued from previous page)

The fair value of the restricted stock units is equal to the closing price of our Common Stock on the date of grant multiplied by the number of restricted stock units granted. The fair value of an award of performance shares is equal to the closing price of our Common Stock on the date of grant, reduced for the present value of any dividends expected to be paid on our Common Stock during the performance cycle, as the performance shares do not accrue dividends prior to being earned. The number of performance shares included in the total fair value calculation is the target value set in the award agreement, as such amount represents the probable number of awards that will vest as of the date of grant. The fair value of the performance share awards at the maximum performance payout level on the date of grant was:

Name	2009	2008	2007

Emanuel Chirico	N/A	$2,215,400	$2,177,857
Michael A. Shaffer	N/A	192,280	385,740
Francis K. Duane	N/A	323,950	321,060
Paul Thomas Murry	N/A	257,070	514,320
Allen E. Sirkin	N/A	505,780	492,292

[3]	The Option Awards column represents the aggregate grant date fair value of stock option awards granted to each of our Named Executive Officers in the fiscal year listed. Under FASB guidance for stock-based compensation, the fair value of each stock option award is estimated as of the grant date using the Black-Scholes-Merton option valuation model. The following summarizes the assumptions used to estimate the fair value of stock option awards granted in the fiscal year listed:

	2009	2008	2007

Weighted average estimated fair value	$11.36	$12.11	$24.02
Weighted average risk-free interest rate	2.68%	2.78%	4.68%
Weighted average dividend yield	0.55%	0.41%	0.26%
Weighted average expected volatility	39.00%	29.50%	33.30%
Weighted average expected option term, in years	6.65	6.25	6.25

[4]	The compensation reported in this column includes payouts under our Performance Incentive Bonus Plan and payouts under our Long-Term Incentive Plan earned in the fiscal year listed, as detailed in the table below.

				Total Non-Equity
		Performance Incentive	Long-Term Incentive	Incentive Plan
	Fiscal	Bonus Plan	Plan	Compensation
Name	Year	($)	($)	($)

Emanuel Chirico
	2009	2,000,000	N/A	2,000,000
	2008	0	1,874,205	1,874,205
	2007	1,475,000	1,600,000	3,075,000
Michael A. Shaffer
	2009	712,500	N/A	712,500
	2008	0	N/A	0
	2007	628,188	N/A	628,188
Francis K. Duane
	2009	1,200,000	N/A	1,200,000
	2008	0	299,873	299,873
	2007	527,000	320,000	847,000
Paul Thomas Murry
	2009	1,275,000	N/A	1,275,000
	2008	0	N/A	0
	2007	1,396,125	N/A	1,396,125
Allen E. Sirkin
	2009	1,852,500	N/A	1,852,500
	2008	0	466,158	466,158
	2007	1,201,200	500,500	1,701,700

(Footnotes continued on following page)

(Footnotes continued from previous page)

[5]	The amounts reported in this column consist of the changes in values under our Pension Plan, our Supplemental Pension Plan and each Named Executive Officer’s capital accumulation program agreement, if any, as follows:

					Change in
					Pension Value
			Change in	Change in	and Nonqualified
		Change in	Supplemental	Capital	Deferred
		Pension Plan	Pension Plan	Accumulation	Compensation
	Fiscal	Value	Value	Program Value	Earnings†
Name	Year	($)	($)	($)	($)

Emanuel Chirico
	2009	53,779	406,676	240,136	700,591
	2008	15,955	143,730	(59,457)	100,228
	2007	1,008	116,250	(68,182)	49,076
Michael A. Shaffer
	2009	43,662	61,815	N/A	105,477
	2008	8,937	31,023	N/A	39,960
	2007	(3,206)	31,588	N/A	28,382
Francis K. Duane
	2009	44,100	241,246	191,031	476,377
	2008	15,442	94,647	54,150	164,239
	2007	4,675	83,540	38,336	126,551
Paul Thomas Murry
	2009	45,775	263,181	N/A	308,956
	2008	23,956	201,298	N/A	225,254
	2007	14,093	166,587	N/A	180,680
Allen E. Sirkin
	2009	60,464	(137,784)	446,039	368,719
	2008	21,060	372,321	(305,439)	87,942
	2007	7,302	518,749	(255,856)	270,195

†	Additional information regarding our Pension Plan and our Supplemental Pension Plan is included in this section under the Pension Benefits table. Additional information regarding our capital accumulation program is included in this section under the heading “Termination of Employment and Change In Control Arrangements.”

[6]	All Other Compensation includes perquisites and payments or contributions required to be made by us under our AIP, Supplemental Savings Plan and Executive Medical Reimbursement Insurance Plan.

In 2009, we made contributions under our AIP and our Supplemental Savings Plan in the amounts of $31,225 for Mr. Chirico; $15,475 for Mr. Shaffer; $8,308 for Mr. Duane; $26,267 for Mr. Murry; and $29,342 for Mr. Sirkin. In 2008, the amounts of the contributions were $76,858 for Mr. Chirico; $30,735 for Mr. Shaffer; $49,618 for Mr. Duane; $63,961 for Mr. Murry; and $29,765 for Mr. Sirkin. In 2007, the amounts of the contributions were $88,958 for Mr. Chirico; $32,380 for Mr. Shaffer; $59,000 for Mr. Duane; $63,469 for Mr. Murry; and $68,102 for Mr. Sirkin.

Our Executive Medical Reimbursement Insurance Plan covers eligible employees, including our Named Executive Officers, for most medical charges not covered by our basic medical plan, up to a specified annual maximum. We incurred $13,650 during 2009 and $13,750 during 2008 and 2007 as annual premiums for coverage for each of our Named Executive Officers.

Perquisites received from time to time have included clothing allowances, gym memberships and, in 2007, also included travel and recreational activities of our executive officers’ spouses during off-site budget, planning and strategy meetings. These amounts are not included in the table as they do not meet the threshold for disclosure, except in the case of Mr. Murry. In 2009, 2008 and 2007, Mr. Murry received a clothing allowance for purchases at our Calvin Klein Collection store. In addition, Mr. Murry’s spouse traveled to and had use of recreational facilities and services in connection with our off-site budget, planning and strategy meetings in 2007. These perquisites provided him with a benefit of $19,538 in 2009, $20,000 in 2008 and $22,626 in 2007, which is included in his compensation in this column.

GRANTS OF PLAN-BASED AWARDS

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise	Grant Date
		Estimated Future Payouts			Number	Number of	or Base	Fair Value
		Under Non-Equity Incentive			of Shares	Securities	Price of	of Stock
		Plan Awards			of Stock	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Awards[1]
Name	Date	($)	($)	($)	(#)	(#)	($/sh)	($)

Emanuel Chirico	4/16/2009 [2]					156,000	26.11	1,567,800
	6/25/2009 [3]				122,000			3,472,120
	6/25/2009 [4]					302,000	28.46	3,771,980
	4/29/2009 [6]	250,000	1,000,000	2,000,000
	4/29/2009 [7]	400,000	1,000,000	2,200,000

Michael A. Shaffer	4/16/2009 [2]					34,000	26.11	341,700
	6/25/2009 [5]				8,900			253,294
	4/29/2009 [6]	71,250	285,000	712,500
	4/29/2009 [7]	47,500	95,000	190,000

Francis K. Duane	4/16/2009 [2]					40,000	26.11	402,000
	6/25/2009 [5]				10,400			295,984
	4/29/2009 [6]	120,000	480,000	1,200,000
	4/29/2009 [7]	80,000	160,000	320,000

Paul Thomas Murry	4/16/2009 [2]					29,000	26.11	291,450
	6/25/2009 [5]				7,400			210,604
	4/29/2009 [6]	127,500	510,000	1,275,000
	4/29/2009 [7]	85,000	170,000	340,000

Allen E. Sirkin	6/25/2009 [5]				64,750			1,842,785
	4/29/2009 [6]	190,000	712,500	1,852,500
	4/29/2009 [7]	100,000	250,000	550,000

[1]	Grant date fair values were computed in accordance with FASB guidance for stock-based compensation.

[2]	These amounts represent stock options granted under our 2006 Stock Incentive Plan, which have a 10-year term and vest in four substantially equal installments on each of the first, second, third and fourth anniversaries of the date of grant.

[3]	These amounts represent restricted stock units granted to Mr. Chirico under our 2006 Stock Incentive Plan, subject to both service-based and performance-based criteria for vesting. This was a multi-year grant to Mr. Chirico covering his 2009 restricted stock unit award, as well as grants that would otherwise be expected to have been made to him in 2010 and 2011. These restricted stock units vest in increments of 8.3%, 16.7%, 33.3%, 25.0% and 16.7% on the second, third, fourth, fifth and sixth anniversaries of the date of grant, respectively, reflecting the intention that one-third of the award be treated as having been made on the date of grant, one-third as if it had been made in 2010 and one-third as if it had been made in 2011. The vesting of this award also requires that we achieve a specified level of adjusted net income, as defined in the agreement governing these awards, for any one of the performance periods. The required level of adjusted net income was achieved as of January 31, 2010. These restricted stock units are settled by the delivery of stock as soon as practicable after each vesting date.

[4]	These amounts represent stock options granted to Mr. Chirico under our 2006 Stock Incentive Plan, which have a 10-year term and vest in increments of 12.5%, 25.0%, 25.0%, 25.0% and 12.5% on the second, third, fourth, fifth and sixth anniversaries of the date of grant, respectively. This award consists of stock options that would otherwise be expected to have been granted to him in 2010 and 2011. The vesting of the options reflects the intention that half of the options be treated as if they had been granted in 2010 and half as if they had been granted in 2011.

[5]	These amounts represent restricted stock units granted under our 2006 Stock Incentive Plan. These restricted stock units vest in increments of 25.0%, 25.0% and 50.0% on the second, third and fourth anniversaries of the date of grant, respectively, and are settled by the delivery of stock as soon as practicable after each vesting date.

[6]	These amounts represent threshold, target and maximum cash awards under our Performance Incentive Bonus Plan with respect to 2009 performance.

[7]	These amounts represent threshold, target and maximum cash awards under our Long-Term Incentive Plan for the two year performance cycle 2009-2010. These awards were calculated as a percentage of the base salary of each of our Named Executive Officers in effect on the date of grant.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE
AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Contracts

Emanuel Chirico

Our employment agreement with Emanuel Chirico, our Chief Executive Officer, outlines the compensation and benefits to be paid to him, provides for annual review of his salary (currently $1,000,000 per year) and permits upward adjustments of salary. In addition, the agreement sets forth his rights to severance upon termination of employment and the restrictive covenants in our favor to which he has agreed.

Generally, Mr. Chirico is entitled to severance only if his employment is terminated by us without “cause” or if he terminates his employment for “good reason.” “Cause” is generally defined as (1) gross negligence or willful misconduct in Mr. Chirico’s performance of the material responsibilities of his position, which results in material economic harm to us or our affiliates or in reputational harm causing demonstrable injury to us or our affiliates; (2) Mr. Chirico’s willful and continued failure to perform substantially his duties (other than any such failure resulting from incapacity due to physical or mental illness); (3) Mr. Chirico’s conviction of, or plea of guilty or nolo contendere to, a felony within the meaning of U.S. Federal, state or local law (other than a traffic violation); (4) Mr. Chirico’s having willfully divulged, furnished or made accessible any confidential information (as defined); or (5) any act or failure to act by Mr. Chirico, which, under the provisions of applicable law, disqualifies him from acting in his position. “Good reason” is generally defined as (i) the assignment to Mr. Chirico of any duties inconsistent in any material respect with his position or any other action that results in a material diminution in such position; (ii) a reduction of base salary; (iii) the taking of any action that substantially diminishes (A) the aggregate value of Mr. Chirico’s total compensation opportunity, and/or (B) the aggregate value of the employee benefits provided to him; (iv) requiring that Mr. Chirico’s services be rendered primarily at a location or locations more than 35 miles from the Company’s principal executive offices; (v) solely after a change in control of the Company, a change in the Chairman of the Board of Directors such that neither the person holding such position immediately prior to the change in control nor Mr. Chirico is serving as the Chairman at any time during the one-year period following such change in control (other than as a result of such person’s cessation of service due to death or disability); or (vi) our failure to require any successor to assume expressly and agree to perform Mr. Chirico’s employment agreement.

In the event of a termination of employment without cause or for good reason (other than during the two-year period after a change in control), Mr. Chirico is entitled, subject to executing a release of claims in our favor, to two times the sum of his base salary plus an amount equal to the same percentage of his base salary that his target level payout was set at under the Performance Incentive Bonus Plan in respect of the fiscal year prior to the fiscal year during which the termination occurs. All such payments are payable in accordance with our payroll schedule in 48 substantially equal installments. The agreement provides that during the two-year period following Mr. Chirico’s termination of employment without cause or for good reason (other than during the two-year period after a change in control), medical, dental, life and disability insurance coverages are continued for Mr. Chirico (and his family, to the extent participating prior to termination of employment), subject to cessation if he obtains replacement coverage from another employer (although there is no duty to seek employment or mitigate damages). Mr. Chirico is required to pay the active employee rate, if any, for such coverage. Mr. Chirico also is entitled, subject to executing a release of claims in our favor, to severance upon the termination of his employment by us without cause or by him for good reason within two years after a change in control of the Company (as defined in the agreement). In either such case, he will receive an aggregate amount equal to three times the sum of his base salary plus an amount equal to the same percentage of his base salary that his target level payout was set at under the Performance Incentive Bonus Plan in respect of the fiscal year prior to the fiscal year during which the termination occurs plus an amount equal to the average annual cash awards (if any) paid to and/or accrued with respect to him during our two most recently completed fiscal years preceding the date of termination under our Long-Term Incentive Plan. This amount will be paid in a lump sum, if the change in control constitutes a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (each within the meaning of Section 409A). This amount will be paid in 72 substantially equal payments, if the change in control does not constitute a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” under Section 409A. Mr. Chirico also receives comparable medical, dental, life and disability insurance coverage for himself and his family for the three-year period immediately following such a termination. In addition, if any payments, entitlements or benefits received by Mr. Chirico under his agreement or otherwise are subject to the excise tax on excess parachute payments, he is entitled to an additional payment to restore him to the after-tax position that he would have been in if the excise tax had not been imposed.

The agreement with Mr. Chirico also includes certain restrictive covenants in favor of the Company. The covenants include prohibitions during and following employment against his use of confidential information and soliciting our employees for employment by himself or anyone else and, other than following a termination without cause or for good reason, competing against us or accepting employment with a competitor and interfering with our business relationships.

Michael A. Shaffer

Our employment agreement with Michael A. Shaffer, our Executive Vice President and Chief Financial Officer, outlines the compensation and benefits to be paid to him, provides for an annual review of his salary (currently $475,000 per year) and permits upward adjustments of salary. In addition, the agreement sets forth his rights to severance upon termination of employment and the restrictive covenants in our favor to which he has agreed. Generally, Mr. Shaffer is entitled to severance only if employment is terminated by us without “cause” or if he terminates his employment for “good reason.” The definition of “cause” under Mr. Shaffer’s agreement is substantially the same as under Mr. Chirico’s employment agreement. “Good reason” is generally defined as (i) the assignment to Mr. Shaffer of any duties inconsistent in any material respect with his position or any other action that results in a material diminution in such position; (ii) a reduction of base salary; (iii) the taking of any action that substantially diminishes (A) the aggregate value of Mr. Shaffer’s total compensation opportunity, and/or (B) the aggregate value of the employee benefits provided to him; or (iv) requiring that Mr. Shaffer’s services be rendered primarily at a location or locations more than 75 miles from the Company’s principal executive offices.

In the event of a termination of employment without cause or for good reason (other than during the two-year period after a change in control), Mr. Shaffer is entitled, subject to executing a release of claims in our favor, to one and a half times the sum of his base salary plus an amount equal to the same percentage of his base salary that his target level payout was set at under the Performance Incentive Bonus Plan in respect of the fiscal year during which the termination occurs. All such payments are payable in accordance with our payroll schedule in 36 substantially equal installments. The agreement provides that during the 18-month period following Mr. Shaffer’s termination of employment without cause or for good reason (other than during the two-year period after a change in control), medical, dental, life and disability insurance coverage are continued for Mr. Shaffer (and his family, to the extent participating prior to termination of employment), subject to cessation if he obtains replacement coverage from another employer (although there is no duty to seek employment or mitigate damages). Mr. Shaffer is required to pay the active employee rate, if any, for such coverage. Mr. Shaffer also is entitled, subject to executing a release of claims in our favor, to severance upon the termination of his employment by us without cause or by him for good reason within two years after a change in control of the Company (as defined in the agreement). In either such case, Mr. Shaffer would receive an aggregate amount equal to two times the sum of his base salary plus an amount equal to the same percentage of his base salary that his target level payout was set at under the Performance Incentive Bonus Plan in respect of the fiscal year during which the termination occurs. This amount will be paid in a lump sum, if the change in control constitutes a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (each within the meaning of Section 409A). This amount will be paid in 48 substantially equal payments, if the change in control does not constitute a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” under Section 409A.

Mr. Shaffer also receives comparable medical, dental, life and disability insurance coverage for himself and his family for a two-year period after such a termination. In addition, if any payments, entitlements or benefits received by Mr. Shaffer under his agreement are subject to the excise taxes on excess parachute payments, he is entitled to an additional payment to restore him to the after-tax position that he would have been in if the excise tax had not been imposed.

The agreement with Mr. Shaffer also includes certain restrictive covenants in favor of the Company. The covenants include prohibitions during and following employment against his use of confidential information and soliciting our employees for employment by himself or anyone else and, other than following a termination without cause or for good reason, interfering with our business relationships.

Allen E. Sirkin

Our employment agreement with Allen E. Sirkin, our President and Chief Operating Officer, outlines the compensation and benefits to be paid to him during his employment. The agreement expires on the date of our Annual Meeting of Stockholders in 2011. Mr. Sirkin’s employment agreement provides that his annual base salary, which is currently $950,000, will increase to $1,000,000 effective June 1, 2010. Additionally, pursuant to his employment agreement, Mr. Sirkin was granted an award of restricted stock units with a fair market value on the date of grant of approximately $1,250,000, on the date in calendar year 2010 that annual grants of equity awards were made to the other executive officers of the Company. This grant was on substantially the same terms and conditions as the awards of restricted stock units previously made to our executive officers and is in lieu of, and not in addition to, the annual grants of stock options and restricted stock units that Mr. Sirkin might otherwise have been granted consistent with past practice. Mr. Sirkin’s employment agreement also provides for him to receive an additional grant of restricted stock units, with a grant date value of $500,000, on the date of the 2010 Annual Meeting of Stockholders. This grant was agreed to as consideration for Mr. Sirkin agreeing to extend his employment, delay his retirement and provide for a smooth transition of his duties and responsibilities. Mr. Sirkin’s agreement also sets forth his rights to severance upon termination of employment. Generally, Mr. Sirkin is entitled to severance only if employment is terminated by us without “cause” or if he terminates his employment for “good reason.” The definitions of “cause” and “good reason” under Mr. Sirkin’s agreement are substantially the same as under Mr. Chirico’s employment agreement, other than for the exclusion of clause (v) of the good reason definition.

In the event of a termination of employment without cause or for good reason (other than during the two-year period after a change in control), Mr. Sirkin is entitled, subject to executing a release of claims in our favor, to two times the sum of his base salary plus an amount equal to the same percentage of his base salary that his target level payout was set at under the Performance Incentive Bonus Plan in respect of the fiscal year prior to the fiscal year during which the termination occurs. All such payments are payable in accordance with our payroll schedule in 48 substantially equal installments. The agreement provides that during the period in which severance is paid following Mr. Sirkin’s termination of employment without cause or for good reason (other than during the two-year period after a change in control), medical, dental, life and disability insurance coverage are continued for Mr. Sirkin (and his family, to the extent participating prior to termination of employment), subject to cessation if he obtains replacement coverage from another employer (although there is no duty to seek employment or mitigate damages). Mr. Sirkin is required to pay the active employee rate, if any, for such coverage. Mr. Sirkin also is entitled, subject to executing a release of claims in our favor, to severance upon the termination of his employment by us without cause or by him for good reason within two years after a change in control of the Company (as defined in the agreement). In either such case, Mr. Sirkin will receive an aggregate amount equal to two times the sum of his base salary plus an amount equal to the same percentage of his base salary that his target level payout was set at under the Performance Incentive Bonus Plan in respect of the fiscal year prior to the fiscal year during which the termination occurs. This amount will be paid in a lump sum, if the change in control constitutes a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (each within the meaning of Section 409A). This amount will be paid in 48 substantially equal payments, if the change in control does not constitute a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” under Section 409A. Mr. Sirkin also receives comparable medical, dental, life and disability insurance coverage for himself and his family for a two-year period after such a termination. In addition, if any payments, entitlements or benefits received by Mr. Sirkin under his agreement are subject to the excise taxes on excess parachute payments, he is entitled to an additional payment to restore the executive to the after-tax position that he would have been in if the excise tax had not been imposed.

The agreement with Mr. Sirkin also includes certain restrictive covenants in favor of the Company. The covenants include prohibitions during and following employment against his use of confidential information and soliciting our employees for employment by himself or anyone else and, other than following a termination without cause or for good reason, competing against us or accepting employment with a competitor and interfering with our business relationships.

Francis K. Duane and Paul Thomas Murry

We have employment agreements with each of Messrs. Duane and Murry. These agreements outline the compensation and benefits to be paid to these executives during their employment. The agreements provide for an annual review of their respective salaries (currently $800,000 per year for Mr. Duane and $850,000 per year for Mr. Murry) and permit upward adjustments of salary. In addition, the agreements set forth these executives’ rights to severance upon termination of employment. Generally, each of them is entitled to severance only if employment is terminated by us without “cause” or if he terminates his employment for “good reason.” The definitions of “cause” and “good reason” under these executives’ agreements are substantially the same as under Mr. Chirico’s employment agreement, other than for the exclusion of clause (v) of the good reason definition.

Each of these executives is entitled, subject to executing a release of claims in our favor, to one and a half times the sum of his base salary plus an amount equal to the same percentage of his base salary that his target level payout was set at under the Performance Incentive Bonus Plan in respect of the fiscal year prior to the fiscal year during which the termination occurs in the event of a termination of employment without cause or for good reason (other than during the two-year period after a change in control). All such payments are payable in accordance with our payroll schedule in 36 substantially equal installments. The agreement provides that during the 18-month period following the termination of either executive’s employment without cause or for good reason (other than during the two-year period after a change in control), medical, dental, life and disability insurance coverage are continued for such executive (and his family, to the extent participating prior to termination of employment), subject to cessation if the executive obtains replacement coverage from another employer (although there is no duty to seek employment or mitigate damages). The executive is required to pay the active employee rate, if any, for such coverage. These executives also are entitled, subject to executing a release of claims in our favor, to severance upon the termination of their employment by us without cause or by them for good reason within two years after a change in control of the Company (as defined in the agreements). In either such case, the executive will receive an aggregate amount equal to two times the sum of his base salary plus an amount equal to the same percentage of his base salary that his target level payout was set at under the Performance Incentive Bonus Plan in respect of the fiscal year prior to the fiscal year during which the termination occurs. This amount will be paid in a lump sum, if the change in control constitutes a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (each within the meaning of Section 409A). This amount will be paid in 48 substantially equal payments, if the change in control does not constitute a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” under Section 409A. These executives also receive comparable medical, dental, life and disability insurance coverage for themselves and their families for a two-year period after such a termination. In addition, if any payments, entitlements or benefits received by an executive under his agreement are subject to the excise taxes on excess parachute payments, the executive is entitled to an additional payment to restore the executive to the after-tax position that he would have been in if the excise tax had not been imposed.

The agreements also include certain restrictive covenants in favor of the Company. The covenants include prohibitions during and after employment against the use of confidential information and soliciting our employees for employment by themselves or anyone else and, other than following a termination without cause or for good reason, competing against us or accepting employment with a competitor and interfering with our business relationships.

Other Arrangements

There are a number of other arrangements that would result in payments or other benefits to some or all of our Named Executive Officers upon a termination of employment or in the event of a change in control, in addition to the severance arrangements described above.

2006 Stock Incentive Plan; Stock Option Plans

Our 2006 Stock Incentive Plan, as further described in “Compensation Discussion and Analysis—Key Elements of Compensation—Long-Term Incentives,” provides for the granting of options (both incentive stock options and non-qualified stock options), restricted stock, restricted stock units, stock appreciation rights, performance shares and other stock-based awards. To date, we have only granted the following types of incentive awards: (i) service-based non-qualified stock options and restricted stock units; (ii) contingently issuable performance shares; and (iii) restricted stock units that satisfy the performance-based condition for deductibility under section 162(m) of the Internal Revenue Code under the Plan. We also have stock options (consisting of both incentive and non-qualified stock options) outstanding under stock option plans that have been terminated, except with respect to the outstanding options.

The following describes the effect upon stock options, restricted stock units and performance share awards in the event of a termination of employment or change in control.

Stock Options

All outstanding stock options, whether awarded under our 2006 Stock Incentive Plan or one of the terminated stock option plans, become immediately exercisable in full upon a change in control of the Company. In addition, in the event of the death or, for options granted prior to May 3, 2007, retirement of an optionee, all outstanding options generally become immediately exercisable. Options granted on or after May 3, 2007 are forfeited immediately if the recipient retires prior to December 31 of the year in which the options were granted but otherwise become immediately exercisable upon retirement. If such options are not thereafter exercised, they will expire, generally within three months after the qualification of the representative of such optionee’s estate in the event of such optionee’s death or three years of such optionee’s retirement. In all other circumstances, all unexercisable options will expire upon the termination of the optionee’s employment. If an optionee leaves our employ prior to his or her death or retirement, for any reason other than a termination for cause, any then exercisable options previously granted to but not exercised by such optionee will expire within 90 days of such optionee’s termination of employment. All exercisable options will expire upon an optionee’s termination of employment in the event an optionee is terminated for cause. Each of our Named Executive Officers holds options under these plans.

Restricted Stock Units

All outstanding restricted stock units vest in full in the event of the death of the recipient, as well as upon a change in control of the Company. Except with respect to certain grants of restricted stock units made to Mr. Chirico and Mr. Sirkin in 2008 and 2009 as discussed below, in the event of the retirement of a recipient of restricted stock units, all restricted stock units vest in full, except that restricted stock units granted after May 3, 2007 are forfeited immediately if the recipient retires prior to December 31 of the year in which the restricted stock units were granted. Mr. Chirico received a grant of restricted stock units in 2009 under which unvested restricted stock units would be forfeited upon retirement. Mr. Sirkin received grants of restricted stock units in 2008 and 2009 under which unvested restricted stock units would be forfeited upon his retirement if he retires prior to the date of our Annual Meeting of Stockholders to be held in calendar year 2011. If he retires on or after the date of the 2011 Annual Meeting of Stockholders, Mr. Sirkin’s restricted stock units granted in 2008 and 2009 will vest in full. When the recipient’s employment terminates for any other reason, unvested restricted stock units are forfeited immediately. Each of our Named Executive Officers holds restricted stock units.

Performance Share Awards

The following sets forth the effect upon performance share awards of certain triggering events occurring during a performance cycle:

Death	The participant’s estate will receive the target level payout, prorated to reflect the portion of the performance cycle worked by the participant.

Change in Control	The participant will receive the target level payout, prorated to reflect the portion of the performance cycle worked by the participant.

Disability	The participant will receive the payout, if any, that would have been payable to the participant for the performance cycle, prorated to reflect the portion of the performance cycle worked by the participant.

Retirement Termination Without Cause	If at least 12 months of the performance cycle has elapsed, the participant will receive the payout, if any, that would have been payable to the participant for the performance cycle, prorated to reflect the portion of the performance cycle worked by the participant.
Termination For “Good Reason”[1]	If less than 12 months of the performance cycle has elapsed, the participant will not receive a payout.

[1]	“Good reason” is as defined under the participant’s employment agreement. In the case of awards made during 2007, the Compensation Committee has the discretion whether to pay out any or all of the award.

In all other cases, a participant must be employed by us on the last day of the performance cycle in order to remain eligible to receive an award. The payout payable in the event of death or a change in control will be paid within 30 days of death or the change in control, as the case may be, unless to do so would trigger the imposition of additional taxes under Section 409A of the Internal Revenue Code, in which case payment will be delayed for six months and the amounts owed will accrue interest at a rate based on the 10-year Treasury bill. Each of our Named Executive Officers has received an award of performance shares.

Performance Incentive Bonus Plan

We pay annual cash bonuses under our Performance Incentive Bonus Plan, based upon corporate and/or divisional performance, as further described in “Compensation Discussion and Analysis—Key Elements of Compensation—Short-Term Incentives—Performance Incentive Bonus Plan.” The following sets forth the effect upon Plan awards of certain triggering events occurring during a performance cycle:

Death	The participant’s estate will receive the target level bonus, prorated to reflect the portion of the performance cycle worked by the participant.

Change in Control	The participant will receive the target level bonus, prorated to reflect the portion of the performance cycle worked by the participant.

Disability Retirement	The participant will receive the bonus, if any, that would have been payable to the participant for the performance cycle, prorated to reflect the portion of the performance cycle worked by the participant.

Termination Without Cause Termination For “Good Reason”[1]	The participant will not receive any bonus.

[1]	“Good reason” is as defined under the participant’s employment agreement.

In all other cases, a participant must be employed by us at the end of the performance cycle in order to remain eligible to receive an award. The bonus payable in the event of death or a change in control will be paid within 30 days of death or the change in control, as the case may be, unless to do so would trigger the imposition of additional taxes under Section 409A of the Internal Revenue Code, in which case payment will be delayed for six months and the amounts owed will accrue interest at a rate based on the 10-year Treasury bill. Each of our Named Executive Officers is a participant in our Performance Incentive Bonus Plan.

Long-Term Incentive Plan

We make cash payments under our Long-Term Incentive Plan based upon corporate performance over performance cycles in excess of 12 months, as further described in “Compensation Discussion and Analysis—Key Elements of Compensation—Long-Term Incentives—Long-Term Incentive Plan Awards and Performance Share Awards.” The following sets forth the effect upon the Long-Term Incentive Plan awards of certain triggering events occurring during a performance cycle:

Death	The participant’s estate will receive the target level payout, prorated to reflect the portion of the performance cycle worked by the participant.

Change in Control	The participant will receive the target level payout, prorated to reflect the portion of the performance cycle worked by the participant.

Disability	The participant will receive the payout, if any, that would have been payable to the participant for the performance cycle, prorated to reflect the portion of the performance cycle worked by the participant.

Retirement Termination Without Cause Termination For “Good Reason”[1]	If at least 12 months of the performance cycle has elapsed, the participant will receive the payout, if any, that would have been payable to the participant for the performance cycle, prorated to reflect the portion of the performance cycle worked by the participant. If less than 12 months of the performance cycle has elapsed, the participant will not receive a payout.

[1]	“Good reason” is as defined in the participant’s employment agreement.

In all other cases, a participant must be employed by us at the end of the performance cycle. The award payable in the event of death or a change in control will be paid within 30 days of death or the change in control, as the case may be, unless to do so would trigger the imposition of additional taxes under Section 409A of the Internal Revenue Code, in which case payment will be delayed for six months and the amounts owed will accrue interest at a rate based on the 10-year Treasury bill.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		OPTION AWARDS[1]				STOCK AWARDS
									Equity
									Incentive Plans
									Awards:
								Equity Incentive	Market or
								Plans Awards:	Payout Value
		Number of	Number of			Number of		Number of	of Unearned
		Securities	Securities			Shares or	Market Value	Unearned	Shares, Units,
		Underlying	Underlying			Units of	of Shares or	Shares, Units or	or Other
		Unexercised	Unexercised	Option		Stock That	Units of Stock	Other Rights	Rights That
		Options	Options	Exercise	Option	Have Not	That Have Not	That Have Not	Have Not
	Date	Exercisable	Unexercisable	Price	Expiration	Vested[2]	Vested[3]	Vested[4]	Vested [3]
Name	of Grant	(#)	(#)	($)	Date	(#)	($)	(#)	($)

Emanuel Chirico	4/22/2002	10,000	0	14.92	4/22/2012
	4/2/2003	20,000	0	12.34	4/2/2013
	4/29/2004	120,000	0	18.53	4/29/2014
	3/3/2005	120,000	0	28.13	3/3/2015
	1/17/2006	120,000	0	35.63	1/17/2016
	3/27/2006	150,000	50,000	38.98	3/27/2016
	4/12/2007	35,000	35,000	58.57	4/12/2017
	4/9/2008	27,500	82,500	36.45	4/9/2018
	4/16/2009	0	156,000	26.11	4/16/2019
	6/25/2009	0	302,000	28.46	6/25/2019
	4/12/2007					13,125	515,681
	4/9/2008					26,500	1,041,185
	6/25/2009					122,000	4,793,380
	4/30/2008							9,650	379,149

Michael A. Shaffer	4/2/2003	2,500	0	12.34	4/2/2013
	4/27/2004	7,500	0	19.10	4/27/2014
	5/2/2005	20,000	0	25.88	5/2/2015
	1/17/2006	20,000	0	35.63	1/17/2016
	3/27/2006	15,000	5,000	38.98	3/27/2016
	4/5/2007	10,000	10,000	58.60	4/5/2017
	4/9/2008	8,250	24,750	36.45	4/9/2018
	4/16/2009	0	34,000	26.11	4/16/2019
	4/5/2007					3,750	147,338
	4/9/2008					8,250	324,143
	6/25/2009					8,900	349,681
	4/30/2008							1,150	45,184

Francis K. Duane	1/17/2006	45,000	0	35.63	1/17/2016
	3/27/2006	7,500	2,500	38.98	3/27/2016
	4/5/2007	12,000	12,000	58.60	4/5/2017
	4/9/2008	9,750	29,250	36.45	4/9/2018
	4/16/2009	0	40,000	26.11	4/16/2019
	4/5/2007					4,500	176,805
	4/9/2008					9,500	373,255
	6/25/2009					10,400	408,616
	4/30/2008							1,900	74,651

Paul Thomas Murry	4/2/2003	7,500	0	12.34	4/2/2013
	4/27/2004	7,500	0	19.10	4/27/2014
	5/2/2005	11,250	0	25.88	5/2/2015
	1/17/2006	16,875	0	35.63	1/17/2016
	4/5/2007	5,000	5,000	58.60	4/5/2017
	4/9/2008	4,500	13,500	36.45	4/9/2018
	4/16/2009	0	29,000	26.11	4/16/2019
	4/5/2007					1,875	73,669
	4/9/2008					4,250	166,983
	6/25/2009					7,400	290,746
	4/30/2008							1,500	58,935

Allen E. Sirkin	4/22/2002	7,500	0	14.92	4/22/2012
	4/2/2003	12,136	0	12.34	4/2/2013
	4/27/2004	55,300	0	19.10	4/27/2014
	5/2/2005	45,000	0	25.88	5/2/2015
	1/17/2006	45,000	0	35.63	1/17/2016
	3/27/2006	135,000	0	38.98	3/27/2016
	4/5/2007					5,625	221,006
	4/9/2008					13,250	520,593
	7/1/2008					13,510	530,808
	6/25/2009					64,750	2,544,028
	4/30/2008							2,200	86,438

(Footnotes appear on following page)

(Footnotes to table on previous page)

[1]	These awards consist of stock options that vest in four substantially equal installments on each of the first, second, third and fourth anniversaries of the date of grant, except for the following awards: (i) stock options granted on June 25, 2009 to Mr. Chirico, which vest in increments of 12.5%, 25.0%, 25.0%, 25.0% and 12.5% on the second, third, fourth, fifth and sixth anniversaries of the date of grant, respectively; and (ii) stock options granted on March 27, 2006 to Mr. Sirkin, which vested in installments of 15,000 shares six months after the date of grant and 60,000 shares on each of the second and third anniversaries of the date of grant.

[2]	These awards consist of restricted stock units that vest in increments of 25.0%, 25.0% and 50.0% on the second, third and fourth anniversaries of the date of grant, respectively, except for the following awards: (i) restricted stock units granted on June 25, 2009 to Mr. Chirico, which vest in increments of 8.3%, 16.7%, 33.3%, 25.0% and 16.7% on the second, third, fourth, fifth and sixth anniversaries of the date of grant, respectively (this award also required that we achieve a specific level of adjusted net income, as defined in the agreement governing these awards, for any one of the performance periods set forth in the award in order to vest; the required level of adjusted net income was achieved as of January 31, 2010); and (ii) restricted stock units granted on July 1, 2008 to Mr. Sirkin, which vest in increments of 50.0% on each of the third and fourth anniversaries of the dates of grant.

[3]	The market value of unvested restricted stock units and unvested performance shares was calculated by multiplying the number of units or shares by $39.29, the closing stock price of our Common Stock on January 29, 2010, the last business day of 2009.

[4]	These awards consist of performance shares at the threshold award level that would vest in January 2011 if the performance criteria are satisfied.

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
	Number of shares		Number of shares
	acquired	Value realized	acquired upon	Value realized
	on exercise	on exercise[1]	vesting	upon vesting[2]
Name	(#)	($)	(#)	($)

Emanuel Chirico	0	0	17,766	641,676
Michael A. Shaffer	0	0	2,433	77,330
Francis K. Duane	70,000	1,331,931	3,472	114,500
Paul Thomas Murry	0	0	2,202	77,385
Allen E. Sirkin	0	0	4,360	143,911

[1]	The value realized on exercise equals the stock price of our Common Stock on the date of exercise less the grant date exercise price, multiplied by the number of shares acquired upon exercise.

[2]	The value realized upon vesting equals the stock price of our Common Stock on the date of vesting multiplied by the number of shares vested.

PENSION BENEFITS

		Number of
		years	Present value of	Payments
		credited	accumulated	during last
		service	benefit[1]	fiscal year
Name	Plan name	(#)	($)	($)

Emanuel Chirico	Pension Plan [2,3]	15.0833	193,471	0
	Supplemental Pension Plan [2,3]	15.0833	1,641,051	0
	Capital Accumulation Program [4]	10.0000	993,064	0
Michael A. Shaffer	Pension Plan [2,3]	18.5000	142,275	0
	Supplemental Pension Plan [2,3]	18.5000	208,303	0
Francis K. Duane	Pension Plan [2,3]	10.5833	147,807	0
	Supplemental Pension Plan [2,3]	10.5833	946,115	0
	Capital Accumulation Program[4]	4.0000	542,083	0
Paul Thomas Murry	Pension Plan [2,3]	6.9167	151,434	0
	Supplemental Pension Plan [2,3]	6.9167	1,106,673	0
Allen E. Sirkin	Pension Plan [2,3]	23.0000	638,375	0
	Supplemental Pension Plan [2,3]	23.0000	3,197,974	0
	Capital Accumulation Program [4]	10.0000	2,249,541	0

[1]	Please see Note 7, “Retirement and Benefit Plans,” in the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2010 for the assumptions used in calculating the present value of the accumulated benefit. The present value of the accumulated benefit for the capital accumulation program was calculated using a settlement rate of 3.63%, which is equal to the 10-year Treasury bill rate on January 29, 2010, the last business day of 2009.

[2]	Pension Plan and Supplemental Pension Plan service credit and actuarial values are calculated as of January 31, 2010, which is the pension plan measurement date that we use for financial statement reporting purposes. Retirement age is the plan’s “normal” retirement age or the earliest time when a participant may retire without an age-based reduction.

[3]	Actuarial values are based on the RP-2000 (projected to 2010) mortality table.

[4]	Capital accumulation program credited service relates to the number of full years of vesting credit accrued by each of the applicable Named Executive Officers based on the effective date of his underlying agreement under the program. The benefit is fully vested after 10 years. Retirement age is the program’s “normal” retirement age or the earliest time when a participant may retire without an age-based reduction.

Defined Benefit Plans

Pension Plan

Our Pension Plan is a qualified defined benefit plan. This plan is open to salaried, hourly-paid clerical and retail employees with a few exceptions. Salaried employees are eligible to participate in our Pension Plan on the first day of the calendar quarter after they have completed one year of service in which they have worked at least 1,000 hours.

The benefits under our Pension Plan are generally based on a participant’s career average compensation excluding relocation pay, sign-on bonus, clothing allowance, Long-Term Incentive Plan pay and education expenses. Pre-2000 benefits for current salaried employees are based on pre-2000 last five-years’ average compensation, unless the participant’s career average compensation is greater than the last five-years’ average.

The participant’s prior service benefit and future service benefit are added together to determine the total retirement benefit from our Pension Plan. The prior service benefit is calculated by taking 1.00% of the past service compensation, plus 0.50% of the past service compensation over the Social Security average breakpoint (dollar amount determined by the year in which the participant reaches Social Security Normal Retirement Age), multiplied by the prior benefit service at January 1, 2000. The future service benefit is calculated by taking 1.00% of each year’s future service compensation, plus 0.50% of each year’s future service compensation over the Social Security covered compensation breakpoint for each year of benefit service, assuming that the total benefit service (including prior service) does not exceed 35 years.

The pension benefits are vested after completion of five years of service or, if earlier, when the participant becomes totally and permanently disabled, or reaches age 65. The benefits of each of our Named Executive Officers under the Pension Plan are fully vested and Mr. Sirkin, who is 68, is eligible to receive his pension benefits.

If a break in service occurs due to the birth or adoption of a child, or related childcare in a plan year in which a participant is credited with less than 501 hours of service, a participant will be credited with 501 hours of service to prevent a break in service. A participant will not incur a break in service due to any leave of absence in accordance with the provisions of the Family and Medical Leave Act of 1993 or on account of military duty, provided they return to work within the period in which they are entitled to re-employment under Federal law.

Pension benefits become payable on the first of the month following retirement, which is normally at age 65. Participants who have completed 10 or more years of service are eligible for early retirement, however, they must wait until they obtain age 55 before commencement of benefit payments. Participants who terminate employment prior to age 55 and have worked 10 or more years will receive reduced benefits based on the factors in the following table:

Early Retirement
Factor
Age At Commencement	55	40.00%

	56	43.00%

	57	46.00%

	58	50.00%

	59	55.00%

	60	60.00%

	61	66.00%

	62	73.00%

	63	81.00%

	64	90.00%

	65	100.00%

Messrs. Chirico, Duane and Shaffer are eligible for reduced early retirement benefits.

We will subsidize the early retirement benefit for participants who are at least age 55 and have 10 or more years of service when they retire as follows:

	Years of Service

Age At Commencement		10	11	12	13	14	15	16	17	18	19	20

	64	95.00%	95.15%	95.30%	95.45%	95.60%	95.75%	95.90%	96.05%	96.20%	96.35%	96.50%

	63	90.00%	90.30%	90.60%	90.90%	91.20%	91.50%	91.80%	92.10%	92.40%	92.70%	93.00%

	62	85.00%	85.45%	85.90%	86.35%	86.80%	87.25%	87.70%	88.15%	88.60%	89.05%	89.50%

	61	80.00%	80.60%	81.20%	81.80%	82.40%	83.00%	83.60%	84.20%	84.80%	85.40%	86.00%

	60	75.00%	75.75%	76.50%	77.25%	78.00%	78.75%	79.50%	80.25%	81.00%	81.75%	82.50%

	59	70.00%	70.90%	71.80%	72.70%	73.60%	74.50%	75.40%	76.30%	77.20%	78.10%	79.00%

	58	65.00%	66.05%	67.10%	68.15%	69.20%	70.25%	71.30%	72.35%	73.40%	74.45%	75.50%

	57	60.00%	61.20%	62.40%	63.60%	64.80%	66.00%	67.20%	68.40%	69.60%	70.80%	72.00%

	56	55.00%	56.35%	57.70%	59.05%	60.40%	61.75%	63.10%	64.45%	65.80%	67.15%	68.50%

	55	50.00%	51.50%	53.00%	54.50%	56.00%	57.50%	59.00%	60.50%	62.00%	63.50%	65.00%

	Early Retirement Factor

	Years of Service
Age At Commencement		21	22	23	24	25	26	27	28	29	30

	64	96.65%	96.80%	96.95%	97.10%	97.25%	97.40%	97.55%	97.70%	97.85%	98.00%

	63	93.30%	93.60%	93.90%	94.20%	94.50%	94.80%	95.10%	95.40%	95.70%	96.00%

	62	89.95%	90.40%	90.85%	91.30%	91.75%	92.20%	92.65%	93.10%	93.55%	94.00%

	61	86.60%	87.20%	87.80%	88.40%	89.00%	89.60%	90.20%	90.80%	91.40%	92.00%

	60	83.25%	84.00%	84.75%	85.50%	86.25%	87.00%	87.75%	88.50%	89.25%	90.00%

	59	79.90%	80.80%	81.70%	82.60%	83.50%	84.40%	85.30%	86.20%	87.10%	88.00%

	58	76.55%	77.60%	78.65%	79.70%	80.75%	81.80%	82.85%	83.90%	84.95%	86.00%

	57	73.20%	74.40%	75.60%	76.80%	78.00%	79.20%	80.40%	81.60%	82.80%	84.00%

	56	69.85%	71.20%	72.55%	73.90%	75.25%	76.60%	77.95%	79.30%	80.65%	82.00%

	55	66.50%	68.00%	69.50%	71.00%	72.50%	74.00%	75.50%	77.00%	78.50%	80.00%

	Early Retirement Factor

Mr. Murry is eligible for subsidized early retirement benefits.

Benefits under the Pension Plan become payable on the first of the month following retirement, normally at age 65, absent any election by a participant to commence the payment of benefits at a different time. Benefits are payable in one of the following ways:

◆ Life Only Annuity: If a participant is not married or married less than 12 months when payments begin and does not elect an optional payment method, he or she will receive the full amount of his or her benefit in equal monthly installments for the rest of his or her life. Payments begin on the first of the month following the retirement date. After death, no additional payments are made.

◆ 50% Joint & Survivor Annuity: If a participant is married for at least 12 months when payments begin, he or she will receive his or her benefit as a 50% Joint & Survivor Annuity absent election (and spousal consent) for an optional payment form. Under this option, a participant will receive a reduced monthly benefit during his or her lifetime. After the participant’s death, his or her spouse receives a benefit equal to 50% of the monthly benefit the participant was receiving. If the spouse dies before the participant, but after the participant begins receiving payments, the participant will continue to receive the same benefit amount during his or her lifetime and no additional payments are made after death.

◆ 100% (or 75% or 66 2/3%) Joint & Survivor Annuity: A participant will receive a reduced lifetime benefit under this option. The participant names a beneficiary and chooses the percentage of his or her benefit to continue to that individual after the participant’s death. After death, the beneficiary receives the percentage of benefit elected (100%, 75% or 66 2/3%) for the remainder of his or her life. The participant’s age at the date benefits commence, the beneficiary’s age and the percentage elected to continue after death affect the amount of the benefit received during the participant’s lifetime.

◆ Life & Period Certain Annuity: A participant will receive a reduced lifetime benefit in equal monthly installments with payments guaranteed for at least the period of time elected (between 1 and 15 years) under this option. Payments continue for the rest of the participant’s life even if he or she lives longer than the period of time elected. However, if the participant receives less than the minimum number of payments before death, the same monthly benefit continues to the beneficiary until the combined total number of installment payments are made.

◆ Full Refund Annuity: A participant will receive a reduced benefit for his or her lifetime, payable in equal monthly installments under this option. If the participant dies before receiving the full single lump sum value of his or her benefit, determined at the date he or she retires, the balance will be paid to his or her beneficiary in a single lump sum payment. In addition, payments will continue to be paid for the rest of the participant’s life, even if the guaranteed lump sum value is exceeded.

◆ Social Security Equalization: This option allows a participant to receive an increased monthly payment from the Plan initially if a participant retires early and begins receiving payments from the Plan before he or she is eligible for Social Security benefits. After Social Security benefits begin, the monthly payment from the Plan is reduced. This option does not provide any survivor benefits and, therefore, no benefit is payable after death.

Supplemental Pension Plan

Our Supplemental Pension Plan is a non-qualified defined benefit plan. Certain management and highly paid employees who are participants in our qualified Pension Plan, including our Named Executive Officers, are eligible for benefits under our Supplemental Pension Plan.

Our Supplemental Pension Plan was created in order to provide deferred compensation to those management or highly compensated employees in an effort to promote continuity of management and increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out our long range plans and securing our continued growth and financial success.

Our Supplemental Pension Plan is designed to work in conjunction with our Pension Plan. The pension benefit outlined in our Pension Plan is calculated as if there were no compensation limits under the Internal Revenue Code. The maximum benefit allowable is paid out under our Pension Plan and the balance is paid out under our Supplemental Pension Plan.

A participant in our Supplemental Pension Plan will not have any vested interest in such portion of his or her benefit under our Supplemental Pension Plan that accrues after January 1, 2007, unless the sum of his or her attained age and credited vesting years equals or exceeds 65, and while employed by us, he or she has reached age 50 and has completed at least 10 credited vesting years.

As part of the enrollment process, a participant may elect for benefits to be paid following termination in one of the following three ways:

•	In a lump sum within 60 days of termination of employment

•	In a lump sum deferred until January 1 of the year following termination of employment

•	In five equal annual installments commencing January of the year following termination of employment.

A participant may elect to change his or her benefit payment election (except in the year employment ends) but the new election must extend the commencement date of the benefit payment by at least five years.

Benefits under our Supplemental Pension Plan are unsecured and are generally payable from our general assets. Payments will be delayed if and to the extent payment within six months of the termination of employment will result in the imposition of additional taxes on the participant pursuant to Section 409A of the Internal Revenue Code. Payments delayed due to the regulations promulgated under Section 409A will accrue interest during the deferral period at the 10-year Treasury bill rate in effect on the first business day of the plan year in which the delayed payment period commences.

Capital Accumulation Program

Our capital accumulation program is a non-qualified defined benefit program that was created to retain a select group of senior executives. Under the program, participants are party to individual agreements under which participants remaining in our employ for a period of 10 years from the date they enter into their agreement are entitled to receive payments equaling a specified benefit after the termination of their employment with us. The benefit vests over a five-year period, commencing on the fifth anniversary of the execution of the underlying agreement. Interest accrues on the benefit amount once it is fully vested and the participant has reached age 55. Interest is compounded annually and is equal to the average of the 10-year Treasury bill rate on the first day of each month, until payment commences. The vested portion of the benefit (including any accrued interest) generally is paid in monthly installments over a 10-year period commencing after the participant reaches age 65.

The agreements provide that if a participant’s employment with us is terminated following a change in control (as defined), the full undiscounted value of the future payments to be made to the participant thereunder become immediately payable in a lump sum. The benefits under the capital accumulation program agreements are forfeited upon a termination of a participant’s employment for cause. Each participant’s rights are, however, subject to non-competition and non-disclosure restrictions that automatically terminate upon a change in control of the Company. Messrs. Chirico, Sirkin and Duane are each parties to an agreement with us under the capital accumulation program that provide for benefits of $2,000,000 each. Payments will be delayed if and to the extent payment within six months of the termination of employment will result in the imposition of additional taxes on the participant pursuant to Section 409A of the Internal Revenue Code. Payments delayed due to the regulations promulgated under Section 409A will accrue interest during the deferral period at a rate per annum, equal to the average of the 10-year Treasury bill rate in effect on the first day of each calendar month during the delay period.

NONQUALIFIED DEFERRED COMPENSATION1

	Executive	Registrant
	Contributions	Contributions	Aggregate	Aggregate	Aggregate
	in Last	in Last	Earnings in	Withdrawals/	Balance at
	Fiscal Year	Fiscal Year[2]	Last Fiscal Year[3]	Distributions	Last Fiscal Year[4]
Name	($)	($)	($)	($)	($)

Emanuel Chirico	45,300	22,650	103,110	0	2,249,075
Michael A. Shaffer	13,800	6,900	30,986	0	418,566
Francis K. Duane	18,000	0	57,905	0	2,127,228
Paul Thomas Murry	192,854	20,900	57,017	0	2,434,279
Allen E. Sirkin	224,558	20,650	257,016	0	4,409,385

[1]	Our sole non-qualified deferred compensation plan is our Supplemental Savings Plan.

[2]	Amounts in this column are reported in the Summary Compensation Table as “All Other Compensation” for fiscal year 2009.

[3]	Amounts in this column are not reported in the Summary Compensation Table.

[4]	Of the amounts shown in this column, the following amounts were previously reported as compensation in the Summary Compensation Table for the prior fiscal years 2008 and 2007: $451,800 for Mr. Chirico; $143,976 for Mr. Shaffer; $689,883 for Mr. Duane; $999,258 for Mr. Murry; and $715,108 for Mr. Sirkin.

Supplemental Savings Plan

Our Supplemental Savings Plan is a non-qualified defined contribution plan that was designed to work in conjunction with our AIP to provide key management employees and certain “highly compensated employees” (as defined under the Internal Revenue Code) sufficient pre-tax retirement savings opportunities. The plan is available to employees with a minimum base salary of $150,000 who are eligible for and participate in our AIP, including our Named Executive Officers.

Contributions by a participating employee are based on his or her elected deferral rate up to 25% of base pay. Deferrals are directed first to a participant’s AIP account up to the maximum amount of eligible pay available under the law. Contributions not allowed under our AIP are made instead to our Supplemental Savings Plan. Eligible pay under our Supplemental Savings Plan includes all categories of pay eligible under the AIP, as well as payouts under our Performance Incentive Bonus Plan. A participant may elect to defer up to 25% of bonus compensation into his or her Supplemental Savings Plan account.

For our Supplemental Savings Plan, we contribute an amount equal to 100% of the first 2% of total compensation contributed by an employee and an amount equal to 25% of the next 4% of total compensation contributed by such employee. For the AIP, we contribute an amount equal to 100% of the first 1% of total compensation contributed by an employee and an amount equal to 50% of the next 5% of total compensation contributed by such employee.

Our Supplemental Savings Plan is an unfunded plan. Participant contributions and our matching contributions are not invested in actual securities or maintained in an independent trust for the exclusive benefit of plan participants. Instead, for technical and tax reasons, contributions to our Supplemental Savings Plan are retained as part of our general assets, a common corporate practice. Therefore, benefits are dependent on our ability to pay them when they become due.

Participant contributions, as well as our matching contributions, are measured against the 10-year Treasury bill. These contributions accrue interest based on the rate of return for 10-year Treasury bills, as established on January 1 of each calendar year. Several of our Named Executive Officers have current “grandfathered” balances measured against our Common Stock. Although such balances are not invested in actual Common Stock, the balances are adjusted daily to reflect the fair market value of a share of our Common Stock.

A participant’s before-tax contributions in our Supplemental Savings Plan are immediately fully vested. Our matching contributions vest ratably from the second through the fifth year of employment or, if earlier, when the participant reaches age 65, dies, or becomes totally and permanently disabled.

POTENTIAL PAYMENTS UPON TERMINATION AND CHANGE IN CONTROL PROVISIONS

We maintain certain agreements, plans and programs that require us to provide compensation to our Named Executive Officers in the event of a termination of employment or a change in control. A description of these agreements, plans and programs is contained in this Proxy Statement under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards.”

The following tables disclose the potential payments upon termination of employment or change in control with respect to each of our Named Executive Officers. The assumptions used in calculating these amounts are set forth below the last table.

Emanuel Chirico

							Termination
							Without
					Termination		Cause or for
					Without Cause		Good Reason
	Voluntary				or for Good	Termination	Upon Change
	Termination at	Retirement at	Death at	Disability at	Reason at	for Cause at	in Control at
	January 31, 2010	January 31, 2010	January 31, 2010	January 31, 2010	January 31, 2010	January 31, 2010	January 31, 2010[1]

Severance value[2]	0	0	0	0	4,000,000	0	11,211,308
Performance Incentive Bonus Plan[3]	0	0	0	0	0	0	0
Long-Term Incentive Plan[4]	0	0	500,000	1,100,000	0	0	500,000
Value of “in the money” unexercisable stock options[5]	0	0	5,576,540	0	0	0	5,576,540
Value of unvested restricted stock units[6]	0	0	6,350,246	0	0	0	6,350,246
Value of unvested performance shares[7]	0	0	1,358,124	526,132	526,132	0	1,358,124
Capital accumulation program[8]	961,451	961,451	1,477,721	961,451	961,451	0	2,000,000
Welfare benefits value[9]	0	0	0	0	53,485	0	80,228
Tax gross-up10	0	0	0	0	0	0	9,063,171
Total	$961,451	$961,451	$15,262,631	$2,587,583	$5,541,068	$0	$36,139,617

Michael A. Shaffer

							Termination
							Without
					Termination		Cause or for
					Without Cause		Good Reason
	Voluntary				or for Good	Termination	Upon Change
	Termination at	Retirement at	Death at	Disability at	Reason at	for Cause at	in Control at
	January 31, 2010	January 31, 2010	January 31, 2010	January 31, 2010	January 31, 2010	January 31, 2010	January 31, 2010[1]

Severance value[2]	0	0	0	0	1,140,000	0	1,520,000
Performance Incentive Bonus Plan[3]	0	0	0	0	0	0	0
Long-Term Incentive Plan[4]	0	0	47,500	95,000	0	0	47,500
Value of “in the money” unexercisable stock options[5]	0	0	519,960	0	0	0	519,960
Value of unvested restricted stock units[6]	0	0	821,161	0	0	0	821,161
Value of unvested performance shares[7]	0	0	130,967	46,441	46,441	0	130,967
Capital accumulation program[8]	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Welfare benefits value[9]	0	0	0	0	40,114	0	53,485
Tax gross-up10	0	0	0	0	0	0	0
Total	$0	$0	$1,519,588	$141,441	$1,226,555	$0	$3,093,073

Francis K. Duane

							Termination
							Without
					Termination		Cause or for
					Without Cause		Good Reason
	Voluntary				or for Good	Termination	Upon Change
	Termination at	Retirement at	Death at	Disability at	Reason at	for Cause at	in Control at
	January 31, 2010	January 31, 2010	January 31, 2010	January 31, 2010	January 31, 2010	January 31, 2010	January 31, 2010[1]

Severance value[2]	0	0	0	0	1,920,000	0	2,560,000
Performance Incentive Bonus Plan[3]	0	0	0	0	0	0	0
Long-Term Incentive Plan[4]	0	0	80,000	160,000	0	0	80,000
Value of “in the money” unexercisable stock options[5]	0	0	611,045	0	0	0	611,045
Value of unvested restricted stock units[6]	0	0	958,676	0	0	0	958,676
Value of unvested performance shares[7]	0	0	218,714	77,441	77,441	0	218,714
Capital accumulation program[8]	0	0	1,477,721	0	0	0	2,000,000
Welfare benefits value[9]	0	0	0	0	40,114	0	53,485
Tax gross-up10	0	0	0	0	0	0	0
Total	$0	$0	$3,346,156	$237,441	$2,037,555	$0	$6,481,920

Paul Thomas Murry

							Termination
							Without
					Termination		Cause or for
					Without Cause		Good Reason
	Voluntary				or for Good	Termination	Upon Change
	Termination at	Retirement at	Death at	Disability at	Reason at	for Cause at	in Control at
	January 31, 2010	January 31, 2010	January 31, 2010	January 31, 2010	January 31, 2010	January 31, 2010	January 31, 2010[1]

Severance value[2]	0	0	0	0	2,040,000	0	2,720,000
Performance Incentive Bonus Plan[3]	0	0	0	0	0	0	0
Long-Term Incentive Plan[4]	0	0	85,000	170,000	0	0	85,000
Value of “in the money” unexercisable stock options[5]	0	0	420,560	0	0	0	420,560
Value of unvested restricted stock units[6]	0	0	531,397	0	0	0	531,397
Value of unvested performance shares[7]	0	0	174,186	61,960	61,960	0	174,186
Capital accumulation program[8]	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Welfare benefits value[9]	0	0	0	0	35,035	0	46,713
Tax gross-up10	0	0	0	0	0	0	0
Total	$0	$0	$1,211,143	$231,960	$2,136,995	$0	$3,977,856

Allen E. Sirkin

							Termination
							Without
					Termination		Cause or for
					Without Cause		Good Reason
	Voluntary				or for Good	Termination	Upon Change
	Termination at	Retirement at	Death at	Disability at	Reason at	for Cause at	in Control at
	January 31, 2010	January 31, 2010	January 31, 2010	January 31, 2010	January 31, 2010	January 31, 2010	January 31, 2010[1]

Severance value[2]	0	0	0	0	3,325,000	0	3,325,000
Performance Incentive Bonus Plan[3]	0	0	0	0	0	0	0
Long-Term Incentive Plan[4]	0	0	118,750	261,250	0	0	118,750
Value of “in the money” unexercisable stock options[5]	0	0	0	0	0	0	0
Value of unvested restricted stock units[6]	0	2,558,761	3,816,434	0	0	0	3,816,434
Value of unvested performance shares[7]	0	97,636	309,081	97,636	97,636	0	309,081
Capital accumulation program[8]	2,640,737	2,640,737	2,640,737	2,640,737	2,640,737	0	3,574,066
Welfare benefits value[9]	0	0	0	0	46,713	0	46,713
Tax gross-up10	0	0	0	0	0	0	0
Total	$2,640,737	$5,297,134	$6,885,002	$2,999,623	$6,110,086	$0	$11,190,044

1	In the event of a change in control with no termination of employment, a Named Executive Officer would be entitled to all amounts (if any) set forth in this column, except for the amounts set forth on the rows entitled Severance value, Welfare benefits value and Tax gross-up.

(Footnotes continued on following page)

(Footnotes continued from previous page)

2	Severance is calculated in accordance with the applicable Named Executive Officer’s employment agreement, and is, in each case, equal to a multiple of the sum of our Named Executive Officer’s base salary plus an amount equal to same percentage of his base salary that his target level payout was set at under the Performance Incentive Bonus Plan in respect of the fiscal year prior to the fiscal year (or in the case of Mr. Shaffer, the fiscal year) during which termination occurs. Payouts under our Long-Term Incentive Plan are also included in the calculation of Mr. Chirico’s severance payment upon a termination of employment without cause or for good reason after a change in control, in accordance with the terms of his employment agreement. For termination without cause or for good reason other than within two years after a change in control, the multiple is two for Messrs. Chirico and Sirkin and one and one half for Messrs. Duane, Murry and Shaffer. For termination without cause or good reason within two years after a change in control, the multiple is three for Mr. Chirico and two for Messrs. Duane, Murry, Sirkin and Shaffer.

3	A participant must be employed by the Company on the last day of the applicable performance cycle in order to remain eligible to receive a bonus under our Performance Incentive Bonus Plan, unless the participant dies, becomes disabled or retires, or there is a change in control, during the performance cycle. Therefore, if a termination of employment or change in control had occurred on January 31, 2010, each Named Executive Officer would have been entitled to receive his actual bonus for the performance cycle. The bonuses paid for 2009 are disclosed in “Compensation Discussion and Analysis—Short Term Incentives” and “Executive Compensation—Summary Compensation Table.”

4	As of January 31, 2010, awards had been made under our Long-Term Incentive Plan for the 2009-2010 performance cycle to each of our Named Executive Officers. In the case of disability, the amounts are based on the amount of our accruals with respect to currently anticipated payouts for such performance cycle prorated to the portion of such performance cycle actually worked by such participant. In the case of death and termination without cause or for good reason upon a change in control, the amounts are based on the amounts that would otherwise have been payable to such participant for such performance cycle if the plan level were achieved prorated to the portion of such performance cycle actually worked by such participant. In the case of retirement or termination without cause or for good reason, no amounts would be paid as less than 12 months of the performance cycle were completed.

5	Represents the value of unexercisable “in the money” stock options outstanding as of January 31, 2010, the vesting of which would accelerate upon death, a change in control or retirement. An amount of zero is included in the Retirement column for each of Messrs. Chirico, Shaffer, Duane and Murry because none of them is eligible for retirement with respect to their unexercisable stock options. The value is equal to the difference between the closing price of our Common Stock on January 29, 2010, the last business day of 2009, and the per share exercise price of each stock option that would become exercisable, multiplied by the number of shares of our Common Stock receivable upon exercise.

6	Represents the value of unvested restricted stock units as of January 31, 2010, the vesting of which would accelerate upon death, a change in control or retirement. The value is equal to the closing price of our Common Stock on January 29, 2010, the last business day of 2009, multiplied by the number of shares of our Common Stock receivable upon vesting. Mr. Sirkin is retirement eligible with respect to his unvested restricted stock units as of January 31, 2010, excluding his restricted stock unit awards granted on July 1, 2008 and certain of his restricted stock unit awards granted on June 25, 2009, which will not be subject to accelerated vesting upon retirement unless Mr. Sirkin retires on or after the date of our Annual Meeting of Stockholders in 2011.

7	As of January 31, 2010, awards of performance shares had been made under our 2006 Stock Incentive Plan for the following performance cycles: 2007-2009 and 2008-2010. All of our Named Executive Officers are included in both performance cycles.

The amounts set forth in this row represent the target or anticipated share payout levels for the 2007-2009 and 2008-2010 performance cycles, as provided below, multiplied by the closing price of our Common Stock on January 29, 2010, the last business day of 2009.

In regards to both the 2007-2009 and 2008-2010 performance cycles, in the event of disability, termination without cause or for good reason or, for Mr. Sirkin, who is retirement eligible, retirement, the amounts are based on the amount of our accruals with respect to the currently anticipated payouts for the performance cycle. However, no amounts have been accrued for the 2008-2010 performance cycle because our projected performance for the cycle is below the threshold performance level. In the event of death or a change in control (with or without an accompanying termination of employment), the amounts are based on the amounts that would otherwise have been payable to the grantee for the performance period if the plan target level were achieved. Any amounts payable in respect of the 2008-2010 performance cycle are prorated for two-thirds of the target or anticipated payout level, as the case may be, representing the portion of the relevant performance cycle actually worked by our Named Executive Officers as of January 31, 2010.

Regarding both performance cycles, an amount of zero is included in the retirement column for each of Messrs. Chirico, Shaffer, Duane and Murry because none of them is eligible for retirement.

8	Messrs. Chirico, Duane and Sirkin are our only Named Executive Officers who are parties to agreements with us under our capital accumulation program. See the discussion of the program under the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” All benefits, other than the payment to be made in connection with a change in control, are paid monthly over a 10-year period. The payouts shown include, where applicable, the interest that participants receive on the vested portion of their benefit after the date on which they are scheduled to fully vest until payment. For Mr. Chirico, interest is assumed to accrue at the 10-year Treasury bill rate on January 29, 2010, the last business day of 2009, as he is not currently eligible to receive interest on his benefit. For Mr. Sirkin, interest is assumed to accrue at the rate of 4.69% per annum, which is the average 10-year Treasury bill rate currently applicable under his agreement. The total value shown of the 120 payments is discounted to a present value using a rate of 6.35%.

(Footnotes continued on following page)

(Footnotes continued from previous page)

Amounts shown in the Voluntary Termination column represent, where applicable, a prorated portion of the total benefit for the participant, based on vesting. Mr. Chirico and Mr. Sirkin were fully vested and Mr. Duane had not vested in any portion of his benefit as of January 31, 2010.

Retirement – The capital accumulation program agreements do not specifically provide for payment upon retirement. The amounts shown in the retirement column represent the amounts payable, if any, upon voluntary termination of employment.

Amounts shown in the Death column represent the present value of the full benefit for each participant as of January 31, 2010.

Disability – The capital accumulation program agreements do not specifically provide for payment upon disability. The amounts shown in the disability column represent the amounts payable, if any, upon voluntary termination of employment.

Amounts shown in the Termination Without Cause or for Good Reason column represent, where applicable, a prorated portion of the total benefit for the participant, based on vesting. Mr. Chirico and Mr. Sirkin were fully vested and Mr. Duane had not vested in any portion of his benefit as of January 31, 2010.

Termination for Cause – We do not have any obligation to make payments to Messrs. Chirico, Duane or Sirkin in the event employment terminates for cause.

Amounts shown in the Termination Without Cause or for Good Reason Upon Change in Control column represent a lump sum payment for the full benefit for each of Messrs. Chirico, Duane and Sirkin.

Payments will be delayed if and to the extent payment within six months of the termination of employment will result in the imposition of additional taxes on the participant pursuant to Section 409A of the Internal Revenue Code. Payments delayed due to the regulations promulgated under Section 409A will accrue interest during the deferral period at a rate per annum, equal to the average of the 10-year Treasury bill rate in effect on the first day of each calendar month during the delay period.

9	The amounts shown represent the cost of welfare benefits, including medical, dental, life and disability coverage, that our Named Executive Officers would have received under their employment agreements if their employment had been terminated without cause or for good reason on January 31, 2010. Such benefits are not receivable if their employment is terminated for any other reason. Those benefits would continue for two years for Messrs. Chirico and Sirkin and one and one half years for Messrs. Duane, Murry and Shaffer, other than if the termination occurred within two years after a change in control. Those benefits would continue for three years for Mr. Chirico and two years for Messrs. Shaffer, Duane, Murry and Sirkin, if the termination occurred within two years after a change in control.

10	Our Named Executive Officers are entitled to an additional payment to restore them to the after-tax position that they would be in if the payments received by them in connection with a termination of employment without cause or for good reason within two years after a change in control are subject to excise taxes on excess parachute payments. It is projected that only Mr. Chirico would have been subject to such excise taxes if he had been terminated as of January 31, 2010.

RISK CONSIDERATIONS IN COMPENSATION PROGRAMS

Because performance-based incentives play a large role in our compensation program, we believe that it is important to ensure that these incentives do not result in our employees taking actions that may conflict with our long-term best interests. We address this issue in several ways.

     Pay Mix. We believe that base salaries are a sufficient component of total compensation. This discourages risk taking.

     Performance Metrics. The earnings goals under our Performance Incentive Bonus Plan, in which our senior executives participate, including our Named Executive Officers, are based upon budgeted earnings levels that are reviewed and approved by our Board of Directors and that we believe are attainable without the need to take inappropriate risks or make material changes to our business or strategy. The bonuses payable under the annual management bonus programs, in which certain other employees participate, are based on the same performance measures (e.g., earnings per share and/or divisional earnings) established in accordance with our Performance Incentive Bonus Plan for the senior executive to whom they report or such other measure consistent with our Performance Incentive Bonus Plan but reflecting only the part of such senior executive’s division in which the participant has responsibility. The only other bonus plan we have in which employees may receive bonuses based upon financial metrics that differ from those in our Performance Incentive Bonus Plan and our annual management bonus program provide de minimis bonuses.

     Long-Term Performance. Long-Term Incentive Plan and performance share awards, both of which have been made only to Named Executive Officers, are typically based upon our earnings per share and return on equity over three-year periods, which mitigates against the taking of short-term risks.

     Recoupment. Our Performance Incentive Bonus Plan, Long-Term Incentive Plan and 2006 Stock Incentive Plan provide for recoupment and/or cancellation of part or all of a participant’s bonuses and awards for performance cycles beginning after 2008 in the event of our restatement of financial results to correct a material error or inaccuracy resulting in whole or in part from the fraud or intentional misconduct of the participant. In the case of the 2006 Stock Incentive Plan, this recoupment and/or cancellation of a participant’s awards is limited to participants who are members of our senior executive group.

     Limit on Maximum Opportunity. There is a limit on the maximum amount that an employee can receive in connection with our Performance Incentive Bonus Plan, our annual management bonus programs, our Long-Term Incentive Plan and performance share awards. This mitigates against the risks that the employee may take.

     Equity Ownership. Because incentive compensation has a large stock component to it, the value is best realized through long-term appreciation of stockholder value, especially when coupled with our stock ownership guidelines for our Named Executive Officers, which expose our Named Executive Officers to the loss of the value of the retained equity if stock appreciation is jeopardized.

     Vesting Over Extended Periods. We believe by having incentive compensation components that are paid or vest over an extended period also mitigates against unnecessary or excessive risk taking.

The above items were identified in a risk assessment of each component of our Named Executive Officers’ compensation that was performed by our compensation consultant and presented to the Compensation Committee. We believe that the assessment is applicable to the potential risks arising in connection with compensating our other employees as well, due to the similarities between compensating our Named Executive Officers and our other employees. As a result of the risk assessment performed by our compensation consultant and the factors discussed in this section, we do not believe that there are any risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on us.

DIRECTOR COMPENSATION

Each of our non-employee directors receives an annual retainer of $40,000 for his or her services as a director, $2,000 for each Board of Directors’ meeting attended in person (plus expenses), and $1,000 for each telephonic meeting and meeting attended telephonically. In addition, each of our directors who is a member of the Audit Committee receives an additional fee of $2,500 for each committee meeting attended in person (plus expenses) and $1,250 for each meeting attended telephonically. Each of our directors who is a member of the Compensation Committee, the Nominating & Governance Committee or Corporate Social Responsibility Committee receives an additional fee of $1,500 for each committee meeting attended in person (plus expenses) and $750 for each telephonic meeting and meeting attended telephonically. The Chairman of the Audit Committee also receives an additional retainer of $10,000. The Chairpersons of the Compensation Committee, Nominating & Governance Committee and Corporate Social Responsibility Committee also receive an additional retainer of $5,000. The presiding director receives an additional retainer of $15,000. Each of our outside directors also received on June 25, 2009 a grant of 3,700 restricted stock units of our Common Stock for his or her services as a director.

Our non-employee directors generally do not receive any benefits or perquisites, other than discounts to our retail stores available to all employees.

Our non-employee directors are required to own Common Stock with a value equal to five times the annual cash retainer payable to directors. Non-employee directors have five years from the later of May 1, 2008 or the date of their election as directors to attain this ownership level. All of our non-employee directors who were elected at the 2009 Annual Meeting of Stockholders are in compliance with this guideline as of the date of this Proxy Statement, although compliance is not required for another three years.

	Fees Earned or	Stock	Option	All Other
	Paid in Cash[1]	Awards[2,3]	Awards[3]	Compensation	Total
Name	($)	($)	($)	($)	($)

Mary Baglivo	61,250	105,302	0	0	166,552
Edward H. Cohen	72,250	105,302	0	0	177,552
Joseph B. Fuller	64,000	105,302	0	0	169,302
Margaret L. Jenkins	59,000	105,302	0	0	164,302
Bruce Maggin	82,250	105,302	0	0	187,552
V. James Marino	58,000	105,302	0	0	163,302
Henry Nasella	82,000	105,302	0	0	187,302
Rita M. Rodriguez	76,000	105,302	0	0	181,302
Craig Rydin	61,250	105,302	0	0	166,552

1	The fees earned or paid in cash to the directors consist of the following:

	Annual	Board of	Committee	Committee	Presiding
	Director	Director	Chair	Meeting	Director
	Fees	Meeting Fees	Fees	Fees	Fee	Total
	($)	($)	($)	($)	($)	($)

Mary Baglivo	40,000	13,000	0	8,250	0	61,250
Edward H. Cohen	40,000	13,000	0	19,250	0	72,250
Joseph B. Fuller	40,000	13,000	5,000	6,000	0	64,000
Margaret L. Jenkins	40,000	13,000	0	6,000	0	59,000
Bruce Maggin	40,000	13,000	10,000	19,250	0	82,250
V. James Marino	40,000	12,000	0	6,000	0	58,000
Henry Nasella	40,000	13,000	5,000	9,000	15,000	82,000
Rita M. Rodriguez	40,000	13,000	3,750	19,250	0	76,000
Craig Rydin	40,000	13,000	0	8,250	0	61,250

(Footnotes continued on following page)

(Footnotes continued from previous page)

2	The Stock Awards column represents the aggregate grant date fair value of restricted stock units granted to our directors in 2009. Restricted stock units were the only stock-based awards granted to our directors in 2009. The fair value of restricted stock units is equal to $28.46, the closing price of our Common Stock on the date of grant, multiplied by the number of restricted stock units granted to each director.

3	The number of options and restricted stock units outstanding for each of our directors as of January 31, 2010 was as follows:

	Option	Stock
	Awards	Awards
	(#)	(#)

Mary Baglivo	0	6,920
Edward H. Cohen	48,000	8,660	(a)
Joseph B. Fuller	60,000	8,660	(a)
Margaret L. Jenkins	2,500	6,920
Bruce Maggin	60,000	7,660	(b)
V. James Marino	0	6,920
Henry Nasella	20,000	8,660	(a)
Rita M. Rodriguez	20,000	6,920
Craig Rydin	10,000	7,920	(c)

(a)	Settlement of 1,740 of these outstanding awards has been deferred, pursuant to the director’s election, as permitted under our 2006 Stock Incentive Plan.

(b)	Settlement of 740 of these outstanding awards has been deferred, pursuant to the director’s election, as permitted under our 2006 Stock Incentive Plan.

(c)	Settlement of 1,000 of these outstanding awards has been deferred, pursuant to the director’s election, as permitted under our 2006 Stock Incentive Plan.

TRANSACTIONS WITH RELATED PERSONS

Public issuers, such as us, must disclose certain transactions with “related persons” under a rule of the SEC. These are transactions, subject to certain exceptions, in which we are a participant where the amount involved exceeds $120,000, and

•	a current director or executive officer;

•	a person who during our most recently completed fiscal year served as a director or executive officer;

•	a nominee for director;

•	or holder of more than 5% of our Common Stock or Series A convertible preferred stock; or

•	an immediate family member of any of the foregoing persons

has a direct or indirect material interest. We have been participants in the following transactions that are required to be disclosed in this Proxy Statement pursuant to the referenced SEC rule:

•	David Sirkin, the son of Allen E. Sirkin, our President and Chief Operating Officer, has worked for us since July 2007. David Sirkin is employed as Senior Vice President, Sales and Marketing of Neckwear in our Dress Furnishings Group and was paid $281,250 for 2009.

•	In March 2010, we entered into a Securities Purchase Agreement with LNK Partners, pursuant to which we agreed, among other things, to sell to such investors 4,000 shares of our Series A convertible preferred stock for an aggregate purchase price of $100.0 million, to reimburse the investors’ reasonable legal fees and expenses, subject to an agreed-upon cap, and to pay to PVH Investment Holdings, LLC a commitment fee of $1.0 million and a transaction fee of $4.0 million. David A. Landau, one of our directors, is the sole owner and sole managing member of LNK Partners’ ultimate general partner and is the sole owner of PVH Investment Holdings, LLC. Other than by virtue of Mr. Landau’s control of both LNK Partners and PVH Investment Holdings, LLC, PVH Investment Holdings, LLC is not affiliated with LNK Partners or any of our “related persons” described above. Mr. Nasella is a limited partner of the general partner and has a less than 1% indirect capital commitment to, and Mr. Cohen is a limited partner in, LNK Partners.

•	In March 2010, we entered into a Securities Purchase Agreement with MSD Brand, pursuant to which we agreed, among other things, to sell to MSD Brand 4,000 shares of our Series A convertible preferred stock for an aggregate purchase price of $100.0 million, and to reimburse MSD Brand’s reasonable legal fees and expenses, subject to an agreed-upon cap.

•	In May 2010, we completed the acquisition of Tommy Hilfiger for €1.924 billion in cash and approximately 8,200,000 shares of Common Stock. Affiliates of Apax Partners, L.P., of which Christian Stahl, one of our directors, is a partner, were significant shareholders of Tommy Hilfiger and received an aggregate of approximately €1.148 billion in cash and 5,463,435 shares of Common Stock. Fred Gehring, one of our directors and the Chief Executive Officer of Tommy Hilfiger and of our international operations, was also an indirect shareholder of Tommy Hilfiger. In exchange for Mr. Gehring’s ownership interest in Tommy Hilfiger, we paid €70,597,408 in cash and issued 1,402,371 shares of Common Stock (all of which shares are currently held in escrow pursuant to the terms of various agreements entered into in connection with the acquisition). Mr. Gehring’s portion of the purchase price, which includes a portion allocable to his daughters, is currently held through Cinquecento. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding the beneficial ownership of the shares of Common Stock owned by the Apax affiliates, Mr. Gehring and Cinquecento.

•	Paul Gehring, the brother of Mr. Gehring, is the owner of Gehring & Heijdenrijk B.V., a picture framing business, which is a vendor to TH Retail and TH Creative Services, divisions of Tommy Hilfiger. Tommy Hilfiger has paid €298 and €144,822 for its fiscal years ended March 31, 2009 and 2010, respectively, to Gehring & Heijdenrijk B.V. for goods and services provided to TH Retail and TH Creative Services. Gehring & Heijdenrijk B.V. was selected as a vendor in 2009 by TH Retail and TH Creative Services pursuant to a competitive tender process. We intend to continue purchasing goods and services from Gehring & Heijdenrijk B.V. going forward.

The Audit Committee’s charter requires that the Committee review and approve all transactions between us and any director or executive officer that will, or is reasonably likely to require disclosure under the SEC’s rules referred to above. In determining whether to approve any such transaction, the Committee will consider the following factors, among others, to the extent relevant to the transaction:

•	whether the terms of the transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related person;

•	whether there are business reasons for the Company to enter into the transaction;

•	whether the transaction would impair the independence of an outside director; and

•	whether the transaction would present an improper conflict of interest for a director or executive officer, taking into consideration such factors as the Committee deems relevant, such as the size of the transaction, the overall financial position of the individual, the direct or indirect nature of the individual’s interest in the transaction and the ongoing nature of any proposed relationship.

Additionally, under our Code of Business Conduct & Ethics and Conflict of Interest Policy, our directors and our employees, including our executive officers, have a duty to report all potential conflicts of interests, including transactions with related persons. We have established procedures for reviewing and approving disclosures under the policy, and all disclosures are also discussed annually with the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mary Baglivo, Henry Nasella and Craig Rydin were members of the Compensation Committee for the entirety of 2009. No other person served as a member of the Committee during our fiscal year ended January 31, 2010. There were no interlocks or relationships involving any of the individuals who served on the Committee during 2009 that are required to be disclosed under the SEC’s rules or the SEC’s proxy regulations.

AUDIT COMMITTEE REPORT

The Company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors audit the Company’s financial statements and express an opinion on the financial statements based on their audit. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors.

As part of its oversight of the Company’s financial statements and reporting process, the Audit Committee has met and held discussions with Company management, the Company’s internal auditing staff and Ernst & Young LLP, the Company’s independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Committee concerning independence, and has discussed with the independent auditors the auditors’ independence from the Company and its management. The Committee has also considered whether the independent auditors’ provision of other non-audit services to the Company is compatible with the auditors’ independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended January 31, 2010, as filed with the SEC. The Committee also has recommended, subject to stockholder approval, the selection of the Company’s independent auditors.

The members of the Audit Committee reviewed on a quarterly basis the Company’s earnings releases and, as applicable, its Quarterly Reports on Form 10-Q, Annual Report on Form 10-K, and earnings guidance issued outside of quarterly earnings releases. In addition, the Committee met quarterly with Company management and the Company’s independent auditors to discuss the earnings releases, as well as when needed in conjunction with earnings guidance issued other than in quarterly earnings releases.

Audit Committee

Bruce Maggin, Chairman
Edward H. Cohen
Rita M. Rodriguez

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of January 31, 2010 with respect to shares of our Common Stock that may be issued under our existing equity compensation plan — our 2006 Stock Incentive Plan — as well as under our 1997 Stock Option Plan, 2000 Stock Option Plan and 2003 Stock Option Plan. The 1997, 2000 and 2003 Option Plans have been terminated, so no further option grants may be made thereunder, but valid options to purchase shares of Common Stock granted thereunder are still outstanding and governed by the provisions of those plans. All of the foregoing plans were approved by our stockholders and we have no equity compensation plans that were not approved by our stockholders.

Number of securities
remaining available for
	Number of securities to be		Weighted average		future issuance under
	issued upon exercise of		exercise price of		equity compensation plans
	outstanding options,		outstanding options,		(excluding securities
	warrants and rights		warrants and rights		reflected in Column (a))
Plan category	(a)		(b)		(c)

Equity compensation plans approved by security holders	4,439,221	[1]	$24.57	[2]	4,831,689

Equity compensation plans not approved by security holders	—		—		—

	4,439,221		$24.57		4,831,689

1	Consists of (a) 734,362 shares of Common Stock underlying restricted stock units, (b) 89,050 shares of Common Stock underlying performance shares and (c) 3,615,809 shares of Common Stock underlying stock options.

2	Excluding the restricted stock units and performance stock, the weighted average exercise price is $30.16.

RATIFICATION OF THE APPOINTMENT OF AUDITORS

The Audit Committee has selected Ernst & Young LLP, independent auditors, as our auditors for the fiscal year ending January 30, 2011. Although stockholder ratification of the Audit Committee’s selection is not required, the Board of Directors considers it desirable for our stockholders to pass upon the selection of auditors and, if the stockholders disapprove of the selection, intends to request the Audit Committee to reconsider the selection of auditors for the fiscal year ending January 29, 2012, since it would be impracticable to replace our auditors so late into our current fiscal year.

It is expected that representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of the auditors. Proxies received in response to this solicitation will be voted FOR the ratification of the appointment of the auditors unless otherwise specified in a proxy.

Fees Paid to Auditors

The following table sets forth the aggregate fees billed by Ernst & Young LLP, the member firms of Ernst & Young LLP, and their respective affiliates for professional services rendered to us for the audit of our annual financial statements for the fiscal years ended January 31, 2010 and February 1, 2009, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years, and for other services rendered on our behalf during those fiscal years. All of such fees were pre-approved by the Audit Committee.

	2009	2008

Audit Fees[1]	$1,546,000	$1,626,000

Audit-Related Fees[2]	$71,000	$235,000

Tax Fees[3]	$43,000	$121,000

All Other Fees	—	—

1	Consists of fees for professional services performed for the audit of our annual financial statements, the audit of internal control over financial reporting in conjunction with the audit of our annual consolidated financial statements and reviews of financial statements included in our Quarterly Reports on Form 10-Q. Audit fees also include services that are normally provided in connection with statutory filing requirements.

2	Includes fees that are related to audit or review of our consolidated financial statements, including consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

3	Includes fees for services to assist us in the preparation of our tax returns and for the provision of tax advice.

The Audit Committee’s charter requires the Committee to pre-approve at its meetings all audit and non-audit services provided by our outside auditors. The charter permits the Committee to delegate to any one or more of its members the authority to grant such pre-approvals. Any such delegation of authority may be subject to any rules or limitations that the members deem appropriate. The decision to pre-approve any services made by any member to whom authority has been so delegated must be presented to the full Committee at its next meeting.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any proposal of an eligible stockholder intended to be presented at the 2011 Annual Meeting of Stockholders must be received by us for inclusion in our Proxy Statement and form of proxy relating to that meeting on or before January 7, 2011. The proxy or proxies designated by the Board of Directors will have discretionary authority to vote on any matter properly presented by a stockholder for consideration at the 2011 Annual Meeting of Stockholders but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by us on or before March 23, 2011 and certain other conditions of the applicable rules of the SEC are satisfied. Stockholder proposals should be directed to the Secretary of the Company at the address set forth on the following page.

MISCELLANEOUS

The Board of Directors does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than that set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

We will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material that may be sent to stockholders in connection with this solicitation. Solicitation may be made by mail, telephone, telegraph and/or personal interview. We may reimburse persons holding shares in their names or in the names of nominees for their expense in sending proxies and proxy material to their principals. In addition, Georgeson Shareholder, which is retained by us on an annual basis, will aid in the solicitation of proxies for the meeting for a fee of $7,500 plus expenses.

Copies of our Annual Report on Form 10-K for our fiscal year ended January 31, 2010, excluding the exhibits thereto but including certain additional information, are being mailed to our stockholders together with this Proxy Statement. The Annual Report on Form 10-K, together with such additional information, comprise our Annual Report to Stockholders. If you want to save us the cost of mailing more than one annual report to the same address, please send your written request to the Secretary of the Company at the address indicated below to discontinue mailing a duplicate copy to the account or accounts selected by you.

Stockholders and other interested parties may send communications to the Board of Directors (or specified group of individual directors, such as the non-management directors and the director who presides over the sessions of non-management directors). Any such communication should be addressed to the Board (or individual director) in care of the Secretary of Phillips-Van Heusen Corporation, 200 Madison Avenue, New York, New York 10016-3903.

By order of the Board of Directors,

Mark D. Fischer
Secretary

New York, New York
May 24, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PHILLIPS-VAN HEUSEN CORPORATION
200 Madison Avenue
New York, New York 10016-3903
     EMANUEL CHIRICO and MARK D. FISCHER, or either of them, with the power of substitution, are hereby authorized to represent the undersigned and to vote all shares of the Common Stock of PHILLIPS-VAN HEUSEN CORPORATION held by the undersigned at the Annual Meeting of Stockholders to be held in New York, New York, on June 24, 2010, and any adjournments thereof, on the matters printed on the reverse side.
     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If this Proxy is executed but no directions are given, this Proxy will be voted:
•	FOR the election of all of the nominees for director; and

•	FOR the ratification of auditors.
(Continued, and to be dated and signed on the other side.)
PHILLIPS-VAN HEUSEN CORPORATION
P.O. BOX 3550
SOUTH HACKENSACK, NEW JERSEY 07606-9250

     The Board recommends a vote FOR proposals 1 and 2:

1.	Election of the nominees for director listed below:	FOR all nominees ☐ listed below	WITHHOLD AUTHORITY to ☐ vote for all nominees listed below	EXCEPTIONS* ☐

NOMINEES:	MARY BAGLIVO, EMANUEL CHIRICO, EDWARD H. COHEN, JOSEPH B. FULLER, FRED GEHRING,
MARGARET L. JENKINS, DAVID LANDAU, BRUCE MAGGIN, V. JAMES MARINO, HENRY NASELLA,
RITA M. RODRIGUEZ, CRAIG RYDIN and CHRISTIAN STAHL.

(Instruction: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)
     * Exceptions:________________________________________________________________________________________________

2.	Ratification of auditors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
Address change
and/or comments ☐
Note: The signature should agree with the name on your stock certificate. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.
Dated: _________, 2010
___________________________________________________
Signature
___________________________________________________
Signature, if held jointly
To vote, fill in (x) with black or blue ink only. ☒